UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

The Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CARDIODYNAMICS INTERNATIONAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common stock, no par value (“Common Stock”), of CardioDynamics International Corporation (“CardioDynamics”)

(2)	Aggregate number of securities to which transaction applies:

(i) 7,396,370 shares of CardioDynamics Common Stock outstanding as of June 15, 2009 (includes restricted shares); and

(ii) 90,050 options to purchase shares of CardioDynamics Common Stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$1.35 per share of CardioDynamics Common Stock(a)

(4)	Proposed maximum aggregate value of transaction:

$10,041,723.25(a)

(a)	Based on: (i) 7,396,370 shares of CardioDynamics Common Stock outstanding and (ii) options to purchase 90,050 shares of CardioDynamics Common Stock with an exercise price less than $1.35 per share. The filing fee was determined by adding (x) the product of (i) the number of shares of CardioDynamics Common Stock that are proposed to be acquired in the merger and (ii) the merger consideration of $1.35 in cash per share of CardioDynamics Common Stock, plus (y) $56,623.75 expected to be paid to holders of stock options with an exercise price of less than $1.35 per share to purchase shares of CardioDynamics Common Stock in exchange for cancellation of such options ((x) and (y) together, the “Total Consideration”). The payment of the filing fee, calculated in accordance with Exchange Act Rule 0-11(c)(1), was calculated by multiplying the Total Consideration by $0.00005580.

(5)	Total fee paid:

$560.39

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Preliminary Proxy – Subject to Completion

CARDIODYNAMICS INTERNATIONAL CORPORATION

6175 Nancy Ridge Drive, Suite 300

San Diego, California 92121

Dear Shareholder:

The Board of Directors of CardioDynamics International Corporation has approved a merger in which CardioDynamics will be acquired by SonoSite, Inc. for $1.35 per share in cash.

We cordially invite you to attend a special meeting of shareholders of CardioDynamics, which will be held at our corporate headquarters located at 6175 Nancy Ridge Drive, Suite 300, San Diego, California 92121, on [            ], [            ], 2009 at [    ]:00 a.m. local time. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement, dated as of June 9, 2009, by and among CardioDynamics, SonoSite and Canada Acquisition Corp., a wholly owned subsidiary of SonoSite.

If CardioDynamics’ shareholders approve the merger agreement and the merger is completed, CardioDynamics will become a wholly owned subsidiary of SonoSite, and you will be entitled to receive $1.35 in cash, without interest, for each share of our common stock that you own (unless you have properly exercised your dissenters’ rights in accordance with California law).

On June 8, 2009, our Board of Directors (other than Dr. Richard O. Martin, who was recused due to his relationship with SonoSite) unanimously (i) determined that the merger and merger agreement are fair to, and in the best interests of, our shareholders and (ii) approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. Our Board of Directors recommends that you vote “FOR” the approval of the merger agreement.

The accompanying proxy statement provides you with information about the proposed merger and the special meeting. We encourage you to read the entire proxy statement carefully.

YOUR VOTE IS VERY IMPORTANT. The merger cannot be completed unless the merger agreement is approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Whether or not you expect to attend the special meeting in person, please sign and return the enclosed proxy card. If you attend the special meeting and desire to vote in person, you may do so even though you have previously sent a proxy. The failure to vote will have exactly the same effect as voting against the approval of the merger agreement.

If your shares are held in “street name” by your broker, your broker will be unable to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker which may include voting electronically on the internet or by telephone. Failure to instruct your broker to vote your shares will have exactly the same effect as voting against the approval of the merger agreement.

On behalf of the Board of Directors,

Michael K. Perry

Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed on the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated [                    ], 2009 and is first being mailed to shareholders on or about [                    ], 2009.

CARDIODYNAMICS INTERNATIONAL CORPORATION

6175 Nancy Ridge Drive, Suite 300

San Diego, California 92121

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held [                 ], 2009

A special meeting of shareholders of CardioDynamics International Corporation, a California corporation (“CardioDynamics”), will be held at our corporate headquarters located at 6175 Nancy Ridge Drive, Suite 300, San Diego, California 92121, on [            ], [                 ], 2009 at [    ]:00 a.m. local time, to consider and act upon the following matters:

1.	To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated June 9, 2009, entered into by and among CardioDynamics, SonoSite, Inc., a Washington corporation (“SonoSite”) and Canada Acquisition Corp., a California corporation and wholly owned subsidiary of SonoSite (“Merger Sub”). Pursuant to the merger agreement, Canada Acquisition Corp. will be merged with and into CardioDynamics, with CardioDynamics surviving the merger and becoming a wholly owned subsidiary of SonoSite. Upon completion of the merger, each share of our common stock issued and outstanding immediately prior to the completion of the merger, other than shares held by a shareholder who perfects dissenters’ rights in accordance with California law, will automatically be cancelled and converted into the right to receive $1.35 in cash, without interest. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement.

2.	To approve the postponement or adjournment of the special meeting, if necessary, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

On June 8, 2009, our Board of Directors (other than Dr. Richard O. Martin, who was recused due to his relationship with SonoSite) unanimously (i) determined that the merger and merger agreement are fair to, and in the best interests of, our shareholders and (ii) approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. Our Board of Directors recommends that you vote “FOR” the approval of the merger agreement.

Shareholders of record at the close of business on [                 ], 2009 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. The accompanying proxy statement provides you with important information about the proposed merger and the special meeting.

CardioDynamics shareholders who do not vote in favor of approval of the merger agreement will have the right to dissent and seek appraisal of the fair value of their shares if the merger is completed, but only if they perfect their dissenters’ rights by complying with all of the required procedures under California law. See “Dissenters’ Rights” beginning on page [    ] of the accompanying proxy statement and Appendix C to the proxy statement.

YOUR VOTE IS VERY IMPORTANT. The merger cannot be completed unless the merger agreement is approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Whether or not you expect to attend the special meeting in person, please sign and return the enclosed proxy card. If you attend the special meeting and desire to vote in person, you may do so even though you have previously sent a proxy. The failure to vote will have exactly the same effect as voting against the approval of the merger agreement.

If your shares are held in “street name” by your broker, your broker will be unable to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker which may include voting electronically on the internet or by telephone. Failure to instruct your broker to vote your shares will have exactly the same effect as voting against the approval of the merger agreement.

By Order of the Board of Directors,

San Diego, California	Michael K. Perry
Dated: [ ], 2009	Chief Executive Officer

i

ii

SUMMARY

This summary highlights selected information from this proxy statement with respect to the special meeting and the merger, and it may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its appendices and the documents referred to or incorporated by reference in this proxy statement. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information.”

In this proxy statement, the terms “we,” “us,” “our,” “CardioDynamics” and “the Company” refer to CardioDynamics International Corporation and our subsidiaries. We refer to SonoSite, Inc. as “SonoSite” and Canada Acquisition Corp. as “Merger Sub.” We refer to Cain Brothers & Company, LLC as “Cain Brothers.” We refer to the Agreement and Plan of Merger, dated as of June 9, 2009, by and among CardioDynamics, SonoSite and Merger Sub as the “merger agreement.”

•	The Parties (page 12)

CardioDynamics. CardioDynamics is a California corporation headquartered in San Diego, California. We are the innovator and leader of an important medical technology called BioZ® impedance cardiography (“ICG”). We develop, manufacture and market noninvasive BioZ ICG products. Our BioZ ICG systems are being used by physicians around the world to help battle the number one killer of men and women – cardiovascular disease.

SonoSite and Merger Sub. SonoSite is a Washington corporation headquartered in Bothell, Washington. SonoSite is the innovator and world leader in hand-carried ultrasound. Headquartered near Seattle, SonoSite has ten subsidiaries and a global distribution network in over 100 countries. SonoSite’s small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high performance ultrasound to the point of patient care. SonoSite employs approximately 700 people worldwide. Merger Sub is a California corporation and a wholly owned subsidiary of SonoSite formed for purposes of the merger.

•	The Merger (pages 16-31).

We are asking our shareholders to consider and vote upon a proposal to approve the merger agreement which provides for the acquisition of CardioDynamics by SonoSite. The Board of Directors is providing this proxy statement and the accompanying form of proxy to holders of CardioDynamics common stock in connection with the solicitation of proxies for use at the special meeting of shareholders to approve the merger.

The full text of the merger agreement is attached as Appendix A to this proxy statement. We urge you to read the merger agreement carefully and in its entirety. If the merger is approved by our shareholders and the transaction closes as contemplated, CardioDynamics will become a wholly owned subsidiary of SonoSite, and you will be entitled to receive $1.35 in cash, without interest and less any required tax withholding, for each share of our common stock that you own, and:

¡	you will no longer have any interest in our future earnings or growth;

¡	we will no longer be a public company;

¡	our common stock will no longer be traded on the Nasdaq; and

¡	we may no longer be required to file periodic and other reports with the SEC.

•	Reasons for the Merger (page 18).

The Board of Directors believes that the merger represents the best opportunity for our shareholders to realize near-term cash liquidity in their investment in CardioDynamics at a premium to current market price of our common stock. In assessing the proposed merger, management evaluated the past performance and future potential of CardioDynamics as a stand-alone entity. Among the factors that contributed to the recommendation by the Board to approve the merger are:

¡	the price SonoSite was willing to pay for each outstanding share of our common stock;

¡	the fairness opinion received from Cain Brothers;

¡	the extensive process that the Board, management and Cain Brothers had engaged in to explore a potential sale of the Company and the number of parties that determined not to pursue such a transaction;

¡	the challenges we face as a small company with limited capital and the limitations on our ability to grow as an independent entity;

¡	the deteriorating trading price of our stock and challenge to maintain the Nasdaq listing requirements for minimum bid price;

¡

the likelihood that CardioDynamics would face difficulty in refinancing our outstanding convertible debt when that indebtedness becomes due in April 2011, given the current market environment for raising capital;

¡	continuing uncertainty in achieving appropriate levels of third-party reimbursement for CardioDynamics’ products and the impact of that uncertainty on product sales; and

¡	the time and expense that must be devoted to compliance as a function of CardioDynamics being a public reporting company.

As our shareholders know, we have sustained 18 consecutive quarters of negative operating and pre-tax income. There is no assurance how long we will be able to sustain our operations at their current level. It is important for our shareholders to note that if the merger is terminated in circumstances that would require us to pay SonoSite the termination fee of $750,000 and reimburse SonoSite and Merger Sub for their actual expenses up to an additional $750,000, as further described below in the section entitled “The Merger – Termination Fees,” these payments could cause significant liquidity and long-term financial viability issues for CardioDynamics.

Given the long-term liquidity, product sale and reimbursement issues we face, we urge our shareholders carefully to consider the impact on CardioDynamics and the value of our common stock if the merger agreement is not approved and we are required to pay SonoSite and Merger Sub the termination fee and reimbursement of expenses, either because the merger agreement is not approved by our shareholders or because the merger agreement is terminated for other circumstances. Based on all of the foregoing and such other factors as the Board may have deemed appropriate, the Board believes that the merger represents the best opportunity for our shareholders.

•	Recommendation of the Board of Directors (page 19).

Our Board of Directors (other than Dr. Martin, who was recused due to his relationship with SonoSite) believes that the terms of the merger are fair to and in the best interest of CardioDynamics and our shareholders, and has unanimously voted to approve the terms of the merger agreement and the transactions contemplated thereby. Our Board recommends that you vote “FOR” the approval of the merger agreement.

•	Fairness Opinion of Board’s Financial Advisor (pages 19-25).

In deciding whether to approve the merger agreement, our Board of Directors obtained and considered the opinion of CardioDynamics’ financial advisor, Cain Brothers, that, as of the date of the opinion and subject to the assumptions, limitations and qualifications contained in the opinion, the $1.35 per share merger consideration to be received by holders of shares of our common stock in the merger was fair, from a financial point of view, to such holders.

The full text of this opinion is attached as Appendix B to this proxy statement. We urge you to read the opinion of Cain Brothers carefully and in its entirety. The opinion was provided for the information and assistance of our Board in connection with the Board’s consideration of the merger. The opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to any matter relating to the merger.

•	Source and Amount of Funds for the Merger (page 25).

The total net amount of funds required to complete the merger and the related transactions, including repaying in full our 8% Convertible Subordinated Notes, is anticipated to be approximately $12.3 million. SonoSite expects to provide the funds to finance the merger from its existing cash balances.

•	Treatment of Stock Options (page 26).

In the merger, all holders of outstanding stock options to purchase shares of our common stock will receive in cash the excess, if any, of $1.35 over the applicable per share exercise price for each stock option held (whether vested or unvested), less any required tax withholding. Stock options that have a per share exercise price equal to or exceeding the $1.35 per share merger consideration will be cancelled and the holder will receive no payment or other distribution.

•	Treatment of Restricted Shares (page 26).

In the merger, the holders of outstanding restricted shares of our common stock, other than shares held by six of our employees who were required to execute a Transitional Employment Agreement with SonoSite in connection with the merger agreement, will receive $1.35 for each restricted share of common stock held (whether vested or unvested), less any required tax withholding. The shares of restricted stock held by those transitional employees will convert into the right to receive $1.35 per share cash for their restricted shares, payable subject to the same vesting schedule as originally applied for the restricted shares, but if the transitional employee remains employed with SonoSite for three months following the merger, the cash merger consideration will immediately vest and be released to the employee.

•	Interests of Directors and Executive Officers in the Merger (pages 25-30).

In considering the recommendation of our Board of Directors that you vote in favor of the proposal to approve the merger agreement, you should be aware that certain of our directors and executive officers may have interests in the merger that are different from, or are in addition to, the interests of CardioDynamics and our shareholders generally. These interests may create a potential conflict of interest and may be perceived to have affected their decision to support or approve the merger. Our Board of Directors was aware of these potential conflicts of interest during its deliberations on the merits of the merger and in making its decision to approve the merger agreement, the merger and the related transactions. These interests include accelerated vesting of and payment for stock options and restricted stock held by certain directors and executive officers, the receipt of severance benefits in the event of employment termination on or following the consummation of the merger pursuant to Change of Control Agreements and Transitional Employment Agreements, voting agreements entered into in connection with the merger agreement, and continuation of indemnification rights and coverage under our directors’ and officers’ liability insurance policies. CardioDynamics shareholders should be aware of these interests when consideration of Board of Directors’ recommendation to approve the merger agreement.

•	Material U.S. Federal Income Tax Consequences (pages 30-31).

In general, your receipt of the merger consideration will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, you will generally recognize capital gain or loss equal to the difference, if any, between the amount of cash received pursuant to the merger and your adjusted basis in the shares surrendered. However, the tax consequences of the merger to you will depend upon your own particular circumstances. You should consult your tax advisor in order to fully understand how the merger will affect you.

•	Governmental and Regulatory Approvals (page 31).

Except for providing this proxy statement, the merger is not subject to any federal or state regulatory requirements that must be complied with or approval that must be obtained.

•	Dissenters’ Rights of Appraisal (pages 44-46).

Any shareholder who does not vote in favor of the merger and remains a holder of CardioDynamics common stock at the effective time of the merger may, by complying with the procedures set forth in Chapter 13 of the California General Corporation Law and sending us a written demand for appraisal, be entitled to seek appraisal of the fair value of their shares as determined by the proper California superior court. Dissenters’ rights are contingent upon consummation of the merger. See also Appendix C – Chapter 13, California General Corporation Law (Dissenters’ Rights).

•	Anticipated Closing of the Merger (page 31) .

We intend to complete the closing of the merger promptly after all of the conditions to completion of the merger are satisfied or waived, including the approval of the merger agreement by our shareholders. We currently expect the merger to be completed shortly following the special meeting of shareholders. We will issue a press release and letters of transmittal for your use once the merger has been completed.

•	The Special Meeting (pages 12-15).

Date, Time and Place. A special meeting of our shareholders will be held on [                 ], 2009, at [    ]:00 a.m. local time, at our corporate headquarters located at 6175 Nancy Ridge Drive, Suite 300, San Diego, California 92121, to consider and vote upon a proposal to approve the merger agreement and related transactions and to postpone or adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

Record Date; Stock Entitled to Vote. You are entitled to vote at the special meeting if you owned shares of our outstanding common stock at the close of business on [                 ], 2009, the record date for the special meeting. You will have one vote for each share of common stock you owned at the close of

business on the record date. As of the record date, there were [            ] shares of our common stock outstanding and entitled to be voted at the special meeting.

•	Vote Required; Voting Agreements (pages 13 and 30).

Under California law, assuming a quorum is present, the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting is necessary to adopt the merger agreement. The affirmative vote of the majority of the votes cast is required to approve the proposal to postpone or adjourn the meeting, if necessary, to solicit additional proxies. In connection with the merger agreement, certain of our directors and executive officers, in their capacities as our shareholders, have entered into voting agreements with SonoSite pursuant to which each of those shareholders agreed, among other things, to vote their shares of our common stock in favor of approval of the merger agreement and the merger transaction and against any proposal made in opposition to the merger. As of the record date, these persons owned and are entitled to vote, in the aggregate, 703,838 shares of our common stock, which represented approximately 9.5% of our outstanding common stock.

•	Additional Information (page 52).

You can find more information about CardioDynamics in the periodic reports and other information we file with the U.S. Securities and Exchange Commission (the “SEC”). The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at http://www.sec.gov. For a more detailed description of the additional information available, please see the section entitled “Where You Can Find More Information.”

CARDIODYNAMICS INTERNATIONAL CORPORATION

PROXY STATEMENT FOR THE SPECIAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Who is soliciting my proxy?

A:	The Board of Directors of CardioDynamics.

Q:	Where and when is the special meeting of shareholders?

A:	The special meeting of shareholders of CardioDynamics will be held at our corporate offices located at 6175 Nancy Ridge Drive, Suite 300, San Diego, California 92121, on [ ], 2009 at [ ]:00 a.m. local time.

Q:	What am I voting on?

A:	You are voting on the following two proposals:

1.	To approve the merger agreement, pursuant to which Merger Sub will be merged with and into CardioDynamics, with CardioDynamics surviving as a wholly owned subsidiary of SonoSite.

2.	To approve the postponement or adjournment of the special meeting, if necessary, to solicit additional proxies.

Q:	How does CardioDynamics’ Board of Directors recommend that I vote?

A:	On June 8, 2009, our Board of Directors (other than Dr. Martin who was recused due to his relationship with SonoSite) approved the merger agreement and the transactions contemplated thereby, including the merger. Our Board recommends that you vote “FOR” (i) the approval of the merger agreement and (ii) the approval of the postponement or adjournment of the special meeting, if necessary, to solicit additional proxies.

Q:	What will I receive in the merger?

A:	Upon completion of the merger, you will receive $1.35 in cash, without interest and less any required tax withholding, for each share of our common stock that you own. For example, if you own 1,000 shares of our common stock, you will receive $1,350.00 in cash in exchange for your shares of common stock, less any required tax withholding. You will not own any shares in the surviving corporation.

Q:	Who can vote at the special meeting?

A:

All shareholders of record at the close of business on [                 ], 2009, the record date for the special meeting, will be entitled to notice of and to vote at the special meeting. If on that date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. If on that date, your shares were held in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the special meeting. However, if your shares are held in street name, you are not the shareholder of record, and you may not vote your shares in person at the meeting unless you request and obtain a valid legal proxy from your broker or other agent. As of the close of business on the record date, [            ] shares of our common stock were outstanding.

Q:	What constitutes a quorum for the meeting?

A:	A quorum is required for shareholders to conduct business at the special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to establish a quorum at the meeting. On the record date, [ ], 2009, there were [ ] shares of our common stock outstanding. Shares present, in person or by proxy, including shares as to which authority to vote on any proposal is withheld, shares abstaining as to any proposal, and broker non-votes (where a broker submits a properly executed proxy but does not have authority to vote a customer’s shares on non-routine matters such as the merger proposal) on any proposal will be considered present at the meeting for purposes of establishing a quorum for the transaction of business at the meeting. Each of these categories will be tabulated separately. In the event that a quorum is not present at the special meeting, we expect that the meeting will be postponed or adjourned to solicit additional proxies, and the persons named as proxies may propose and vote for one or more postponements or adjournments of the special meeting; however, no proxy voted against approval of the merger agreement will be voted in favor of any postponement or adjournment of the special meeting to solicit proxies relating to the merger.

Q:	How many votes do I have and how are votes counted?

A:	Each share of our common stock is entitled to one vote on matters brought before the special meeting. If you vote your shares of our common stock by submitting a proxy, your shares will be voted at the special meeting as you indicated on your proxy card. If no instructions are indicated on your signed proxy card, all of your shares of common stock will be voted “FOR” the approval of the merger agreement and the postponement or adjournment, if necessary, to solicit additional proxies.

Q:	My shares are held in the “street name.” Will my broker vote my shares?

A:	If you hold your shares in “street name,” you should have received a vote instruction form with these proxy materials from your broker, bank or other agent rather than from CardioDynamics. Simply complete and return the vote instruction form to your broker or other agent to ensure your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or other agent. To vote in person at the special meeting, you must obtain a valid legal proxy from your broker, bank or other agent. Follow the instructions from your broker or agent included with these proxy materials, or contact your broker or agent to request a legal proxy form.

Your broker or nominee will not be permitted to exercise voting discretion with respect to the proposal to approve the merger agreement. If you do not give your broker or nominee specific instructions on such matter, your shares will not be voted. Shares of common stock represented by “broker non-votes” will, however, be counted in determining whether there is a quorum.

Q:	Will my shares held in “street name” or another form of ownership be combined for voting purposes with shares I hold of record?

A:	No. Because any shares you may hold in “street name” will be deemed to be held by a different shareholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an IRA must be voted under the rules governing the account.

Q:	How are “ABSTAIN” votes counted?

A:	California statutes and case law do not provide specific instructions regarding the treatment of abstentions; therefore, we believe that shares that are voted to “ABSTAIN” in person or by proxy should be treated as present for purposes of determining whether or not a quorum is present at the special meeting and entitled to vote on a particular matter. A vote to “ABSTAIN” is the same as voting against a proposal that has a required affirmative voting threshold, such as the approval of the merger, but would have no effect on the proposal to postpone or adjourn the meeting, if necessary, where the approval is based on a majority of the shares represented in person or by proxy and entitled to vote at the meeting.

Q:	What vote is required to approve the merger?

The affirmative vote of holders of a majority of our outstanding shares of common stock as of the close of business on the record date for shareholders entitled to vote at the special meeting is required to approve the merger agreement. As of the close of business on the record date, there were [            ] shares of our common stock outstanding. This means that under California law, [            ] shares or more must vote in the affirmative to approve the merger agreement. The affirmative vote of a majority of the votes cast at the special meeting is required to approve the postponement or adjournment of the special meeting, if necessary, to solicit additional proxies.

Q:	How many votes does CardioDynamics already know will be voted in favor of the merger proposal?

A:	In connection with execution of the merger agreement, certain of our directors and executive officers, in their capacities as our shareholders, were required to enter into voting agreements with SonoSite in connection with the merger agreement. Pursuant to those voting agreement, each of those shareholders agreed, among other things, to vote their shares of our common stock in favor of approval of the merger agreement and the merger transaction and against any proposal made in opposition to the merger. These shareholders have also granted irrevocable proxies appointing management of SonoSite as proxies to vote such shareholders’ shares in favor of the approval of the merger agreement and the merger transaction, and against any proposal made in opposition to the merger. As of the record date, these persons owned and are entitled to vote, in the aggregate, 703,838 shares of our common stock, which represented approximately 9.5% of our outstanding common stock.

Q:	What happens if I do not vote on the merger?

A:	BECAUSE THE VOTE REQUIRED TO APPROVE THE MERGER AGREEMENT IS BASED ON THE TOTAL NUMBER OF SHARES OF OUR COMMON STOCK OUTSTANDING ON THE RECORD DATE, AND NOT JUST THE SHARES THAT ARE ACTUALLY VOTED AT THE SPECIAL MEETING, IF YOU DO NOT VOTE (INCLUDING IF YOU HOLD YOUR SHARES THROUGH A BROKER OR OTHER NOMINEE), IT WILL HAVE EXACTLY THE SAME EFFECT AS A VOTE “AGAINST” THE APPROVAL OF THE MERGER AGREEMENT. If the merger is completed, whether or not you vote for the merger proposal, you will be paid the merger consideration for your shares of our common stock upon completion of the merger, unless you properly exercise your dissenters’ rights. Please see also the section entitled “Dissenters’ Rights of Appraisal” and Appendix C – Chapter 13, California General Corporation Law (Dissenters’ Rights).

Q:	When should I send in my stock certificates?

A:	After the special meeting, if the merger is completed and you are a shareholder of record, you will receive a letter of transmittal and other documents to complete and return to the disbursing agent. In order to receive the merger consideration as soon as reasonably practicable following the completion of the merger, you must send the disbursing agent your validly completed letter of transmittal together with your stock certificates as instructed in the separate mailing. You should NOT send your stock certificates until requested to do so.

Q:	When can I expect to receive the merger consideration for my shares?

A:	Once the merger is completed, you will be sent in a separate mailing a letter of transmittal and other documents to be delivered to the disbursing agent in order to receive the merger consideration. Once you have submitted your properly completed letter of transmittal, stock certificates and other required documents to the disbursing agent, the disbursing agent will send you a check for the merger consideration.

Q:	I do not know where my stock certificate is – how will I get my cash?

A:	The materials the disbursing agent will send you after completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your certificate. You may also be required to provide a bond to the surviving corporation in order to cover any potential loss.

Q:	Will shareholders have dissenters’ rights?

A:	Yes. Under California law, which is our state of incorporation, any shareholder who does not vote in favor of the merger and remains a holder of CardioDynamics common stock at the effective time of the merger may, by complying with the procedures set forth in Chapter 13 of the California General Corporation Law and sending us a written demand for appraisal before the vote is taken on the merger agreement, be entitled to seek appraisal of the fair value of their shares as determined by the proper California superior court. Dissenters’ rights are contingent upon consummation of the merger. See Appendix C for more information.

Q:	What should I do now – how do I vote?

A:	Carefully read this document and indicate on the proxy card how you want to vote. Sign, date and mail your proxy card in the enclosed return envelope as soon as possible. If your shares are held in street name, you may also vote electronically on the internet or by telephone as instructed in the materials. You should indicate your vote now even if you expect to attend the special meeting and vote in person. Indicating your vote now will not prevent you from later canceling or revoking your proxy, right up to the day of the special meeting, and will ensure that your shares are voted if you later find you cannot attend the special meeting. IF YOU DO NOT VOTE, THIS WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THE MERGER PROPOSAL.

Q:	What happens if I sell my shares of common stock before the special meeting?

A:	The record date for shareholders entitled to vote at the special meeting is earlier than the expected date of the merger. If you transfer your shares of our common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. You can change your vote in one of three ways at any time before your proxy is voted at the special meeting, by (i) revoking your proxy by written notice to our Corporate Secretary stating that you would like to revoke your proxy, (ii) completing and submitting a new proxy card bearing a later date, or (iii) attending the special meeting and voting in person. Simply attending the meeting will not, by itself, revoke your proxy. If your shares are held in the name of a broker, bank, dealer or other nominee, you must follow instructions received from such broker, bank or nominee with this proxy statement in order to revoke your vote or to vote in person at the special meeting.

Q:	What are the consequences of the merger to members of our management and Board of Directors?

A:

Following the merger, we expect that some, but not all, of our executive officers will remain with CardioDynamics after the merger is completed at least through a transitional employment period of three months. If the persons who were required to execute a Transitional Employment Agreement remain employed by SonoSite through that period, they will receive cash in the amount of $1.35 for each share of unvested restricted stock that they held at the time of the merger. Our executive officers may be entitled to severance benefits under our Change of Control Agreements, or the Transitional Employment Agreement with SonoSite, if their employment is terminated in connection with or for a period following the merger. Our current Board of Directors, however, will be replaced by a new board of directors to be nominated by SonoSite following the merger. Like all other holders of shares of our common stock, our directors and executive officers will be entitled to receive $1.35 per share in cash for each of their shares of our common stock (including unvested restricted shares held by directors). All options (whether or not vested) to acquire our common stock held by our executive officers and directors (like all other options held by our employees) will be cancelled at the effective time of the merger and holders of these options will be entitled to receive a cash payment equal to the amount by which $1.35 exceeds, if any, the exercise price of the option, multiplied by the number of shares of our common stock underlying the options. No consideration will be paid in respect of any stock option for which the exercise price exceeds $1.35 per share. Because the exercise price of each outstanding stock option held by our executive officers and directors exceeds the merger consideration of $1.35 per share, no payment will be received by our executive officers and directors on account of their vested or unvested stock options.

Q:	Whom should I contact with questions?

A:	If you have any questions regarding the merger proposal, you may contact Steve Loomis, our Chief Financial Officer, at CardioDynamics International Corporation, 6175 Nancy Ridge Drive, Suite 300, San Diego, CA 92121, or call (858) 535-0202. If you need additional copies of this proxy statement or the enclosed proxy card, or if you have other questions about the proposals or how to vote your shares, you may contact our proxy solicitor, Advantage Proxy, by telephone at (877) 870-8565 (toll free).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include statements regarding our plans, goals, strategies, intent, beliefs or current expectations. Sentences in this document containing verbs such as “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions (“will,” “may,” “could,” “should,” etc.) constitute forward-looking statements that involve risks and uncertainties. Items contemplating or making assumptions about actual or potential future business plans, sales, market size, collaborations, trends or operating results, or benefits of the business combination transaction also constitute such forward-looking statements. These statements are expressed in good faith and are based upon reasonable assumptions when made, but there can be no assurance that these expectations will be achieved or accomplished. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement speaks only as of the date we made the statement. We do not undertake to update the disclosures contained in this document or reflect events or circumstances that occur subsequently or the occurrence of unanticipated events, except as required by law. There are a number of risks and uncertainties that could cause actual results to differ materially from historical results or from any results expressed or implied by such forward-looking statements. For example, the merger may involve unexpected costs, our business may suffer as a result of uncertainty surrounding the merger, and the acquisition may not be completed in the time frame expected by the parties or at all. Certain other risks associated with our business are discussed from time to time in the reports we file with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended November 30, 2008 and our Quarterly Reports on Form 10-Q. In addition to the other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	our financial performance through the completion of the merger;

•

satisfaction of the closing conditions set forth in the merger agreement, including among others, (i) receipt of the required shareholder approval, (ii) the absence of any change, circumstance, condition, state of facts, events or effect that constitutes a material adverse effect (as further described in the merger agreement), (iii) the absence of notice from shareholders holding in the aggregate more than 5% of our common stock that they intend to exercise dissenters’ rights, (iv) the required level of transitional employees and other employees who are offered continuing employment with SonoSite remain employed with us through the closing of the merger;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the failure of the merger to close for any other reason;

•	diversion of management’s attention from ongoing business concerns during the pendency of the merger;

•

the amount of the costs, fees, expenses and charges related to the merger, including the risk that the merger agreement may be terminated in circumstances (which include in the event the merger agreement is not approved by our shareholders) that would require us to pay SonoSite a termination fee of $750,000, plus actual expenses up to an additional $750,000, the payment of which could cause significant liquidity and long-term financial viability issues for CardioDynamics;

•

the effect of the announcement of the merger on our customer and employee relationships, operating plans and results and our business generally, including the risk that we may experience a decline in sales and employee retention;

•	business uncertainty and contractual restrictions during the pendency of the merger;

•	our history of losses and variable financial results;

•	competitive pressures and the general economic conditions; and

•	the volatility of the stock market, our stock price and interest rates.

PARTIES TO THE MERGER

CardioDynamics International Corporation

CardioDynamics is a California corporation with executive offices located at 6175 Nancy Ridge Drive, Suite 300, San Diego, California 92121. Our telephone number is (858) 535-0202. We are the innovator and leader of an important medical technology called BioZ® impedance cardiography (“ICG”). We develop, manufacture and market noninvasive BioZ ICG products. Our BioZ ICG systems are being used by physicians around the world to help battle the number one killer of men and women – cardiovascular disease. We have two German subsidiaries, CardioDynamics Management, GmbH, and Medis Medizinische Messtechnik, GmbH. We partner with companies such as GE Healthcare, Philips Medical Systems and Mindray. We were incorporated in June 1980, we employ approximately 125 people worldwide, and our internet address is www.cdic.com.

SonoSite, Inc.

SonoSite is a Washington corporation with executive offices located at 21919 30th Drive SE, Bothell, Washington 98021. Its telephone number is (425) 951-1200. SonoSite is the innovator and world leader in hand-carried ultrasound. Headquartered near Seattle, SonoSite has ten subsidiaries and a global distribution network in over 100 countries. SonoSite’s small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high performance ultrasound to the point of patient care. SonoSite employs approximately 700 people worldwide, and its internet address is www.sonosite.com.

Canada Acquisition Corp.

Merger Sub is a California corporation and a wholly-owned subsidiary of SonoSite. Merger Sub was formed solely for purpose of facilitating SonoSite’s acquisition of CardioDynamics and has not engaged in any operations other than in connection with its formation and the negotiation and execution of the merger agreement. Merger Sub’s principal executive offices and telephone number are the same as those of SonoSite.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our Board of Directors for use at a special meeting of shareholders to be held on [                 ], 2009, at [    ]:00 a.m. local time, at our corporate headquarters located at 6175 Nancy Ridge Drive, Suite 300, San Diego, California 92121. The purpose of the special meeting is for our shareholders to consider and vote upon a proposal to approve the merger agreement and related transactions. A copy of the merger agreement is attached to this proxy statement as Appendix A. In the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement, shareholders are also being asked to vote upon a proposal to postpone or adjourn the special meeting, if necessary, to solicit additional proxies. Our Board of Directors recommends that you vote “FOR” the approval of the merger agreement.

Record Date and Quorum

You are entitled to notice of and to vote at the special meeting if you owned shares of our outstanding common stock at the close of business on [                 ], 2009, the record date for the special meeting. As of the record date, there were [            ] shares of our common stock outstanding and entitled to be voted at the special meeting.

A quorum is required for shareholders to conduct business at the special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to establish a quorum at the meeting. Shares present, in person or by proxy, including shares abstaining and broker non-votes (where a broker submits a properly executed proxy but does not have authority to vote a customer’s shares on non-routine matters such as the merger proposal) on any proposal will be considered present at the meeting for purposes of establishing a quorum for the transaction of business at the meeting. Each of these categories will be tabulated separately. In the event that a quorum is not present at the special meeting, we expect that the meeting will be postponed or adjourned to solicit additional proxies, and the persons named as proxies may propose and vote for one or more postponements or adjournments of the special meeting; however, no proxy voted against approval of the merger agreement will be voted in favor of any postponement or adjournment of the special meeting to solicit proxies relating to the merger.

Who Can Vote at the Special Meeting

If on the record date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. If on that date, your shares were held in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the special meeting. As a beneficial owner of shares held in street name, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the special meeting. However, if you hold your shares in street name, you are not the shareholder of record, and you may not vote your shares in person at the meeting unless you request and obtain a valid legal proxy from your broker or other agent.

Vote Required

The affirmative vote of holders of a majority of our outstanding shares of common stock as of the close of business on the record date is required to approve the merger agreement. Each outstanding share of our common stock on the record date is entitled to one vote. As of the close of business on the record date, there were [            ] shares of our common stock outstanding. This means that under California law, [            ] shares or more must vote in the affirmative to approve the merger agreement.

BECAUSE THE VOTE REQUIRED TO APPROVE THE MERGER AGREEMENT IS BASED ON THE TOTAL NUMBER OF SHARES OF OUR COMMON STOCK OUTSTANDING ON THE RECORD DATE, AND NOT JUST THE SHARES THAT ARE ACTUALLY VOTED AT THE SPECIAL MEETING, IF YOU DO NOT VOTE (INCLUDING IF YOU HOLD YOUR SHARES THROUGH A BROKER OR OTHER NOMINEE), IT WILL HAVE EXACTLY THE SAME EFFECT AS A VOTE “AGAINST” THE APPROVAL OF THE MERGER AGREEMENT.

California statutes and case law do not provide specific instructions regarding the treatment of abstentions; therefore, we believe that shares that are voted to “ABSTAIN” in person or by proxy should be treated as present for purposes of determining whether or not a quorum is present at the special meeting and entitled to vote on a particular matter. A vote to “ABSTAIN” is the same as voting against a proposal that has a required affirmative voting threshold, such as the proposal to approve the merger, but would have no effect on the proposal to postpone or adjourn the meeting, where the approval is based on a majority of the shares represented in person or by proxy and entitled to vote at the meeting.

Any shareholder who does not vote in favor of the merger and remains a holder of CardioDynamics common stock at the effective time of the merger may, by complying with the procedures set forth in Chapter 13 of the California General Corporation Law and sending us a written demand for appraisal, be entitled to seek appraisal of the fair value of their shares as determined by the proper California superior court. Dissenters’ rights are contingent upon consummation of the merger. Please see the section entitled “Dissenters’ Rights of Appraisal” in this proxy statement, and Appendix C – Chapter 13, California General Corporation Law (Dissenters’ Rights).

How You Can Vote

If you hold your shares in record name, you may sign, date and mail your proxy card in the enclosed return envelope. IF YOU DO NOT VOTE, THIS WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THE MERGER PROPOSAL.

If your shares are held in street name, you should have received a vote instruction form with these proxy materials from your broker, bank or other agent rather than from CardioDynamics. Simply complete and return the vote instruction form to your broker or other agent to ensure that your vote is counted. You may also vote electronically on the internet or by telephone as instructed by your broker or other agent. YOUR BROKER OR NOMINEE WILL NOT BE PERMITTED TO EXERCISE VOTING DISCRETION WITH RESPECT TO THE PROPOSAL TO APPROVE THE MERGER AGREEMENT. IF YOU DO NOT GIVE YOUR BROKER OR NOMINEE SPECIFIC INSTRUCTIONS TO VOTE, YOUR SHARES WILL NOT BE VOTED.

Your shares will be voted at the special meeting as you indicated on your proxy card. If no instructions are indicated on your signed proxy card, all of your shares of our common stock will be voted “FOR” the adoption of the merger agreement and approval of the proposal to postpone or adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

You should indicate your vote now even if you expect to attend the special meeting and vote in person. Indicating your vote now will not prevent you from later canceling or revoking your proxy, right up to the day of the special meeting, and will ensure that your shares are voted if you later find you cannot attend the special meeting. If your shares are held in street name and you wish to vote in person at the special meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or agent included with these proxy materials, or contact your broker or agent to request a proxy form.

Stock Ownership and Interests of Certain Persons

As of the record date for shareholders entitled to vote at the special meeting, our directors and current executive officers owned, in the aggregate, [            ] shares of our common stock, or collectively approximately [    ]% of the outstanding shares of our common stock. In connection with the merger agreement, certain of our directors and executive officers, in their capacities as our shareholders, were required to enter into voting agreements with SonoSite pursuant to which each of those shareholders agreed, among other things, to vote their shares of our common stock in favor of approval of the merger agreement and the merger transaction and against any proposal made in opposition to the merger. As of the record date, these persons owned and are entitled to vote, in the aggregate, 703,838 shares of our common stock, which represented approximately 9.5% of our outstanding common stock.

Certain members of our management and Board of Directors have interests that are different from or in addition to those of shareholders generally. Please see the section entitled “The Merger – Interests of Directors and Executive Officers in the Merger May Differ From Your Interests.”

How You May Revoke or Change Your Vote

You can change your vote in one of three ways at any time before your proxy is voted at the special meeting, by (i) revoking your proxy by written notice to our Corporate Secretary stating that you would like to revoke your proxy, (ii) completing and submitting a new proxy card bearing a later date, or (iii) attending the special meeting and voting in person. Simply attending the meeting will not, by itself, revoke your proxy. If your shares are held in the name of a broker, bank, dealer or other nominee, you must follow instructions received from such broker, bank or nominee with this proxy statement in order to revoke your vote or to vote in person at the special meeting.

Proxy Solicitation

We will pay for the cost of soliciting proxies and may reimburse brokerage firms and others for their expenses in forwarding solicitation material to beneficial owners. Solicitation will be made primarily through the use of the mail but our officers, directors and employees may, without additional compensation, solicit proxies personally by telephone, mail or the internet, by fax or in person. We have retained Advantage Proxy to assist us in soliciting proxies using the means referred to above. We will pay the fees of Advantage Proxy, which we expect to be approximately $5,000, plus reimbursement of out-of-pocket expenses.

Postponements or Adjournments

We are asking our shareholders to consider and vote upon a proposal to approve the postponement or adjournment of the special meeting, if necessary, for the purpose, among others, of soliciting additional proxies in the event that a quorum is not present or there are not sufficient votes at the time of the special meeting to approve the merger agreement. You should note that the meeting could be successively postponed or adjourned to a specified date, if necessary. If the special meeting is postponed or adjourned for any reason, including for the purpose of soliciting additional proxies, shareholders who have already sent in their proxies will be able to revoke them at any time prior to their use. The persons named as proxies may propose and vote for one or more postponements or adjournments of the special meeting, including for the purpose to permit further solicitations of proxies. No proxy voted against the proposal to approve the merger agreement will be voted in favor of any postponements or adjournments of the special meeting to solicit additional proxies relating to the merger.

THE MERGER

Background of the Merger

The Board has been exploring various ways to enhance shareholder value for some time. In pursuit of that objective, certain members of our Board met with members of the SonoSite board of directors in the Spring of 2005 to discuss a possible business combination between our two companies. In early 2006, we engaged Cain Brothers as our financial advisor to assist in the potential sale of some or all of our business. Cain Brothers and management of the Company engaged in discussions with potential strategic acquirers during the course of 2006. Representatives of Cain Brothers met with the Board on January 24, 2007 and reported on the steps that they had taken at the Board’s direction to identify potential purchasers, and possible next steps that could be pursued if interest developed in a transaction. Between January and March 2007, the Cain Brothers representatives contacted 54 potential acquirers in the United States, Europe and Asia, regarding potential interest in acquiring either the Company or our wholly owned subsidiary Vermed, Inc. (“Vermed”).

Cain Brothers’ efforts to identify an acquirer of the Company or Vermed resulted in no offers to acquire or merge with us, although several industry parties expressed an interest to continue a dialogue with us (the “Interested Parties”) and two proposals from industry parties to acquire Vermed. After conducting due diligence, in early April 2007, both industry parties determined that the Vermed business did not meet their respective strategic and financial goals and discontinued discussions. In early May 2007, we received a proposal from Vermed management to acquire the assets of Vermed for $8 million. Negotiations were completed and a definitive agreement was executed in late June 2007. The transaction was approved by our shareholders at the Annual Meeting in August 2007 and closed shortly thereafter.

After the closing of the Vermed divestiture, members of management continued a dialogue with the SonoSite management to explore the potential strategic fit between our two companies. Those contacts between our two management groups continued approximately every fiscal quarter thereafter. Between November 2007 and August 2008, several industry parties, including SonoSite, expressed an interest in a potential strategic transaction with us. Pursuant to customary confidentiality and standstill agreements with us, all were given access to conduct limited due diligence on our business.

In August 2008, we received a proposal from an industry party to acquire the Company for $1.90 cash per share (35.7% premium to our prior day’s closing price). This industry party conducted extensive financial, operational and product due diligence, but ultimately determined not to proceed with an acquisition of the Company due to a lack of strategic fit. Active discussions with all other industry parties concluded without an agreement being reached to pursue a transaction.

Beginning in November 2008, we were approached by several industry parties, including SonoSite, and two financial acquirers regarding a potential strategic transaction with us. Several of these parties entered into customary confidentiality and standstill agreements with us and conducted due diligence on our business. After preliminary due diligence, four of these parties, including one financial buyer, two industry parties and SonoSite, remained interested in pursuing a strategic transaction with us. Representatives of Cain Brothers and management sought expressions of interest in an acquisition transaction from all four parties and conducted more due diligence meetings with each party.

Between February 5, 2009 and March 9, 2009, we received four proposals to acquire the Company ranging from $0.96 per share in cash to $1.65 per share in cash. The proposal from the potential financial buyer included acquiring the Company through various transaction structures at indicated price levels, each subject to financing. Management and the Board concluded that it was unlikely that discussions with this potential financial buyer would lead to an acceptable price or terms and discussions with that party were terminated. On March 10, 2009, representatives from Cain Brothers met with the Board and reported on the three remaining proposals received by us. Because director Richard Martin had a relationship with one of the industry parties (as a member of the Board of Directors of SonoSite), we excused Dr. Martin from consideration of any of the three potential transactions throughout the period leading to execution of the merger agreement. With respect to the proposals from the three industry parties the Board elected to proceed with exclusive negotiations with one party after that party increased its indicated proposal to $1.73 per share in cash, subject to due diligence.

The parties and their advisors worked toward an acceptable form of definitive agreement while the potential acquirer continued its due diligence efforts. In late March, the potential acquirer determined that our business did not fit sufficiently with its current market strategy and negotiations with that party were terminated.

At this point, the Board had concluded that a sale of the Company on acceptable terms remained an attractive outcome for the shareholders, and at the Board’s direction, management and representatives of Cain Brothers re-engaged in discussions with the remaining two industry parties, one of which was SonoSite. Each of those parties continued due diligence on the Company and indicated the pricing levels at which it would consider an acquisition transaction. The other industry party offered superior pricing (then at $1.20 per share in cash) over SonoSite’s expressed interest at $1.00 per share in cash and on May 14, 2009, at the other party’s request we agreed to work exclusively with that party for a period of time to pursue negotiation of a definitive agreement. Shortly after our agreement with that party, SonoSite suggested that it might be willing to increase its indicative pricing to a level near what was being offered by the other party and to modify its insistence upon exclusive negotiations, however we determined that our shareholders would be best served by continuing the negotiations we had begun with such other party in earnest rather than jeopardizing that transaction by re-opening a multi-party process.

On May 19, 2009, SonoSite sent a letter to our Board of Directors suggesting that it desired to work with us in an attempt to reach an agreement for the acquisition of the Company at an indicated price of $1.50 per share in cash, subject to due diligence. The Board of Directors determined either to terminate discussions with the other party to explore a transaction with SonoSite or to obtain an exception to the exclusivity granted to that other party while still exploring discussions with both potential purchasers. On May 22, 2009, the other industry party agreed to allow us to conduct discussions with SonoSite in exchange for our agreement to pay to such party $125,000 in partial reimbursement of its expenses to date in the event that a merger agreement was entered into with another party within the following 120 days.

Our management and financial and legal advisors began on May 23, 2009 to provide further information to SonoSite in response to its due diligence requests and continued discussions of a form of definitive merger agreement with the other party. Representatives of the Company met with their counterparts from SonoSite in several sessions, both in person and by telephone, and negotiated the terms of a form of definitive merger agreement. On June 3, 2009, the other party advised us that it had determined not to proceed with an acquisition of the Company and discussions continued with SonoSite.

On June 5, 2009, SonoSite advised us that it was revising its price to $1.35 per share in cash based upon the conclusion of its due diligence review. Negotiations continued among the Company, SonoSite and our respective financial and legal advisors throughout the weekend of June 6-7, 2009, and a near final form of definitive merger agreement was agreed to among representatives of the parties on June 8, 2009.

SonoSite’s board of directors met on the afternoon of June 8, 2009 to approve the transaction and our Board of Directors met later that day. At that meeting, representatives of our legal counsel explained the terms of the proposed agreement and responded to questions from Board members. A representative of Cain Brothers reviewed the financial terms of the proposed agreement and stated that it was his firm’s opinion that the merger consideration was fair to our shareholders from a financial point of view. After discussion, our Board of Directors voted to approve the execution and delivery of the merger agreement and certain other actions related to the transaction, including the vesting of certain outstanding equity awards held by employees who were not required to be subject to Transitional Employment Agreements with SonoSite. The merger agreement was signed on June 9 and announced following the close of trading on the Nasdaq Stock Market that day.

Reasons for the Merger

Our Board of Directors believes that the merger represents the best opportunity for our shareholders to realize a near-term cash liquidity in their investment in CardioDynamics at a premium to current market price of our common stock. In assessing the proposed merger, management evaluated the past performance and future potential of CardioDynamics as a stand-alone entity. Among the factors that contributed to the recommendation of the Board to approve the merger are:

•	the price SonoSite was willing to pay for each outstanding share of our common stock;

•	the fairness opinion received from Cain Brothers;

•	the extensive process that the Board, management and Cain Brothers had engaged in to explore a potential sale of the Company and the number of parties that determined not to pursue such a transaction;

•	the challenges we face as a small company with limited capital and the limitations on our ability to grow as an independent entity;

•	the deteriorating trading price of our stock and challenge to maintain the Nasdaq listing requirements for minimum bid price;

•

the likelihood that CardioDynamics would face difficulty in refinancing our outstanding Convertible Subordinated Notes when that indebtedness becomes due in April 2011, given the current market environment for raising capital;

•	continuing uncertainty in achieving appropriate levels of third-party reimbursement for CardioDynamics’ products and the impact of that uncertainty on product sales; and

•	the time and expense that must be devoted to compliance as a function of CardioDynamics being a public reporting company.

Individual directors may have placed more weight on some of the foregoing considerations than on others.

As our shareholders know, we have sustained 18 consecutive quarters of negative operating and pre-tax income. While we believe that over the next 12 months our cash and cash equivalent balances will be sufficient to support our ongoing operating plans, fund our anticipated capital expenditures and meet our working capital requirements, had we not entered into the merger agreement, our long-term liquidity and viability would depend on our ability to commercialize the BioZ® and our other products, and there is no assurance how long we would be able to sustain our operations at their current level.

It is important for our shareholders to note that if the merger is terminated in circumstances that would require us to pay SonoSite a termination fee of $750,000 and reimburse SonoSite and Merger Sub for their actual expenses up to an additional $750,000, as further described below in the section entitled “The Merger – Termination Fees,” these payments could cause significant liquidity and long-term financial viability issues for CardioDynamics.

Given the long-term liquidity, product sale and reimbursement issues we face, we urge our shareholders carefully to consider the impact on CardioDynamics and the value of our common stock if the merger agreement is not approved and we are required to pay SonoSite and Merger Sub the termination fee and reimbursement of expenses, either because the merger agreement is not approved by our shareholders or because the merger agreement is terminated for other circumstances.

Based on all of the foregoing and such other factors as the Board may have deemed appropriate, the Board believes that the merger represents the best opportunity for our shareholders.

Recommendation of the Board of Directors

After careful consideration, our Board of Directors (other than Dr. Martin, who was recused due to his relationship with SonoSite) believes that the terms of the merger are fair to and in the best interest of CardioDynamics and our shareholders, and has unanimously voted to approve the terms of the merger agreement and the transactions contemplated thereby. Our Board recommends that you vote “FOR” the approval of the merger agreement.

Fairness Opinion of Board’s Financial Advisor

Our Board of Directors retained Cain Brothers to act as our exclusive financial advisor in connection with potential strategic transactions. Cain Brothers was selected by our Board of Directors because of Cain Brothers’ reputation and expertise as an investment banking firm and its familiarity with our company. As part of its investment banking business, Cain Brothers is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions and related transactions and valuations for corporate and other purposes in the healthcare services and medical technology markets.

In accordance with the terms of its engagement letter with us, Cain Brothers, at the Board’s request, delivered an oral opinion (which opinion was subsequently confirmed in writing) to the Board of Directors at a meeting of the Board on June 8, 2009. In its letter, Cain Brothers, on the basis of its analyses and review and in reliance on the accuracy and completeness of the information furnished to it and subject to the limitations, qualifications and assumptions noted below and in the full text of its opinion, rendered its opinion to our Board of Directors that, as of June 8, 2009, the consideration of $1.35 in cash per share of our common stock to be received by holders of our common stock in the transaction (which we refer to in this section as the “Transaction Consideration”) was fair from a financial point of view, to such holders.

The full text of Cain Brothers’ opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Cain Brothers in rendering its opinion is attached as Appendix B to this proxy statement and is incorporated herein by reference in its entirety. You are urged to, and you should, read the Cain Brothers opinion carefully and in its entirety. The summary of the Cain Brothers opinion in this proxy statement is qualified in its entirety by reference to the full text of the Cain Brothers opinion.

Cain Brothers’ opinion was provided for the benefit and use of our Board of Directors in connection with its consideration of the transaction, and was among many factors that the Board of Directors of the Company took into consideration in making its determination to approve, and to recommend that the shareholders approve and adopt the merger agreement and approve the merger. The Cain Brothers opinion addresses only the fairness to the holders of our common stock, from a financial point of view, of the Transaction Consideration. Because Cain Brothers’ opinion addresses only the fairness of the Transaction Consideration, it did not express any views on any other terms or conditions of the Merger. Nor did Cain Brothers express any opinion about the fairness of the amount or nature of any compensation to any officers, directors or employees of the Company, or class of such persons, relative to the Transaction Consideration or otherwise.

Cain Brothers’ opinion does not address the merits of our entering into the merger agreement as compared to any alternative business transaction or strategy that might have been available to us nor does it address our underlying business decision to effect the transaction, nor does it address the tax or other consequences to us arising from the transaction and it does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the transaction. The opinion does not address the liquidation value of our company. Cain Brothers assumed that in conducting the process leading up to the merger agreement, our Board of Directors complied with its fiduciary duties and that the decision of the Board of Directors to enter negotiations and execute the merger agreement with SonoSite was based on the exercise of appropriate business judgment.

Cain Brothers’ opinion spoke only as of the date it was rendered, was based on the economic, market and other conditions as they existed and information with which it was supplied as of such date and was without regard to any market, economic, financial, legal, tax or other circumstances or event of any kind or nature which might exist or occur after such date. Unless otherwise noted, all of Cain Brothers’ analyses were performed based on market information available as of June 8, 2009. Events occurring after that date could affect Cain Brothers’ opinion and the assumptions used in preparing it. Cain Brothers did not assume any obligation to update, revise, reaffirm or withdraw its opinion or to otherwise comment upon events occurring after its date.

For purposes of its opinion, Cain Brothers, among other things:

•	reviewed a draft of the merger agreement dated as of June 8, 2009 (including the draft disclosure schedules related thereto) and participated in certain negotiations with SonoSite;

•	reviewed certain financial, business and other information about the Company that was publicly available or provided to Cain Brothers by us;

•

reviewed certain internal financial and operating information, including financial forecasts and projections for the Company that were provided to Cain Brothers by us, taking into account (a) our historical and current fiscal year financial performance, and (b) our three-year forecasts based on potential future operation of the Company as an independent entity;

•

held discussions with the our management regarding our future prospects and financial outlook and the operating plans of the Company including, without limitation, the risks and uncertainties of the Company continuing to pursue an independent strategy;

•	reviewed the historical market prices and trading activity for shares of our common stock;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies that Cain Brothers deemed to be relevant;

•	compared the proposed financial terms of the transaction with the financial terms of certain other mergers and acquisitions that Cain Brothers deemed to be relevant;

•	reviewed the premiums paid by acquirers in certain other mergers and acquisitions that Cain Brothers deemed to be relevant;

•	performed discounted cash flow analyses;

•	solicited interest from certain prospective candidates to a strategic transaction involving us, selected by our management in consultation with Cain Brothers, and analyzed their responses; and

•

reviewed such other financial studies, performed such other analyses and investigations and took into account such other matters as Cain Brothers deemed appropriate including, without limitation, its assessment of general economic, market and monetary conditions.

In preparing its opinion, Cain Brothers assumed and relied with our consent on the accuracy and completeness of all information reviewed by it, and Cain Brothers relied upon the assurances of the our management that they were not aware of any facts that would make such information inaccurate or misleading. Cain Brothers did not assume any responsibility for verifying and has not independently verified such information or undertaken an independent valuation or appraisal of our assets or liabilities (contingent or otherwise), nor have they been furnished with any such valuation or appraisal. Cain Brothers is not a legal, tax or accounting advisor and relied upon us and our legal, tax and accounting advisors to make our own assessment of all legal, tax and accounting matters relating to the Company and the transaction.

Cain Brothers did not review our books and records or conduct a physical inspection of our properties or facilities, nor did it assume any responsibility for any such review or inspection. Cain Brothers assumed that the executed version of the merger agreement would not differ in any material respect from the last draft it reviewed, and that the transaction will be consummated on the terms set forth therein, without waiver or modification of any material terms. Cain Brothers assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct, and that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement. No limitations were imposed by our Board of Directors with respect to the investigations made or procedures followed by Cain Brothers in rendering its opinion.

With respect to the financial projections supplied to Cain Brothers by us, Cain Brothers assumed upon our advice that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of our senior management of our future competitive, operating and regulatory environments and related financial performance, and Cain Brothers further assumed that such projections will be realized in the amounts and in the time periods currently estimated. Cain Brothers discussed such projections and estimates, and the assumptions on which they were based, with our senior management but assumed no responsibility for and expressed no view as to such projections or estimates or the assumptions on which they were based. In addition, Cain Brothers assumed that the historical financial statements of the Company reviewed by it have been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied.

In preparing its opinion to our Board of Directors, Cain Brothers performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Cain Brothers believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its opinion. No company or transaction used in the analysis performed by Cain Brothers as a comparison is identical to the Company or to the proposed transaction. In addition, Cain Brothers did not attribute any particular weight to any analysis or factor, but instead made qualitative judgments as to the significance and relevance of each analysis and factor, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Cain Brothers view of the actual value of the Company. In performing its analyses, Cain Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. Any estimates contained in analyses performed by Cain Brothers are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than that suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Cain Brothers’ analysis of the fairness as of the date of the opinion, from a financial point of view, of the Transaction Consideration and were provided for the use of our Board of Directors in connection with the delivery of Cain Brothers’ opinion.

The following is a brief summary of the material analyses performed by Cain Brothers in connection with the preparation of its opinion, and presented to our Board of Directors at its meeting held on June 8, 2009. References to revenue of the Company refer to such items derived from the historical and projected financial results of the Company which we refer to above and which were provided to Cain Brothers by management. Certain of the summaries of the financial analyses include information presented in tabular format. In order to understand fully the material financial analyses used by Cain Brothers, the tables should be read together with the text of each summary. The tables alone do not constitute a complete description of the material financial analyses.

Stock Trading History and Implied Premium Analysis. Cain Brothers reviewed the Transaction Consideration and calculated the implied premiums represented relative to the closing price of our common stock on June 5, 2009 and the average closing stock prices of our common stock for the 30-day, 60-day, 90-day and 120-day periods ended June 5, 2009 (the “Stock Trading History and Implied Premium Analysis”). Cain Brothers then reviewed the one-day, 30-day, and the average 30-day, average 60-day, average 90-day and average 120-day premiums implied in 45 selected transactions announced since January 1, 2008 with market capitalizations prior to announcement between $5.0 million and $100.0 million, noting a mean premium range of 38.8% to 66.2% and median premium range of 33.4% to 58.7%.

	Company Share Price	Implied Company Common Stock Premium% at $1.35 per Share Offer	Implied Premiums for all Selected Transactions
Date			Mean	Median
Price on June 5, 2009	$0.82	65.0%	66.2%	58.7%
30 Days Prior to June 5, 2009	$0.81	66.7%	64.5%	45.0%
30 Day Average as of June 5, 2009	$0.82	63.9%	60.5%	52.1%
60 Day Average as of June 5, 2009	$0.85	59.7%	56.1%	47.3%
90 Day Average as of June 5, 2009	$0.82	64.6%	47.0%	39.8%
120 Day Average as of June 5, 2009	$0.77	74.6%	38.8%	33.4%

Based on this analysis, Cain Brothers compared the implied premium of the Company’s common stock at the Transaction Consideration to the implied range of premiums paid in comparable transactions. Cain Brothers noted that our implied premium based on the Transaction Consideration falls within, and in most cases, exceeds the premium ranges of the comparable transactions.

Comparable Company Analysis. To provide contextual data and comparative market information, Cain Brothers compared our selected historical operating and financial ratios to certain publicly traded firms with market capitalizations below $500 million that participate predominantly, or in part, in the patient monitoring and diagnostic cardiology products industry (the “Comparable Company Analysis”). These comparable companies consisted of:

•	Analogic Corporation

•	Aspect Medical Systems, Inc.

•	Cambridge Heart Inc.

•	Cardiac Science Corporation

•	CAS Medical Systems Inc.

•	CONMED Corp.

•	Natus Medical Inc.

•	Somonetics Corp.

•	SonoSite Inc.

•	ZOLL Medical Corp.

In conducting its analysis, Cain Brothers reviewed, among other things, our enterprise value (calculated by adding our short and long-term debt to the sum of the market value of our fully diluted common stock, the book value of any minority interest in other equity and the value of any material debt-equivalent liabilities less any of our cash and cash equivalents) implied by the Transaction Consideration expressed as a multiple of the Company’s last 12 months (“LTM”) ended February 28, 2009, LTM ended May 31, 2009 (assumed to be a projected financial result as May had not been finalized by the Company), projected fiscal year (“FY”) ending November 30, 2009 and projected FY 2010 revenue. Cain Brothers then compared these multiples to the respective low, mean, median and high enterprise value multiples of the comparable companies implied by the public trading value of their common stock as of June 5, 2009. For all of the analyses performed by Cain Brothers, projected amounts relating to us were provided to Cain Brothers by our management and historical and projected amounts for the comparable companies were based on information Cain Brothers obtained from SEC filings and IBES estimates and/or other publicly available investment banking research.

Due to the fact that the Company operates on a November 30 fiscal year end basis, and we provided historical information and projections to Cain Brothers on a fiscal year basis (including fiscal year-based quarters) only, Cain Brothers utilized the latest publicly-available quarterly financial information (which varied among the selected public companies from January 31, 2009 to March 31, 2009) to calculate the LTM financial measures for the comparable companies as the appropriate comparable information for our LTM ended February 28, 2009 and LTM May 31, 2009. Furthermore, Cain Brothers utilized projected calendar year ended December 31, 2009 and 2010 financial measures for the comparable companies as the appropriate comparable information for our projected FY 2009 and FY 2010, respectively.

Although Cain Brothers used these companies for comparative purposes, no company utilized in the Comparable Company Analysis is identical to us. Accordingly, consideration of the results of the Comparable Company Analysis cannot be limited to a quantitative review of the mathematical analysis, such as determining the average or median, and involves complex considerations and judgments concerning differences in industry performance, general business, economic, market and financial conditions and other matters concerning the companies as well as us.

Enterprise Value as a Multiple of:	Revenue Metric	Implied Company Transaction Revenue Multiple at $1.35 per Share Offer	Implied Revenue Multiples for all Selected Public Companies
			Low	Median	Mean	High
LTM Ended February 28, 2009	$23.8	0.5x	0.3x	0.8x	1.4x	3.9x
LTM Ended May 31, 2009	$23.4	0.5x	0.3x	0.8x	1.4x	3.9x
Projected FY 2009	$24.0	0.5x	0.4x	0.8x	1.2x	3.6x
Projected FY 2010	$27.1	0.4x	0.4x	0.8x	1.2x	3.0x

Based on this analysis, Cain Brothers compared the Company’s implied enterprise value to revenue multiples at the Transaction Consideration to the implied range of enterprise multiples of the comparable public companies. Cain Brothers noted that our implied multiples based on the Transaction Consideration falls within the multiple ranges of the comparable public companies with respect to revenue.

Precedent Transactions Analysis. Using publicly available information for transactions completed since January 1, 2003, Cain Brothers’ analyses included a review of 22 transactions involving companies in the patient monitoring and diagnostic cardiology products industry (the “Precedent Transactions Analysis”). No transaction utilized as a comparison in the Precedent Transactions Analysis is identical to the proposed transaction nor is any target company identical to us. Accordingly, consideration of the results cannot be limited to a quantitative review of the mathematical analysis, such as determining the mean or median, and involves complex considerations and judgments concerning differences in industry performance, general business, economic, market and financial conditions and other matters concerning the companies as well as us. For each of the precedent transactions, Cain Brothers calculated a multiple of each target’s LTM revenue implied by the enterprise value as of the closed date of each transaction, and compared such multiples to the corresponding multiples of our LTM ended February 28, 2009, LTM ended May 31, 2009 and projected FY 2009 revenue to the enterprise value implied by this transaction.

Date Closed	Acquirer	Target
Pending	CardioNet, Inc.	Biotel Inc.
01/30/09	Getinge AB	Datascope Corp.
12/21/08	St. Jude Medical Inc.	Radi Medical Systems AB
07/03/08	St. Jude Medical Inc.	EP Medsystems Inc.
05/14/08	Mindray Medical International Limited	Datascope Corp. Patient Monitoring Subsidiary
04/04/08	Opto Circuits (India) Ltd.	Criticare Systems Inc.
03/13/08	Philips Holding USA Inc.	Respironics Inc.
12/19/07	OSI Systems, Inc.	Spacelabs Healthcare, Inc. (remaining stake)
11/29/07	Natus Medical Inc.	Excel Tech Ltd.

Date Closed	Acquirer	Target
11/07/07	Inverness Medical Innovations Inc.	HemoSense, Inc.
09/12/07	Inverness Medical Innovations Inc.	Cholestech Corp.
06/29/07	Inverness Medical Innovations Inc.	Biosite Incorporated
07/31/06	Spacelabs Healthcare, Inc.	Del Mar Reynolds Medical Ltd.
05/11/06	Arkray, Inc.	Hypoguard USA, Inc.
01/05/06	Natus Medical Inc.	Bio-Logic Systems Corp.
11/01/05	Emageon Inc.	Camtronics Medical Systems, Ltd.
09/01/05	Quinton Cardiology Systems, Inc.	Cardiac Science Inc.
03/22/05	Smiths Medical	Medvest Holdings Corp.
03/19/04	OSI Systems, Inc.	Spacelabs Medical, Inc.
01/27/04	Danaher Corp.	Radiometer A/S
01/23/04	Intermagnetics General Corp.	Invivo Corp.
04/28/03	Welch Allyn, Inc.	Cardio Control N.V.

Enterprise Value as a Multiple of:	Revenue Metric	Implied Company Transaction Revenue Multiple at $1.35 per Share Offer	Implied Revenue Multiples for all Selected Transactions
			Low	Median	Mean	High
LTM Ended February 28, 2009	$23.8	0.5x	0.3x	2.0x	2.4x	7.1x
LTM Ended May 31, 2009	$23.4	0.5x	0.3x	2.0x	2.4x	7.1x
Projected FY 2009	$24.0	0.5x	0.3x	2.0x	2.4x	7.1x

Based on this analysis, Cain Brothers compared our implied enterprise value to revenue multiples at the Transaction Consideration to the implied range of enterprise multiples of the precedent transactions. Cain Brothers noted that our implied multiples at the Transaction Consideration fall within the multiple ranges of the precedent transactions with respect to revenue.

Discounted Cash Flow Analysis Based on Revenue Exit Multiple. Cain Brothers performed a discounted cash flow analysis based on financial projections provided from our senior management for FY 2009 to FY 2012. The discounted cash flow analysis is based on the projected future unlevered (before financing costs) free cash flows of the Company, after taking into consideration capital expenditures and working capital requirements. Cain Brothers calculated a range of terminal values as of November 30, 2012 using multiples of total enterprise value to revenue ranging from 0.50x to 1.50x. The resulting cash flows were discounted back utilizing weighted average costs of capital (“WACC”) ranging from 15.0% to 25.0%. Based upon and subject to the foregoing, Cain Brothers’ discounted cash flow analysis of the Company yielded a range of implied prices per share of the Company of $0.52 to $3.70. Cain Brothers compared the Transaction Consideration to this range of prices per share and noted that the Transaction Consideration falls within the price per share ranges of the discounted cash flow analysis based on a revenue exit multiple. In particular, Cain Brothers noted the following:

WACC:	Implied Prices per Share of the Company Assumed Exit Multiple of FY 2012 Projected Revenue
	0.50x	0.75x	1.00x	1.25x	1.50x
15.0%	$0.75	$1.48	$2.22	$2.96	$3.70
17.5%	0.68	1.38	2.08	2.78	3.48
20.0%	0.62	1.29	1.95	2.61	3.28
22.5%	0.57	1.20	1.83	2.46	3.09
25.0%	0.52	1.12	1.71	2.31	2.91

The discounted cash flow analyses of the Company do not necessarily indicate actual values or actual future results. The range of discount rates applied to us was based upon several factors, including Cain Brothers’

knowledge of the Company and the industry in which we operate, the business risks associated with us and the overall interest rate environment as of June 8, 2009. Discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent on the numerous assumptions that must be made, including earnings growth rates, terminal values and discount rates.

Qualitative Factors. In addition to the financial analyses described above, Cain Brothers also considered a range of operational, financial and market-related challenges facing the Company, as described in the “Reasons for the Merger” section described in this proxy statement, as well as the comprehensive process Cain Brothers and our senior management undertook to identify a potential acquirer of the Company, including contacting more than 50 potential acquirers of the business over more than a three-year period.

Summary of Analyses. Based on the analyses described above, Cain Brothers noted that the Transaction Consideration was within the implied valuation range resulting from the four analyses. In reaching its opinion with respect to the fairness of the Transaction Consideration to us from a financial point of view, Cain Brothers did not assign any particular weight to any one analysis or the results yielded by that analysis. Rather, having viewed these results in the aggregate together with certain qualitative considerations including operational, financial and market-related challenges facing us, Cain Brothers exercised its professional judgment and determined that, based on the aggregate of the analyses used and the results they yielded, the Transaction Consideration was fair to us from a financial point of view as of the date of its opinion. Cain Brothers’ Commitment and Valuation Committee approved the issuance of Cain Brothers’ opinion.

In rendering its opinion, Cain Brothers was not engaged to act as an agent or fiduciary of the Company, the shareholders or creditors of the Company or any other third party. Pursuant to our engagement letter with Cain Brothers as currently in effect, we agreed to pay Cain Brothers $225,000 upon delivery of its fairness opinion to our Board of Directors and a transaction success fee upon the successful close of the transaction of $700,000, against which the previously paid opinion fee will be credited. The Board of Directors of the Company was aware of this fee structure and took it into account in considering the Cain Brothers opinion and in approving the merger. Cain Brothers provided other financial advisory services to the Company for which it has been compensated, including financial advisory services in connection with the purchase and later sale of our Vermed subsidiary in 2004 and 2007, respectively.

In addition to any fees for professional services, we have agreed to reimburse Cain Brothers, upon request, for certain reasonable out-of-pocket expenses incurred in connection with Cain Brothers carrying out the terms of the engagement letter, including fees and disbursements of its legal counsel. We have also agreed to indemnify Cain Brothers against claims related to any of the services rendered pursuant to the engagement letter or matters which are the subject of, or arise out of, the engagement of Cain Brothers contemplated by the engagement letter, including liabilities under the federal securities laws. The foregoing summary does not purport to be a complete description of the analyses performed by Cain Brothers or the terms of its engagement by us. The foregoing summary of the analyses performed by Cain Brothers is qualified in its entirety by reference to the opinion of Cain Brothers attached as Appendix B to this proxy statement.

Source and Amount of Funds for the Merger

Consummation of the merger is not contingent upon any financial contingency for SonoSite. The net amount of funds required to complete the merger and related transactions, including repaying in full our 8% Convertible Subordinated Notes, will be approximately $12.3 million. SonoSite expects to pay this amount through available cash balances.

Interests of Directors and Executive Officers in the Merger May Differ From Your Interests

CardioDynamics director Richard O. Martin has served on our Board since July 1997. Because he also serves on the Board of Directors of SonoSite, we excused Dr. Martin from consideration of any of the three potential transactions throughout the period leading to execution of the merger agreement.

In this section, we refer to our Board of Directors (other than Dr. Martin, who was recused because of his relationship with SonoSite) as “our Board.” In considering the recommendation of our Board that you vote in favor of the proposal to approve the merger agreement, you should be aware that certain of our directors and executive officers may have interests in the merger that are different from, or are in addition to, the interests of CardioDynamics and our shareholders generally. These interests may create a potential conflict of interest and may be perceived to have affected their decision to support or approve the merger. Our Board was aware of these potential conflicts of interest during its deliberations on the merits of the merger and in making its decision to approve the merger agreement, the merger and the related transactions. These interests include accelerated vesting of stock options and restricted stock held by directors and executive officers, the receipt of severance benefits in the event of certain termination on or following the consummation of the merger, voting agreements entered into in connection with the merger agreement, and continuation of indemnification rights and coverage under our directors’ and officers’ liability insurance policies. CardioDynamics shareholders should be aware of these interests when considering our Board’s recommendation to approve the merger agreement.

Positions with the Surviving Corporation. The merger agreement provides that the directors and officers of Merger Sub immediately prior to the effective time of the merger will be the initial directors and officers of CardioDynamics, as the surviving corporation, after the merger. As of the date of this proxy statement, four of our five executive officers were required to enter into Transitional Employment Agreements with SonoSite in connection with the merger agreement, as further described below, which provide for an initial three-month period of employment with SonoSite after completion of the merger. We do not anticipate that any of our non-employee directors will continue to serve as directors of CardioDynamics after completion of the merger.

Options and Restricted Shares. The merger agreement provides that each option to purchase shares of our common stock that is outstanding immediately prior to the completion of the merger will, upon completion of the merger, become fully vested and then cancelled, and the holder of such option will be entitled to receive a cash payment for each share of our common stock subject to the option (assuming full vesting) equal to the excess, if any, of the merger consideration over the exercise price of the option. All unexercised stock options that have a per share exercise price equal to or exceeding the $1.35 per share merger consideration will be cancelled and the holder will receive no payment or other distribution. Because the exercise price of each outstanding stock option held by our executive officers and directors exceeds the merger consideration of $1.35 per share, no payment will be received by our executive officers and directors on account of their vested or unvested stock options.

In the merger, the holders of outstanding restricted shares of our common stock, other than shares held by six of our employees who were required to execute a Transitional Employment Agreement with SonoSite, will receive $1.35 for each restricted share of common stock held (whether vested or unvested), less any required tax withholding. The shares of restricted stock held by those transitional employees will convert into the right to receive $1.35 per share cash for their restricted shares, payable subject to the same vesting schedule as originally applied for the restricted shares, but if the transitional employee remains employed with SonoSite for three months following the merger, their cash merger consideration will immediately vest and be released to them.

In connection with approving the merger and the merger agreement, our Board approved the disposition of shares of common stock, options and restricted shares held by our directors and executive officers, so that such dispositions in the merger and the conversion into the right to receive merger consideration, if applicable, is exempt from liability under Section 16(b) of the Securities Exchange Act of 1934. Upon consummation of the merger, all of our stock option and other equity-related plans will be terminated.

Based on the stock options and restricted shares held by our directors and executive officers on [                 ], 2009, the following table summarizes the number of shares underlying unvested options or unvested restricted shares that would become fully vested, as well as the number of shares underlying all options currently outstanding and held by such persons, that would be cashed out in the merger for the $1.35 per share merger consideration (subject to applicable tax withholding).

	Options(1)			Restricted Shares
Name	Number of shares underlying unvested options	Number of shares underlying vested options	Aggregate merger consideration for options	Number of unvested shares		Merger consideration for restricted shares
James C. Gilstrap	0	0	$0	12,500	(2)	$16,875
Robert W. Keith	0	0	$0	5,000	(2)	$6,750
Richard O. Martin	0	0	$0	12,500	(2)	$16,875
B. Lynne Parshall	0	0	$0	15,000	(2)	$20,250
Jay A. Warren	0	0	$0	5,000	(2)	$6,750
Michael K. Perry	0	0	$0	116,785	(3)(5)	$157,660
Rhonda F. Rhyne	0	0	$0	72,857	(4)(5)	$98,357
Steve P. Loomis	0	0	$0	52,499	(4)(5)	$70,784
Donald J. Brooks	0	0	$0	31,285	(4)(5)	$42,235
Richard E. Trayler	0	0	$0	39,285	(4)(5)	$53,035

All directors and executive officers as a group (10 persons)	0	0	$0	362,711		$489,660

(1)	Includes only those options that are “in-the-money,” where the exercise price is less than the $1.35 per share merger consideration. Vesting for all unvested options will accelerate in the merger. Because the exercise price of each outstanding stock option held by our executive officers and directors exceeds the merger consideration of $1.35 per share, no payment will be received by our executive officers and directors on account of their vested or unvested stock options.

(2)	Shares vest in full according to their terms on June 30, 2009.

(3)	Vesting will accelerate in the merger.

(4)	Vesting will accelerate in the merger and the cash merger consideration will be released at the end of the transitional period under the Transitional Employment Agreement between the executive and SonoSite, as further described below.

(5)	Includes the annual grant of shares of restricted stock made under the Company’s 2004 Stock Incentive Plan on January 21, 2009 to the executive officers as follows: Mr. Perry, 65,000 shares; Ms. Rhyne, 40,000 shares; Mr. Loomis, 27,500 shares; Mr. Brooks, 12,000 shares; Mr. Trayler, 20,000 shares.

Change of Control Agreements. On December 16, 2008, we amended and restated our Change of Control Agreements that were first executed in 2006 with each of our executive officers to make certain amendments in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations promulgated thereunder, and to make certain other revisions to the prior agreements. The agreements terminate upon the later of (i) the date that all obligations of the parties under the agreements have been satisfied, or (ii) 24 months after a Change of Control (as defined below).

Each executive is entitled to the following benefits if we terminate his or her employment without Cause or if an Involuntary Termination occurs (each as defined below) during the period commencing 30 days prior to the announcement of a Change of Control and ending 24 months after a Change of Control:

•

salary continuation at the executive’s base compensation for a 15-month period in regular payroll increments from the date of termination, or from the date of the Change of Control if such termination occurred no more than 30 days before a Change of Control; and

•

continuation for the same period of all health and disability benefits we provided to the executive and his or her family under our benefits plan immediately prior to termination (with the executive continuing to pay any portion of the premiums paid by the executive prior to the Change of Control).

In addition, each executive is entitled to the following if we terminate his or her employment without Cause, or if an Involuntary Termination occurs within 12 months after a Change of Control: (i) vesting of the remaining portion of the executive’s unvested stock options or other equity awards; and (ii) to the extent that such options are assumed by an acquiring or surviving entity as part of any relevant Change of Control, the executive is entitled to exercise any stock options for a period from the date of his or her termination up to the date which is the earlier to occur of (a) the one year anniversary of such termination or (b) the original stated expiration date of such options.

For purposes of the agreements, a “Change of Control” is deemed to have occurred as a result of any of the following events, whether in a single transaction or a series of related transactions: (i) any person, or more than one person acting as a group, acquires ownership of our stock that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of our stock; (ii) consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving CardioDynamics whereby, following such transaction, all or substantially all of our shareholders immediately prior to the transaction no longer own more than 50% of the voting securities of the surviving entity; (iii) any person, or more than one person acting as a group, acquires all or substantially all of our assets; or (iv) the incumbent members of our Board of Directors as of the date of the agreement cease for any reason to constitute at least a majority of the Board, unless the nomination or election of new directors is approved by a majority of our incumbent directors.

An “Involuntary Termination” is deemed to have occurred if the executive resigns due to: (i) a material reduction of the executive’s authority, duties or responsibilities (without the executive’s consent); (ii) a material reduction of the executive’s base compensation (the greater of annual base salary either at the time of termination or within 12 months prior to a Change of Control) (without the executive’s consent); (iii) the relocation of the executive’s principal place of employment to a facility or a location more than 50 miles from the executive’s current location (without the Executive’s consent); (iv) any termination of the executive which is not effected for Cause or by reason of death or disability; or (v) our failure to obtain the assumption of the agreement by any successors.

For purposes of the agreements, the term “Cause” means: (i) gross negligence or willful misconduct in the performance of the executive’s duties, including refusal to comply in any material respect with the legal directives of our Board of Directors or a higher ranking officer, (ii) material and willful violation of any federal or state law that has resulted or is likely to result in material damage to CardioDynamics, (iii) commission of any act of fraud with respect to CardioDynamics, or (iv) conviction of a felony or a crime causing material harm to our standing and reputation.

As a condition to receiving the payments under the agreements, each executive also must agree to execute and deliver a broad release and waiver of claims. In addition, each executive is subject to a non-compete agreement during the period that payments or benefits are being received under the agreement and for an additional period six months thereafter.

If the executive is a “specified employee” under Section 409A at the time of termination and a delay is necessary to avoid a prohibited distribution under the Code, we will delay the payment of any salary or the continuation of any benefits under the agreements until the earlier of (i) six months measured from the date of the executive’s “separation from service” with us (as such term is defined in Treasury Regulations issued under Section 409A) or (ii) the date of the executive’s death. Upon the expiration of any necessary deferral period, the deferred payments and benefits will be paid or reimbursed to the executive in a lump sum, together with interest.

Set forth below is an estimate of the pre-tax amount of the severance payment that would be owed to each such executive under his or her Change of Control Agreement, assuming that the executive is terminated on the day following completion of the merger.

Name	Title	Severance Payment	Health Insurance Benefit
Michael K. Perry	Chief Executive Officer	$421,445	$17,936
Rhonda F. Rhyne	President	$322,330	$6,692
Stephen P. Loomis	Chief Financial Officer, Vice President of Operations and Secretary	$276,445	$17,796
Donald J. Brooks	Chief Technology Officer	$225,080	$14,466
Richard E. Trayler	Vice President of International Operations	$240,195	$17,316

Our Chief Executive Officer, Michael K. Perry, was not one of the executive officers offered a Transitional Employment Agreement by SonoSite, as described further below. The merger agreement provides that effective immediately prior to the merger closing, CardioDynamics will terminate the employment of each employee who has not received (or who has received and declined) an offer of continued employment with SonoSite or one of its subsidiaries. Therefore, the closing of the merger will result in an Involuntary Termination of Mr. Perry’s employment, and he will be entitled to receive the payments and benefits pursuant to his Change of Control Agreement as described above.

Transitional Employment Agreements. In connection with execution of the merger agreement, six of our employees, including four executive officers, were required to execute a Transitional Employment Agreement with SonoSite which will, at closing of the merger, supersede and replace the above-described Change of Control Agreement between each person and CardioDynamics. Those four executive officers are:

•	Rhonda F. Rhyne

•	Stephen P. Loomis

•	Donald J. Brooks

•	Richard E. Trayler

Pursuant to the Transitional Employment Agreement, each executive has severance protection with SonoSite for a three-month period following the merger closing. If he or she remains actively employed through the end of that three-month period, and his or her employment is terminated thereafter for any reason other than for “cause” (including the executive’s voluntary resignation of employment with or without “good reason”), then he or she is entitled to severance benefits substantially the same as described above for the Change of Control Agreements (but excluding disability coverage). In addition, if the executive remains actively employed with SonoSite for the three-month period, then the executive earns 100% accelerated vesting of the $1.35 cash merger consideration attributable to the shares of CardioDynamics restricted stock held by the executive at the time of the merger. If the executive resigns his or her employment for any reason other than with “good reason” prior to the end of the three-month transitional period, then the executive forfeits his or her right to this equity acceleration and any other severance payment or benefit. The definitions of termination for “cause” and “good reason” under the Transitional Employment Agreements are generally similar to the Change of Control Agreements described above, however, the executive is not entitled to severance benefits by reason of a reduction in authorities, duties or responsibilities under the Transitional Employment Agreement as would be the case under the Change of Control Agreement.

At the end of the transitional period, SonoSite may offer the executive continued employment for a subsequent transitional period, and the executive may chose whether or not to accept such employment. The executive’s receipt of severance benefits is conditioned upon remaining employed only during the initial three-month transitional period. In order to receive severance benefits under the Transitional Employment Agreement, the executive must also execute and deliver a release and waiver of claims. As a part of the Transitional Employment Agreement with SonoSite, each executive was also required to execute a non-competition agreement and an agreement with respect to inventions, patents, property rights and confidential information.

Voting Agreements; Irrevocable Proxies. In connection with execution of the merger agreement, certain of our directors and executive officers, in their capacities as our shareholders, were required to enter into voting agreements with SonoSite pursuant to which each of those shareholders agreed, among other things, to vote their shares of our common stock in favor of approval of the merger agreement and the merger transaction and against any proposal made in opposition to the merger. They were also required to grant irrevocable proxies appointing management of SonoSite as proxies to vote such shareholders’ shares in favor of the approval of the merger agreement and the merger transaction, and against any proposal made in opposition to the merger. As of the record date, these persons owned and are entitled to vote, in the aggregate, 703,838 shares of our common stock, which represented approximately 9.5% of our outstanding common stock.

Indemnification of Directors and Officers; Insurance. The merger agreement provides that the surviving corporation will continue our indemnification obligations with respect to our directors and officers, and that our current directors’ and officers’ liability insurance will be maintained for a period of at least six years after the merger, subject to certain conditions. The terms of the policies must be, in the aggregate, no less advantageous to the insured than the existing policy of CardioDynamics, unless the cost of the policy would exceed 150% of the current policy’s annual premium, in which case the policy must be the greatest coverage available for a cost not exceeding such amount.

Past Contacts, Transactions or Negotiations

Neither CardioDynamics nor any of our directors, executive officers or other affiliates have any past, present or proposed relationships, material agreements, arrangements, understandings, negotiations, transactions or material contacts with SonoSite, Merger Sub or any of their respective directors, executive officers or other affiliates that would require disclosure under the rules and regulations of the SEC applicable to this proxy statement.

Material U.S. Federal Income Tax Consequences

General. The following is a summary of the anticipated material U.S. federal income tax consequences of the merger to our shareholders. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, applicable U.S. Treasury Regulations, judicial authority and administrative rulings and practice, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. It is assumed, for purposes of this summary, that the shares of our common stock are held as capital assets by a U.S. person (i.e., a citizen or resident of the U.S. or a domestic corporation). This discussion may not address all aspects of U.S. federal income taxation that may be relevant to a particular shareholder in light of that shareholder’s particular circumstances, or to those shareholders that may be subject to special treatment under the U.S. federal income tax laws (for example, life insurance companies, tax-exempt organizations, financial institutions, U.S. expatriates, persons that are not U.S. persons, dealers or brokers in securities or currencies, pass-through entities (e.g., partnerships) and investors in such entities, or shareholders who hold shares of our common stock as part of a hedging, “straddle,” conversion, constructive sale or other integrated transaction, who are subject to the alternative minimum tax, or holders of stock options, restricted stock, or holders who receive cash pursuant to the exercise of dissenters’ rights). In addition, the discussion does not address any aspect of foreign, state or local taxation or estate and gift taxation that may be applicable to our shareholders.

Consequences of the Merger to Shareholders. The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a shareholder who surrenders shares of our common stock in exchange for cash pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and such shareholder’s adjusted basis in the shares surrendered. Gain or loss will be calculated separately for each block of shares surrendered in the merger (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will generally be capital gain or loss, and will generally be long-term gain or loss provided that a shareholder has held such shares for more than one year as of the closing date of the merger. There are limitations on the deductibility of capital losses.

Backup Withholding Tax. Generally, under the U.S. federal income tax backup withholding rules, a shareholder or other payee that exchanges shares of our common stock for cash may be subject to backup withholding at a rate of 28%, unless the shareholder or other payee (i) provides a taxpayer identification number or “TIN” (i.e., a social security number, in the case of individuals, or an employer identification number, in the case of other shareholders), and (ii) certifies under penalties of perjury that (A) such TIN is correct, (B) such shareholder is not subject to backup withholding and (C) such shareholder is a U.S. person. Each of our shareholders and, if applicable, each other payee should complete and sign the substitute Form W-9 included as part of the letter of transmittal and return it to the disbursing agent in order to provide the foregoing information and certification necessary to avoid backup withholding, unless an exemption applies and is otherwise established in a manner satisfactory to the disbursing agent.

THE FOREGOING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE MERGER TO THEM IN VIEW OF THEIR OWN PARTICULAR CIRCUMSTANCES.

Delisting and Deregistration of our Common Stock

If the merger is completed, CardioDynamics common stock will be delisted from the Nasdaq Stock Market and deregistered under the Securities Exchange Act of 1934, and we will no longer file periodic reports with the SEC on account of our common stock.

If the merger agreement and the merger transaction are not approved by our shareholders or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be listed and traded on the Nasdaq Stock Market, so long as we continue to meet the applicable listing requirements.

Governmental and Regulatory Approvals

Other than distribution of this proxy statement, there are no pending governmental or regulatory clearances that must be obtained in order to consummate the merger.

Anticipated Closing of the Merger

We intend to complete the closing of the merger promptly after all of the conditions to completion of the merger are satisfied or waived, including the approval of the merger agreement by our shareholders and the absence of any legal prohibitions to the merger. We currently expect the merger to be completed shortly following the special meeting of shareholders, although we cannot assure completion by any particular date, if at all. We will issue a press release and letters of transmittal for your use once the merger has been completed.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement. The merger agreement is included as Appendix A to this proxy statement. We encourage you to read it carefully and in its entirety. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about CardioDynamics. Such information can be found elsewhere in this proxy statement and in the other public filings CardioDynamics makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

Merger Consideration

Upon completion of the merger, each outstanding (i) share of CardioDynamics common stock, other than shares held by a shareholder who perfects dissenters’ rights in accordance with California law, will automatically be converted into the right to receive $1.35 in cash, without interest; provided, however, SonoSite will retain any unvested cash payable to holders of unvested restricted shares of our common stock until such holder vests therein; and (ii) option to purchase CardioDynamics common stock will fully vest, and then be canceled and extinguished, and the holder thereof will receive an amount in cash per share of CardioDynamics common stock subject to such option equal to any excess of (A) $1.35 per share less (B) the exercise price of such option (the “Option Consideration”). The price of $1.35 per share was determined through arm’s-length negotiations between us and SonoSite. Upon completion of the merger, no shares of CardioDynamics common stock outstanding prior to the merger will remain outstanding after the merger and all such shares will automatically be cancelled and will cease to exist.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the California Secretary of State or at such later date or time as is agreed upon by Merger Sub and CardioDynamics and specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable on or after the closing date. Subject to the terms and conditions of the merger agreement and in accordance with California law, upon the completion of the merger, Merger Sub, a wholly-owned subsidiary of SonoSite and a party to the merger agreement, will merge with and into CardioDynamics. CardioDynamics will survive the merger as a wholly-owned subsidiary of SonoSite.

Conversion of Shares; Procedures for Exchange of Certificates

Effective automatically upon completion of the merger, you will have the right to receive $1.35 per share of CardioDynamics common stock in cash, without interest; provided, however, SonoSite will retain any unvested cash payable to holders of unvested restricted shares of our common stock until such holder vests therein. Prior to the completion of the merger, SonoSite will designate a bank or trust company reasonably acceptable to us to act as disbursing agent under the merger agreement. The merger agreement provides that as promptly as practicable after the effective time of the merger (but no later than five business days thereafter), SonoSite will deposit with the disbursing agent cash in the amount sufficient to enable the disbursing agent to pay the aggregate merger consideration to the holders of shares of CardioDynamics common stock, plus any cash necessary to pay the aggregate Option Consideration.

As soon as reasonably practicable after the completion of the merger (but no later than five business days thereafter), the surviving corporation will send or cause the disbursing agent to send to each record holder of shares of CardioDynamics common stock a letter of transmittal and instructions for use in surrendering their certificates in exchange for the merger consideration. No shareholder should surrender any certificates until the shareholder receives the letter of transmittal and other materials from the disbursing agent for such surrender. Upon surrender of a stock certificate for cancellation to the disbursing agent, together with a letter of transmittal, duly completed and executed in accordance with the instructions, and such other customary documents as the disbursing agent may reasonably require, the holder of such shares will be entitled to receive the merger consideration into which the number of shares of CardioDynamics common stock previously represented by such shares shall have been converted pursuant to the merger agreement. The shares so surrendered will be cancelled.

In the event of a transfer of ownership of shares of CardioDynamics common stock which is not registered in our transfer records, payment may be made with respect to such shares to the transferee if the shares are presented to the disbursing agent, properly endorsed or otherwise in proper form for transfer, and the transferee either pays to the disbursing agent any applicable transfer taxes relating to such transfer, or establishes that such transfer taxes have been paid or are not applicable.

If your stock certificate has been lost, stolen or destroyed, the disbursing agent will deliver to you the applicable merger consideration for the shares represented by that certificate if you make an affidavit claiming such certificate has been lost, stolen or destroyed with such assurances as SonoSite or the disbursing agent may require, including, if reasonably required, the posting of a bond.

You should not send your certificates until requested to do so and should send them only pursuant to instructions set forth in the letters of transmittal to be mailed to shareholders promptly after the completion of the merger. In all cases, the merger consideration will be paid only in accordance with the procedures set forth in the merger agreement and such letters of transmittal.

The merger agreement provides that 180 days after the completion of the merger, the disbursing agent will deliver to the surviving corporation any funds made available to the disbursing agent which have not been disbursed to holders of CardioDynamics common stock, and that any holders of shares who have not complied with the above-described procedures to receive payment of the merger consideration during such 180-day period may thereafter look only to surviving corporation for payment of the merger consideration to which they are entitled.

The cash paid to you upon conversion of your shares of CardioDynamics common stock will be issued in full satisfaction of all rights relating to the shares of CardioDynamics common stock.

Effect on CardioDynamics Stock Options

The merger agreement provides that at the effective time of the merger, all outstanding CardioDynamics stock options will become fully vested and then cancelled, and the holder of each option will be entitled to receive an amount in cash equal to the product of (i) the amount by which $1.35 exceeds the applicable per share exercise price, if any, of such option and (ii) the number of shares subject to such option (assuming full vesting), without interest, and less any applicable withholding taxes. All unexercised CardioDynamics stock options with a per share exercise price equal to or exceeding the $1.35 per share merger consideration will be cancelled upon completion of the merger, with no cash or other distribution payable to the holder.

Effect on CardioDynamics Restricted Shares

At the effective time of the merger, all outstanding unvested restricted shares of our common stock (other than shares held by the six employees who were required to execute a Transitional Employment Agreement with SonoSite) will accelerate and become fully vested. Each share of restricted stock will entitle the holder to receive in the merger $1.35 per share cash, less any required tax withholding. The shares of restricted stock held by those transitional employees will convert into the right to receive $1.35 per share cash for their restricted shares, payable subject to the same vesting schedule as originally applied for the restricted shares, but if the transitional employee remains employed with SonoSite for three months following the merger, the cash merger consideration will immediately vest and be released to them.

Effect on CardioDynamics Convertible Subordinated Notes

At the effective time of the merger, SonoSite or Merger Sub must prepay in full all of our outstanding Convertible Subordinated Notes in accordance with the terms thereof, and such notes will thereafter be cancelled. Such notes bear interest at an annual rate of 8.0% and are convertible into shares of our common stock at a price of $8.05 per share.

Representations and Warranties

The merger agreement contains representations and warranties of each party to the agreement. The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully, and in their entirety, the sections of the merger agreement entitled “Representations and Warranties of the Company” and “Representations and Warranties of Parent and Merger Sub” in Articles III and IV, respectively, of the merger agreement attached as Appendix A to this proxy statement. However, the assertions embodied in the representations and warranties made by us are qualified by information and statements made in a confidential disclosure letter that we provided to SonoSite in connection with the signing of the merger agreement. While we do not believe that such disclosure letter contains information that applicable securities laws require us to disclose publicly (other than information that has already been so disclosed), the disclosure letter does contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts, since such representations and warranties were made by the parties to the merger agreement to and solely for the benefit of each other, and they are modified in important part by the underlying disclosure letter. The disclosure letter contains information that has been included in our general prior public disclosures, as well as additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in our public disclosures.

The merger agreement contains representations and warranties of CardioDynamics as to, among other things:

•	corporate existence and power, and our subsidiaries;

•	corporate authorization;

•	governmental authorization;

•	non-contravention;

•	capitalization;

•	Securities and Exchange Commission reports and financial statements;

•	disclosure documents;

•	absence of undisclosed liabilities;

•	material contracts;

•	absence of certain changes or events;

•	litigation;

•	intellectual property;

•	taxes;

•	real property and other assets;

•	employees;

•	employee benefits;

•	regulatory compliance;

•	compliance with laws;

•	environmental, health and safety matters;

•	insurance;

•	finders’ fees;

•	Medicare reimbursement guarantees;

•	absence of other information; and

•	disclosure.

In addition, the merger agreement contains representations and warranties by SonoSite and Merger Sub as to:

•	corporate existence and power;

•	corporate authorization;

•	governmental authorization;

•	non-contravention;

•	disclosure documents;

•	ownership of common shares;

•	financing; and

•	absence of other information.

Conduct of Business Pending the Merger

We have agreed in the merger agreement that, except as expressly consented to in writing by SonoSite and Merger Sub (which consent may not be unreasonably withheld, conditioned or delayed), except for certain actions contemplated by the merger agreement or set forth in the disclosure letter, between the date of the merger agreement and the effective time, we will and will cause our subsidiaries to use all commercially reasonable efforts to: (i) preserve intact our respective present business organizations and capital structures; (ii) maintain in effect all material permits that are required for us to carry on our respective businesses; (iii) keep available the services of our present officers and key employees; and (iv) maintain our current material relationships with suppliers and distributors, as well as other persons with which we have significant business relationships. Without limiting the generality of the foregoing, and except for matters set forth in the applicable section of the disclosure letter or as specifically provided by the merger agreement, without the prior written consent of SonoSite and Merger Sub, from the date of the merger agreement until the effective time, neither we nor any of our subsidiaries may:

•	propose or adopt any change in our organizational or governing documents;

•	merge or consolidate with any person;

•	directly or indirectly acquire (by way of merger, consolidation, purchase, investment, loan, capital contribution or any other manner) any (i) business entity or (ii) a material amount of assets;

•

sell, lease, exclusively license or otherwise dispose of a material amount of assets (other than the sale of inventory in the ordinary course of business consistent with past practice) or any material product lines;

•	incur any third-party indebtedness for borrowed money or guarantee such indebtedness of another person, except for borrowings under our existing credit facilities and inter-company transactions;

•	make any loans, advances or capital contributions to, or investments in, any other person, except advances to employees for expenses in the ordinary course of business consistent with past practice;

•

issue, sell, grant or transfer any shares of capital stock or other equity or voting interests (other than pursuant to the exercise of stock options or the vesting of restricted shares outstanding on the merger agreement date), or any securities convertible or exchangeable into or exercisable for any such capital stock or other equity or voting interests;

•	pledge, subject to any lien or otherwise encumber shares of capital stock or other equity or voting interests;

•	issue, sell, grant or transfer any debt securities, options, warrants, calls or other rights to acquire debt securities, or guarantee any debt securities issued by another person;

•	mortgage or pledge any of our material assets, tangible or intangible, or create any material lien thereupon (other than permitted liens);

•	invest any cash that is not needed to pay current operating expenses in anything other than obligations of or guaranteed by the United States;

•	declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or other property) in respect of our capital stock or other equity interests;

•

reclassify, split, combine or redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other equity or voting interests, or any securities convertible or exchangeable into or exercisable for any such capital stock or other equity or voting interests;

•

enter into any contract outside of the ordinary course of business consistent with past practice that would be material to us and our subsidiaries taken as a whole, or that imposes any sort of non-competition obligation or other restriction on our business;

•	amend, modify or waive in any material respect any existing material contract, except in the ordinary course of business consistent with past practice;

•	fail to maintain the rights associated with any intellectual property used in or necessary for the conduct of our business as currently conducted;

•

other than in the ordinary course of business consistent with past practice or as required by applicable law: (i) make, change or rescind any express or deemed material election relating to taxes; (ii) take any position or adopt any tax accounting method that is inconsistent with methods used in preparing or filing tax returns for similar taxes in prior periods, other than with respect to such items that, in the aggregate, are not material or such actions that are required by law; (iii) settle or compromise any material tax liability for an amount in excess of the amount currently reserved in our books and records for such tax liability; (iv) enter into any closing or other agreement with respect to any material tax liability with any tax authority for an amount in excess of the amount currently reserved in our books and records for such tax liability; (v) file or cause to be filed any material amended tax return; (vi) file or cause to be filed a material claim for refund of taxes previously paid; (vii) agree to an extension of a statute of limitations with respect to the assessment or determination of material taxes; (viii) grant any power of attorney with respect to material taxes; or (ix) change any annual tax accounting period;

•

make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of our operations, except insofar as may have been required by a change in generally accepted accounting principles or law and after consulting with our outside accountants;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the merger);

•	enter into any new line of business;

•	initiate, pay, discharge, settle, or satisfy any claims, other than in the ordinary course of business consistent with past practice;

•	alter the corporate structure of ownership of any subsidiary, through merger, liquidation, reorganization, restructuring or otherwise;

•

enter into or amend any employment contract or severance arrangement, increase in any manner the compensation or fringe benefits of any of our employees, directors or consultants (other than immaterial increases to non-officer employees in the ordinary course of business consistent with past practice), or enter into any commitment to pay pension, retirement or severance benefits to any employees, directors or consultants;

•	take any action (or omit to take any action) if such action (or omission) would reasonably be expected to result in any of the conditions to the merger not being satisfied;

•	exercise any option to extend the term of the lease for our corporate headquarters;

•

release the managing director of our German subsidiary from the restrictions on self-dealing under German law, or otherwise enter into any transaction with him except as expressly contemplated by the merger agreement; or

•	authorize, agree or commit to do any of the foregoing.

The covenants in the merger agreement relating to the conduct of our business are complicated and not easily summarized. You are urged to read carefully and in its entirety Section 5.1 of the merger agreement entitled “Conduct of the Company and Subsidiaries” in Appendix A to this proxy statement.

No Solicitation of Alternative Transactions

We have agreed in the merger agreement, between the date of the merger agreement and the effective time, to certain limitations on our ability to take action with respect to alternative acquisition transactions. Except as set forth below, we have agreed to not, and to cause our subsidiaries and our subsidiaries’ respective officers, directors, employees, agents, advisors, affiliates and other representatives not to:

•

initiate, solicit, facilitate or encourage the making, submission or announcement of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to a “Company Acquisition Proposal” (as defined below) or engage in any discussions or negotiations with respect thereto or otherwise cooperate with, assist or participate in any such inquiries, proposals, offers, discussions or negotiations; or

•

approve, endorse, recommend or enter into an agreement with respect to a Company Acquisition Proposal or agreement in principle requiring us to abandon, terminate or fail to consummate the merger or to breach our obligations under the merger agreement.

As of the merger agreement date, we were obligated to immediately cease and cause to be terminated any existing solicitations, encouragements, discussions or negotiations with any persons previously conducted by us or our representatives with respect to any Company Acquisition Proposal and request return or destruction of the information we provided.

Notwithstanding these limitations, the merger agreement provides that, at any time prior to obtaining the requisite shareholder vote for approval of the merger with SonoSite, if

•	we have complied with all of our nonsolicitation obligations under the merger agreement,

•	we receive a written Company Acquisition Proposal that our Board believes in good faith to be bona fide, and

•	our Board determines in good faith (after consultation with our financial advisor and outside counsel) that:

•	such Company Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal (as defined below), and

•

the failure to furnish additional information and participate in discussions or negotiations with a person making a Company Acquisition Proposal would be inconsistent with its fiduciary duties under applicable law,

•	then the Company may take such actions to furnish such information and participate in such discussions or negotiations.

Notwithstanding the foregoing,

•	we may not disclose any non-public information to such person without first entering into an acceptable confidentiality agreement;

•

we must provide to SonoSite all information concerning the Company or our subsidiaries which is provided or otherwise made available to such person, to the extent the same has not been previously made available to SonoSite;

•

we must notify SonoSite in the event we receive a Company Acquisition Proposal, including the material terms and conditions thereof and the identity of such person within one business day after receipt and at least one business day before we furnish any information to such person or participates in any discussions or negotiations with such person; and

•

we must keep SonoSite informed on a current basis as to the status and any significant or material developments concerning the same, including furnishing copies of all significant or material inquiries or correspondence sent or received by any person relating thereto.

In addition, we must notify SonoSite within one business day of receipt of any of the following: (i) any written indication by any person that could reasonably be expected to result in a Company Acquisition Proposal, (ii) any request for non-public information relating to the Company or any subsidiary, and (iii) any inquiry or request for discussions or negotiations regarding a Company Acquisition Proposal.

The merger agreement provides that we may not enter into or take any action with respect a confidentiality or standstill agreement that prohibits us from complying with the terms of the merger agreement. However, our Board may (i) permit a proposal to be made under a standstill agreement if it determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with the fiduciary duties of our Board under applicable law, and (ii) take and disclose to our shareholders a position with respect to any tender or exchange offer made by a third party.

Under the merger agreement, a “Company Acquisition Proposal” generally means any inquiry, proposal or offer from any person or group of persons (other than SonoSite, Merger Sub or their respective affiliates in connection with the merger agreement) relating to any: (i) acquisition, purchase or license of (1) 20% or more of our assets, (2) 20% or more of any class of our outstanding securities, or (3) businesses constituting 20% or more of our net sales; (ii) tender offer or exchange offer that would result in any person or group beneficially owning 20% or more of any class of our outstanding securities; or (iii) merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving us or our subsidiaries.

Under the merger agreement, a “Superior Proposal” generally means an unsolicited, bona fide written Company Acquisition Proposal (with all percentages included in the definition of “Company Acquisition Proposal” increased to 100% for purposes of this definition) which our Board in good faith determines (after consultation with our financial advisor and outside counsel and based on all appropriate legal, financial, regulatory and other considerations): (i) is on terms that are more favorable to our shareholders from a financial point of view than the merger agreement (after giving effect to any modifications (if any) that SonoSite may make after receiving the required notice, (ii) is reasonably likely to be consummated if accepted by us, and (iii) provides for consideration consisting exclusively of cash and/or publicly-traded equity securities and financing, to the extent required by the person making the proposal, that is fully committed and non-contingent.

The merger agreement provides that our Board may not withhold or withdraw its recommendation of the merger, support any Company Acquisition Proposal which requires us to abandon the merger or breach our obligations under the merger agreement, or fail to publicly reaffirm its recommendation if requested by SonoSite, unless we are entering into a Superior Proposal.

At any time prior to obtaining the requisite shareholder vote, our Board may make a recommendation against the merger agreement if the Board determines in good faith (after consultation with our financial advisor and outside counsel) that a Company Acquisition Proposal constitutes a Superior Proposal, so long as (i) we have provided prior written notice to SonoSite of our Board’s intention recommend against the merger agreement at least five 5 business days in advance, (ii) we have provided SonoSite with the opportunity to submit an amended written proposal or to make a new written proposal and we must negotiate in good faith with SonoSite to make such adjustments to the terms and conditions of the merger agreement in such a manner that a Company Acquisition Proposal no longer constitutes a Superior Proposal, and to prevent such a recommendation against the merger agreement, and (iii) our Board has determined in good faith (after consultation with our financial advisor and outside counsel and after considering any such amended or new written proposal) that the failure to make such a recommendation against the merger agreement would be inconsistent with our Board’s fiduciary duties under applicable law.

Other Covenants

The merger agreement contains a number of other covenants on the part of the parties, including covenants relating to:

•	preparation of this proxy statement and conduct of our shareholders’ meeting;

•	SonoSite’s access to our information prior to completion of the merger;

•	cooperating with SonoSite to identify and make offers of employment to certain of our employees, and to retain those employees pending closing of the merger;

•	compliance with anti-takeover laws;

•	the self-dealing restrictions applicable to the managing director of our German subsidiary;

•

accelerating the vesting of outstanding unvested stock options and unvested restricted shares (other than those shares held by the six persons required to execute a Transitional Employment Agreement with SonoSite);

•	making commercially reasonable efforts to take all actions necessary under the merger agreement;

•	providing all required notices and obtaining all required consents;

•	public announcements regarding the merger;

•	providing notice to SonoSite of certain events;

•	continuing effect of the confidentiality agreement between the parties; and

•	indemnification of our directors and officers.

Voting Agreements

As a condition to entering into the merger agreement, certain of our directors and executive officers, in their capacities as our shareholders, were required to enter into voting agreements with SonoSite pursuant to which each of those shareholders agreed, among other things, to vote their shares of our common stock in favor of approval of the merger agreement and the merger transaction and against any proposal made in opposition to the merger. They were also required to grant irrevocable proxies appointing management of SonoSite as proxies to vote such shareholders’ shares in favor of the approval of the merger agreement and the merger transaction, and against any proposal made in opposition to the merger. As of the record date, these persons owned and are entitled to vote, in the aggregate, 703,838 shares of our common stock, which represented approximately 9.5% of our outstanding common stock.

Transitional Employment Agreements

As a further condition to entering into the merger agreement, six of our employees, including four executive officers, were required to enter into Transitional Employment Agreements with SonoSite which will, as of the closing of the merger, supersede and replace the Change of Control Agreement between each person and CardioDynamics. Those four executive officers are:

•	Rhonda F. Rhyne

•	Stephen P. Loomis

•	Donald J. Brooks

•	Richard E. Trayler

Pursuant to the Transitional Employment Agreement, each executive has severance protection with SonoSite for a three-month period following the merger closing. If he or she remains actively employed through the end of that three-month period, and his or her employment is terminated thereafter for any reason other than for “cause” (including the executive’s voluntary resignation of employment with or without “good reason”), then he or she is entitled to severance benefits substantially the same as under the Change of Control Agreements we have with these individuals (but excluding disability coverage). In addition, if the executive remains actively employed with SonoSite for the three-month period, then the executive earns 100% accelerated vesting of the $1.35 cash merger consideration attributable to the restricted shares of CardioDynamics common stock held by the executive at the time of the merger. If the executive resigns his or her employment for any reason other than with “good reason” prior to the end of the three-month transitional period, then the executive forfeits his or her right to this equity acceleration and any other severance payment or benefit. The definitions of termination for “cause” and “good reason” under the Transitional Employment Agreements are generally similar to the Change of Control Agreements, however, the executive is not entitled to severance benefits by reason of a reduction in authorities, duties or responsibilities under the Transitional Employment Agreement as would be the case under the Change of Control Agreement.

At the end of the transitional period, SonoSite may offer the executive continued employment for a subsequent transitional period, and the executive may choose whether or not to accept such employment. The executive’s receipt of severance benefits is conditioned upon remaining employed only during the initial three-month transitional period. In order to receive severance benefits under the Transitional Employment Agreement, the executive must also execute and deliver a release and waiver of claims. As a part of the Transitional Employment Agreement with SonoSite, each executive was also required to execute a non-competition agreement and an agreement with respect to inventions, patents, property rights and confidential information.

Conditions to the Merger

The merger agreement provides that the parties’ obligations to complete the merger are subject to the following conditions:

•	approval of the merger agreement by the requisite vote of our shareholders; and

•	no law being in effect that prohibits, restrains or renders illegal the consummation of the merger.

The merger agreement provides that the obligations of SonoSite and Merger Sub to consummate the merger are subject to, among others, the following additional conditions:

•	we must have performed in all material respects all of our obligations under the merger agreement;

•

our representations and warranties must be true and correct as of the date specified in the merger agreement, except to the extent they are qualified by materiality or a “material adverse effect” (as defined below);

•	no material adverse effect has occurred since the date of the merger agreement and is continuing at the effective time of the merger;

•

we must not have received notice from shareholders holding in the aggregate more than 5% of our outstanding shares that such shareholders intend to exercise dissenters’ rights with respect to such common shares in accordance with California law;

•

the stock repurchase agreement we entered into with the minority shareholders of our German subsidiary, Medis Medizinische Messtechnik GmbH, to repurchase from those shareholders their aggregate 20% interest in Medis, contingent upon and as of the effective time of the merger, remains in full force and effect; and

•

(i) the six employees, including four of our executive officers, who were identified by SonoSite and required to execute a Transitional Employment Agreement, remain employed, and no more than two of such employees has discontinued employment due to death or disability prior to the merger closing, (ii) no fewer than 80% of the employees to which SonoSite offers continued employment have accepted that offer and remained continuously employed with us from the date of the merger agreement through the merger closing, and (iii) the employment of employees not offered a position with SonoSite is terminated.

The merger agreement also provides that our obligation to consummate the merger is subject to, among others, the following additional conditions:

•	SonoSite and Merger Sub must have performed in all material respects all of their obligations under the merger agreement; and

•	their representations and warranties must be true and correct as of the date specified in the merger agreement, except to the extent they are qualified by materiality.

The merger agreement provides that a “material adverse effect,” as it relates to CardioDynamics, generally means any change, circumstance, condition, state of facts, event or effect that is reasonably likely to be, individually or in the aggregate, materially adverse in relation to the near-term or longer- term condition, assets, liabilities, business, operations or results of operations of CardioDynamics and our subsidiaries, except if the effect is caused by:

•

any change in the general economic conditions (provided that such change does not affect CardioDynamics disproportionately as compared to companies operating in the same industry in which CardioDynamics operates);

•

any change in financing, banking or securities markets generally (provided that such change does not affect CardioDynamics disproportionately as compared to companies operating in the same industry in which CardioDynamics operates);

•

any change in developments, trends or conditions related to the medical device industry generally (provided that such change does not affect CardioDynamics disproportionately as compared to companies operating in the same industry in which CardioDynamics operates);

•

any change in political conditions, or any act of civil unrest, war or terrorism (provided that such change does not affect CardioDynamics disproportionately as compared to companies operating in the same industry in which CardioDynamics operates);

•	any change in laws or generally accepted accounting principles after the date of the merger agreement;

•

any change in the market price or trading volume of CardioDynamics common stock (provided that such exclusion shall not apply to any underlying effect that may have caused such change in trading prices or volumes);

•

our failure to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (provided that such exclusion shall not apply to any underlying effect that may have caused such failure); or

•	the execution or announcement of the merger agreement or the announcement or consummation of the merger.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time:

•	by mutual written consent of CardioDynamics, on the one hand, and SonoSite and Merger Sub, on the other hand;

•	by either CardioDynamics, on the one hand, or SonoSite and Merger Sub, on the other hand, if:

•	the merger has not been consummated by the September 30, 2009; provided, however, no party has a right to terminate the merger agreement if such party is in material breach of the merger agreement;

•	there is any final and nonappealable law that makes consummation of the merger illegal or otherwise prohibited; or

•	our shareholders fail to approve the merger agreement by the shareholder vote.

•	by SonoSite or Merger Sub if:

•

we have breached or failed to perform any representation, warranty, covenant or agreement, which breach or failure to perform would give rise to the failure of a condition precedent to the merger consummation and cannot or has not been cured within 10 days after SonoSite gives notice to us;

•

our Board makes a recommendation against approval of the merger agreement, otherwise withholds, withdraws, qualifies, modifies or amends its recommendation regarding the merger agreement in a manner adverse to SonoSite or Merger Sub; or our Board fails publicly to reaffirm its recommendation of the merger upon request from SonoSite (collectively referred to herein as an “Adverse Recommendation Change”); or

•

our Board approves, adopts or recommends a Company Acquisition Proposal or enters into an agreement related thereto; we approve or recommend that our shareholders tender their CardioDynamics securities in any tender or exchange offer or we fail to send our a statement that CardioDynamics and our Board recommend rejection of such tender or exchange offer; we publicly announce our intention to take any of the actions in the foregoing actions; any person or group acquires beneficial ownership of more than twenty percent 20% of our outstanding securities; or we breach our obligation to hold a shareholder meeting as set forth in the merger agreement (collectively referred to herein as “Other Prohibited Action”).

•	by CardioDynamics if:

•

SonoSite or Merger Sub have breached or failed to perform any representation, warranty, covenant or agreement, which breach or failure to perform would give rise to the failure of a condition precedent to the merger consummation and cannot or has not been cured within 10 days after we give notice to them;

•

at any time prior to obtaining the requisite shareholder vote, our Board resolves to terminate the merger agreement in order to enter into a Superior Proposal; provided that we may not terminate the merger agreement pursuant to this clause unless: (i) we have complied with all of our solicitation obligations pursuant to the merger agreement and (ii) we have paid SonoSite the termination fee described below and all other amounts pursuant to the merger agreement.

Termination Fees

We must pay SonoSite a termination or break-up fee of $750,000, and reimburse the expenses of SonoSite and Merger Sub up to an additional $750,000, if the merger agreement is terminated:

•	by either us or SonoSite and Merger Sub, if our shareholders fail to approve the merger agreement;

•	by SonoSite or Merger Sub, if (i) our Board makes an Adverse Recommendation Change or (ii) we take Other Prohibited Action; or

•	by us if we enter into a Superior Proposal.

If SonoSite terminates the merger agreement due to our breach or failure to perform any representation, warranty, covenant or agreement, then we must reimburse the expenses of SonoSite and Merger Sub up to $750,000.

If the merger agreement is terminated by either party because the merger has not been consummated by September 30, 2009, a Company Acquisition Proposal has been made, and within 12 months after the date of such termination we enter into or submit to our shareholders for approval a Company Acquisition Proposal, then we must pay SonoSite the $750,000 termination fee plus reimbursement of expenses up to $750,000.

Amendment and Waiver

Any provision of the merger agreement may be amended if such amendment is executed in writing by each of CardioDynamics, SonoSite and Merger Sub; provided that after the merger agreement has been approved by our shareholders, there shall be no amendment that by applicable law requires further approval by our shareholders without the further approval of such shareholders. Any provision of the merger agreement may be waived if such waiver is executed in writing by the party against whom the waiver is to be effective.

DISSENTERS’ RIGHTS OF APPRAISAL

The following is a summary of Chapter 13 of the California General Corporation Law (“CGCL”), which sets forth the procedures for our shareholders to dissent from the merger and to demand statutory dissenters’ rights under the CGCL. Shares of CardioDynamics common stock held by shareholders who have perfected their dissenters’ rights in accordance with Chapter 13 of the CGCL and have not withdrawn their demands or otherwise lost their rights are referred to in this summary as “dissenting shares.” This summary does not purport to be a complete statement of the provisions of California law relating to the rights of our shareholders to an appraisal of the value of their shares and is qualified in its entirety by reference to Chapter 13 of the CGCL, the full text of which is attached as Appendix C hereto. Please note, failure to follow the procedures required by the CGCL could result in the loss of dissenters’ rights.

Under Sections 181 and 1201 of the California General Corporation Law, the merger constitutes a “reorganization.” Chapter 13 of the CGCL provides dissenters’ rights for shareholders dissenting from reorganizations in certain circumstances. While there are generally no dissenters’ rights in connection with securities listed on The Nasdaq Global Market or other national securities exchanges, CardioDynamics’ common stock is listed on The Nasdaq Capital Market, and therefore, our shareholders will be entitled to dissent from the merger and seek appraisal for their shares of CardioDynamics common stock if they follow the procedures required by the CGCL.

For a CardioDynamics shareholder to exercise dissenters’ rights as to any shares of CardioDynamics’ common stock in connection with the merger, the shareholder must not vote in favor of the merger and must make a written demand to CardioDynamics that it purchase the shares at their fair market value. Thus, if a shareholder wishes to dissent, any proxy card submitted must be marked to be either voted “AGAINST” or “ABSTAIN.” If the shareholder returns the proxy card without voting instructions or with instructions to vote “FOR” the merger, his or her shares will automatically be voted in favor of the merger and they will lose their dissenters’ rights.

The shareholder’s written demand must:

•

be made by the record holder of the shares; thus, a beneficial owner of our stock that is registered in the record ownership of another person (such as a broker or nominee) should instruct the record holder to follow the procedures for perfecting dissenters’ rights if the beneficial owner wants to dissent with respect to any or all of those shares;

•	be mailed or otherwise directed to CardioDynamics International Corporation, attention Corporate Secretary, 6175 Nancy Ridge Drive, Suite 300, San Diego, CA 92121;

•	be received not later than 30 days after notice of the approval of the merger is mailed to shareholders who did not vote in favor of the merger (as described below);

•	specify the shareholder’s name and mailing address and the number and class of shares held of record that the shareholder demands that we purchase;

•

state that the shareholder is demanding purchase of the shares and payment of their fair market value (Chapter 13 of the CGCL states that the fair market value, for this purpose, is determined “as of the day before the announcement” of the proposed merger, which in this case was June 8, 2009); and

•	state the price that the shareholder claims to be the fair market value of the shares (this statement will constitute an offer by the shareholder to sell the shares to us at that price).

In addition, within 30 days after notice of the approval of the merger is mailed to shareholders, the shareholder must also submit to us or our transfer agent, for endorsement as dissenting shares, the stock certificates representing the CardioDynamics shares as to which the shareholder is exercising dissenters’ rights. A holder of dissenting shares may not withdraw a demand for payment unless we consent to the withdrawal.

Simply failing to vote for or against, or voting against, the proposed merger will not be sufficient to constitute the demand described above.

If the merger is approved by our shareholders, we will have 10 days after the approval to send to those shareholders who did not vote in favor of the merger and who could potentially exercise dissenters’ rights in accordance with the CGCL, a written notice of such approval accompanied by:

•	a copy of Chapter 13 of the CGCL;

•

a statement of the price we determine to represent the fair market value of the dissenting shares (this statement will constitute an offer by us to purchase any dissenting shares at the stated amount if the merger closes and unless the shares lose their status as dissenting shares); and

•	a brief description of the procedures to be followed if a shareholder desires to exercise dissenters’ rights.

If CardioDynamics and a dissenting shareholder agree that the shares are dissenting shares and agree on the price of the shares, the dissenting shareholder is entitled to receive the agreed-upon price with interest from the date of such agreement. The applicable interest rate will be the rate then set by law for the accrual of interest on judgments for money. Payment for the dissenting shares must be made within 30 days after the later of the date of that agreement or the date on which all statutory and contractual conditions to the merger are satisfied. Payments are also conditioned on the surrender to us of the certificates representing the dissenting shares.

If we deny that shares are dissenting shares or the shareholder fails to agree with us as to the fair market value of the shares, then, within six months after the notice of approval is mailed, any shareholder demanding purchase of such shares as dissenting shares or any interested corporation may file a complaint in the superior court in the proper California county requesting a determination as to whether the shares are dissenting shares or as to the fair market value of the holder’s shares, or both, or may intervene in any action pending on such a complaint. If the complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenters’ rights are lost. The court will first determine any issues as to the status of the dissenting shares. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value.

If the court appoints an appraiser or appraisers, they will proceed to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of the appraisers, will make and file a report in the office of the clerk of the court. Thereafter, on the motion of any party, the report is submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

If the single appraiser or a majority of the appraisers fails to make and file a report within 10 days after the date of their appointment or within such further time as the court allows, or if the court does not confirm the report, the court will determine the fair market value of the dissenting shares. Subject to Section 1306 of Chapter 13 of the CGCL, judgment is rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares that any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest at the legal rate from the date on which the judgment is entered.

The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, is assessed or apportioned as the court considers equitable. However, if the price determined by the court is more than the price offered by the corporation, the corporation pays the costs (including, in the discretion of the court, attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date the shareholder made the demand and submitted shares for endorsement if the price determined by the court is more than 125% of the price offered by the corporation).

Except as expressly limited by Chapter 13, holders of dissenting shares continue to have all of the rights and privileges incident to their shares until the fair market value of their shares is agreed upon or determined.

Dissenting shares lose their status as dissenting shares, and dissenting shareholders cease to be entitled to require CardioDynamics to purchase their shares, if:

•	the merger is abandoned;

•	the shares are transferred before they are submitted to CardioDynamics for the required endorsement;

•

the dissenting shareholder and CardioDynamics do not agree on the status of the shares as dissenting shares or do not agree on the purchase price, but neither CardioDynamics nor the shareholder files a complaint or intervenes in a pending action within six months after we mail a notice that our shareholders have approved the merger; or

•	with our consent, the holder delivers to us a written withdrawal of such holder’s demand for purchase of the shares.

To the extent that the provisions of Chapter 5 of the CGCL (which places conditions on the power of a California corporation to make distributions to its shareholders) prevent the payment to any holders of dissenting shares of the fair market value of the dissenting shares, the dissenting shareholders will become creditors of the corporation for the amount that they otherwise would have received in the repurchase of their dissenting shares, plus interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors of the corporation in any liquidation proceeding, with the debt to be payable when permissible under the provisions of Chapter 5 of the CGCL.

For U.S. federal income tax purposes, shareholders who receive cash for their shares of our stock pursuant to the exercise of dissenters’ rights will generally recognize taxable gain or loss. Each holder should consult its own tax advisor as to the particular tax consequences of the exercise of dissenters’ rights to such holder.

CHAPTER 13 OF THE CGCL PROVIDES THAT THE VALUE OF OUR COMMON STOCK FOR PURPOSES OF THE EXERCISE OF DISSENTERS’ RIGHTS IS THE “FAIR MARKET VALUE” ON THE DAY PRIOR TO ANNOUNCEMENT OF THE TRANSACTION. AS A RESULT, THE BOARD INTENDS TO FIX THE VALUE FOR PURPOSES OF ANY SHAREHOLDER EXERCISING DISSENTERS’ RIGHTS AT $0.80 PER SHARE, THE PRICE OF OUR COMMON STOCK ON JUNE 8, 2009, AND AN AMOUNT SUBSTANTIALLY LESS THAN THE MERGER CONSIDERATION.

MARKET PRICE OF OUR COMMON STOCK

Our common stock trades on The Nasdaq Capital Market under the symbol “CDIC.” The following table provides the high and low sales prices per share of our common stock as reported by Nasdaq for the periods indicated. On May 8, 2008, in response to our non-compliance with Nasdaq listing requirements requiring a minimum bid price of $1.00 per share, our shareholders approved a one-for-seven reverse stock split of our common stock and proportionate reductions in the number of authorized shares of our common and preferred stock, which became effective on May 9, 2008. All references to share and per-share data for all periods presented have been adjusted to give effect to this reverse split.

	Market Price
	High	Low
Year Ended November 30, 2009:
Third Quarter (through [ ], 2009	$[ . ]	$[ . ]
Second Quarter	$0.98	$0.71
First Quarter	$0.89	$0.50
Year Ended November 30, 2008:
Fourth Quarter	$1.55	$0.56
Third Quarter	$2.02	$0.70
Second Quarter	$3.00	$1.40
First Quarter	$3.08	$1.96
Year Ended November 30, 2007:
Fourth Quarter	$4.55	$2.59
Third Quarter	$5.60	$2.59
Second Quarter	$7.56	$4.34
First Quarter	$9.10	$5.53

On June 8, 2009, which was the last trading day before the day we announced execution of the merger agreement, CardioDynamics common stock closed at $0.80 per share. On [                 ], 2009, which was the last trading day before the latest practicable trading day before this proxy statement was printed, CardioDynamics common stock closed at $[    .    ] per share. Shareholders are encouraged to obtain current market quotations for our common stock and to carefully review the other information contained in this proxy statement in considering whether to approve the merger agreement. As of [                 ], 2009, there were [            ] shares of CardioDynamics common stock outstanding held by approximately [            ] holders of record.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information concerning the only persons known by us to beneficially own 5% or more of the outstanding shares of our common stock as of [                 ], 2009. Calculations of beneficial ownership are based on 7,396,370 shares of our common stock outstanding on such date.

Name and Address of Beneficial Owner	Shares Beneficially Owned
	Number(1)	Percentage(2)
James C. Gilstrap (3)	375,395	5.1%
c/o CardioDynamics
6175 Nancy Ridge Drive, Suite 300
San Diego, CA 92121

J. Michael Paulson (4)	413,765	5.6%
P.O. Box 9660
Rancho Santa Fe, CA 92067

Visium Balanced Master Fund, Ltd (5)	441,154	5.6%
950 Third Avenue
New York, NY 10022

Dr. Herbert A. Wertheim (6)	628,571	8.5%
191 Leucadendra Drive
Coral Gables, FL 33156

Balyasny Asset Management, L.P. (7)	511,368	6.7%
181 West Madison, Suite 3600
Chicago, IL 60602

(1)	Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. Share ownership reflects one-for-seven reverse stock split effective May 9, 2008.

(2)	Percentage of ownership is calculated pursuant to SEC Rule 13d-3(d)(1).

(3)	Includes 18,121 shares of common stock Mr. Gilstrap beneficially owns, by virtue of his right to acquire such shares from us under stock options now exercisable or exercisable within 60 days. Also includes 318,632 shares held by the James C. Gilstrap Trust dated January 16, 1995 and 10,142 shares held in his daughters’ trusts. Mr. Gilstrap disclaims beneficial ownership of any such shares held in trust for his daughters.

(4)	Includes 359,020 shares held in the Allen E. Paulson Living Trust dated December 23, 1986 of which J. Michael Paulson is the Trustee and executor. Also includes 994 shares beneficially owned by the Trust, by virtue of its right to acquire such shares from us under stock options now exercisable or exercisable within 60 days. Also includes 53,751 shares held by J. Michael Paulson. Excludes shares of common stock owned by Mr. Paulson’s brothers; Mr. Paulson disclaims beneficial ownership of such shares. Information with respect to Mr. Paulson was provided to us by Mr. Paulson.

(5)

Information with respect to Visium Balanced Master Fund, Ltd. (“VBMF”) is based in part on Amendment No. 1 to Schedule 13G filed with the SEC on February 13, 2007 (the “Schedule 13G”) by Asset Management, LLC (“VAM”), Visium Balanced Fund, LP (“VBF”), Visium Long Bias Fund, LP (“VLBF”), Visium Balanced Offshore Fund, Ltd. (“VBOF”), Visium Long Bias Offshore Fund, Ltd (“VLBOF”), Visium Capital Management, LLC (“VCM”) and Jacob Gottlieb, in part on our knowledge of the conversion rights associated with the CardioDynamics $5.25 million subordinated convertible notes (“Convertible Notes”), and in part on a January 2009 transfer of Convertible Notes held by the VAM entities to VBMF. In January 2009, $3,551,293 principal amount of the Convertible Notes previously held by VLBOF, VLBF, VBOF and VBF, and reported on the Schedule 13G, were transferred by the Visium entities to VBMF. As of January 31, 2009, VBMF is the record holder of these Convertible Notes, which represent the right to acquire 441,154 shares. Prior to the January 2009 transfer, the Schedule 13G reported that VAM as investment advisor to the Visium entities, and Mr. Gottlieb as principal of VAM and sole managing member of VCM, had sole voting and investment power over all shares previously held by VLBOF, VLBF, VBOF and VBF.

(6)	Information with respect to Dr. Herbert A. Wertheim is based solely on a Schedule 13D filed with the SEC on September 25, 2006.

(7)	Information with respect to Balyasny Asset Management, L.P. and its affiliates is based in part on information provided by the shareholder, in part on Amendment No. 5 to Schedule 13G (the “Schedule 13G”) filed with the SEC on February 17, 2009 by Atlas Master Fund, Ltd. (“AMF”), Atlas Global, LLC (“AG”), Atlas Global Investments, Ltd. (“AGI”), Atlas Institutional Fund, Ltd. (“AIF”), Balyasny Asset Management L.P. (“BAM”) and Dmitry Balyasny, and in part on our knowledge of the conversion rights associated with the Convertible Notes. The Schedule 13G reported that AMF, AG, AGI, AIF, BAM and Mr. Balyasny shared voting and investment power with respect to an aggregate of 300,348 shares. AG owns 10.6% of the equity interest in AMF, and therefore may be deemed to beneficially own the shares held by AMF. AGI owns 84.6% of the equity interest in AMF, and therefore may be deemed to beneficially own the shares held by AMF. AIF owns 4.8% of the equity interest in AMF, and therefore may be deemed to beneficially own the shares held by AMF. BAM is the sole managing member of AG and is the investment manager of AG, AGI, and AIF, and therefore may be deemed to beneficially own the shares which may be owned by AG, AGI and AIF. Mr. Balyasny is the sole managing member of the general partner of BAM and may be deemed to beneficially own the shares which may be owned by BAM. Also includes 211,020 shares which may be acquired by virtue of $1,698,707 principal amount of the Convertible Notes held by AMF.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of our common stock as of [                 ], 2009 by: (i) each director, (ii) each Named Executive Officer, (iii) all of our directors and executive officers as a group. Calculations of beneficial ownership are based on 7,396,370 shares of our common stock outstanding on such date.

	Shares Beneficially Owned
Name	Number(1)	Percent(2)
James C. Gilstrap (4)	375,395	5.1%
Robert W. Keith (3)	14,427	*
Steve P. Loomis (3)	64,956	*
Richard O. Martin, Ph.D. (3)	48,033	*
B. Lynne Parshall (3)	31,283	*
Michael K. Perry (3)	143,856	1.9%
Rhonda F. Rhyne (3)	91,538	1.2%
Jay A. Warren (3)	14,569	*
All directors and executive officers as a group (3) – (10 persons)	877,365	11.0%

*	Less than 1%

(1)	Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. Share ownership in each case includes shares issuable on exercise of certain outstanding options as described in the footnotes below. Share ownership reflects one-for-seven reverse stock split effective May 9, 2008.

(2)	Percentage of ownership is calculated pursuant to SEC Rule 13d-3(d)(1).

(3)	Includes the following number of shares of common stock that may be acquired upon the exercise of options exercisable currently or exercisable within 60 days for the following persons or group: Mr. Gilstrap, 18,121 shares; Mr. Keith, 5,142 shares; Mr. Loomis, 5,885 shares; Dr. Martin, 23,243 shares; Ms. Parshall, 10,283 shares; Mr. Perry, 7,542 shares; Ms. Rhyne, 6,428 shares; Mr. Warren, 4,427 shares; and for all directors and executive officers as a group, 87,264 shares.

(4)	Includes 18,121 shares of common stock Mr. Gilstrap beneficially owns, by virtue of his right to acquire such shares from us under stock options now exercisable or exercisable within 60 days. Also includes 318,632 shares held by the James C. Gilstrap Trust dated January 16, 1995 and 10,142 shares held in his daughters’ trusts. Mr. Gilstrap disclaims beneficial ownership of any such shares held in trust for his daughters.

SHAREHOLDER PROPOSALS

If the merger is completed, there will be no public shareholders of CardioDynamics and no public participation in any future meetings of the CardioDynamics shareholders. However, if the merger is not completed, we will hold a 2010 annual meeting of shareholders in the normal course. In that event, the deadline for shareholders to submit proposals to be considered for inclusion in our proxy statement for the 2010 annual meeting of shareholders is [                 ], 2010 if our 2010 meeting is called for a date that is within 30 days before or after the one-year anniversary of the 2009 annual meeting. If, however, our 2010 annual meeting is called for a date that is not within 30 days before or after the one-year anniversary of the 2009 annual meeting, proposals for the 2010 annual meeting must be received by a reasonable time before we print and mail our proxy statement for the 2010 annual meeting. Such proposals may be included in the next year’s proxy statement if they comply with certain rules and regulations promulgated by the SEC.

A shareholder who wishes to have a proposal considered at the 2010 annual meeting but does not seek to have the proposal included in our proxy materials for that meeting must notify us by [                 ], 2010. If the shareholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board of Directors for the 2010 annual meeting may exercise discretionary voting power regarding any such proposal. If, however, our 2010 annual meeting is called for a date that is not within 30 days before or after the one-year anniversary of the 2009 annual meeting, then the deadline to notify us of such proposal is a reasonable time before the 2010 annual meeting. Shareholder proposals or notices of proposal should be directed to CardioDynamics International Corporation, attention Corporate Secretary, 6175 Nancy Ridge Drive, Suite 300, San Diego, California 92121.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to CardioDynamics International Corporation, attention Investor Relations, 6175 Nancy Ridge Drive, Suite 300, San Diego, California 92121, or contact our Investor Relations at (800) 778-4825. Shareholders who currently receive multiple copies of the proxy statement and/or annual report at their address and would like to request “householding” of their communications should contact their broker.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. We file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the year ended November 30, 2008;

•	our Quarterly Report on Form 10-Q for the quarter ended February 28, 2009; and

•	our Current Reports on Form 8-K filed on January 20, February 5, April 9 and June 9, 2009.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to CardioDynamics International Corporation, attention Corporate Secretary, 6175 Nancy Ridge Drive, Suite 300 San Diego, California 92121, or call us at (800) 778-4825, and should be made by [                 ], 2009 in order to receive them before the special meeting.

Shareholders should not rely on information other than that contained or incorporated by reference in this proxy statement. We have not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated [                 ], 2009. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary.

If you have questions after reading this proxy statement, you may contact CardioDynamics International Corporation, attention Corporate Secretary, 6175 Nancy Ridge Drive, Suite 300, San Diego, CA 92121, or call our Investor Relations at (800) 778-4825. If you need additional copies of this proxy statement or the enclosed proxy card, or if you have questions about the proposals or how to vote your shares, you may also contact our proxy solicitor, Advantage Proxy, by telephone at (877) 870-8565 (toll free).

Internet Availability

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on [                 ], 2009

Our proxy statement is available at the following website address: http://phx.corporate-ir.net/phoenix.zhtml?c=86923&p=proxy

OTHER MATTERS

Our Board of Directors is not aware of any matter to be presented for action at the special meeting other than the matters set forth in this proxy statement. Should any other matter requiring a vote of the shareholders properly come before the meeting, the persons named as proxy holders on the enclosed proxy card will vote the shares represented thereby in accordance with their best judgment on such matters. Discretionary authority with respect to such other matters is granted by the execution of the enclose proxy card.

By Order of the Board of Directors,

Michael K. Perry
Dated: [ ], 2009	Chief Executive Officer

Appendix A

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 9, 2009 (the “Agreement Date”), by and among CardioDynamics International Corporation, a California corporation (the “Company”), SonoSite, Inc., a Washington corporation (“Parent”), and Canada Acquisition Corp., a California corporation and wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

A. The parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent (the “Surviving Corporation”).

B. The Company Board (defined below) has: (i) determined that the Merger and this Agreement are fair to and in the best interests of the Company; (ii) adopted this Agreement; and (iii) resolved to recommend that the Company Shareholders (defined below) approve this Agreement.

C. The Board of Directors of Merger Sub has unanimously adopted this Agreement.

D. The Board of Directors of Parent, and Parent, as the sole shareholder of Merger Sub, in each case, has approved this Agreement, the Merger and the transactions contemplated hereby.

E. The Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, as set forth herein.

F. Concurrently with the execution and delivery of this Agreement, as a condition of and as a material inducement to the willingness of Parent and Merger Sub to enter into this Agreement, each stockholder of the Company listed on Exhibit B-1 attached hereto is executing and delivering to Parent a Voting Agreement substantially in the form attached hereto as Exhibit B-2 (the “Voting Agreement”) pursuant to which, subject to the terms and conditions set forth therein, such stockholder has agreed to vote all shares of the Company’s capital stock owned by it in favor of adoption of this Agreement and to give Parent an irrevocable proxy to do the same.

G. Concurrently with the execution and delivery of this Agreement, as a condition of and an inducement to the willingness of Parent and Merger Sub to enter into this Agreement, each employee of the Company listed on Schedule 7.2(g) attached hereto (each, a “Transitional Employee”) is executing and delivering to Parent a Transitional Employment Agreement (a “Transitional Employment Agreement”) in a form reasonably acceptable to Parent, in each case to become effective upon the Closing (as defined below).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 5.4(d)(i).

“Activities to Date” has the meaning set forth in Section 3.17.

“Adverse Recommendation Change” has the meaning set forth in Section 5.4(c).

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Agreement Date” has the meaning set forth in the Preamble.

“Antitakeover Laws” means any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination,” or other antitakeover laws and regulations of any state or other jurisdiction.

“Balance Sheet” means the consolidated balance sheet of the Company as of February 28, 2009 (and the notes thereto).

“Balance Sheet Date” means February 28, 2009.

“Business Day” means any day other than the days on which banks in the City of San Francisco generally are closed.

“Cash Consideration Per Share” means $1.35.

“Certificate of Merger” has the meaning set forth in Section 2.1(b).

“Claim” means any claim, suit, action, arbitration, mediation, cause of action, complaint, allegation, criminal prosecution, investigation, demand letter or proceeding, whether at law or at equity, before or by any court or Governmental Authority, any arbitrator, mediator or other tribunal.

“Closing” has the meaning set forth in Section 2.1(d).

“Closing Date” has the meaning set forth in Section 2.1(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” means shares of Common Stock.

“Common Stock” means the common stock of the Company.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 5.4(d)(ii).

“Company Acquisition Proposal” has the meaning set forth in Section 5.4(d)(iii).

“Company Board” means the Board of Directors of the Company.

“Company Employees” means each current and former employee of the Company and its Subsidiaries.

“Company Fairness Opinion” has the meaning set forth in Section 3.2(d).

“Company Financial Advisor” has the meaning set forth in Section 3.2(d).

“Company Option Plans” shall mean the Company’s 2004 Stock Incentive Plan and the Company’s 1995 Stock Option/Stock Issuance Plan, as amended.

“Company Options” means the outstanding options to acquire Common Shares.

“Company Partner” has the meaning set forth in Section 3.17(d).

“Company Proxy Statement” has the meaning set forth in Section 3.7.

“Company Registered Intellectual Property” means any Intellectual Property subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority, that is owned by, registered or filed in the name of, or exclusively licensed to, the Company or a Subsidiary, including, but not limited to, any United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered Internet domain names; and (iv) registered copyrights and applications for copyright registration.

“Company Representatives” has the meaning set forth in Section 5.4(a).

“Company Restricted Shares” has the meaning set forth in Section 2.2(d).

“Company SEC Reports” means any document or report filed or furnished by the Company under the Securities Act or the Exchange Act since November 30, 2006.

“Company Securities” has the meaning set forth in Section 3.5(b).

“Company Shareholders” means the holders of Common Shares.

“Company Shareholder Meeting” has the meaning set forth in Section 5.2(a).

“Confidentiality Agreement” means, collectively, the Letter Agreement, dated as of February 16, 2009, by and between the Company and Parent and the Non-Disclosure Agreement, dated as of November 27, 2007, by and between the Company and Parent.

“Contracts” means contracts, undertakings, understandings, commitments or agreements, whether oral or written.

“Corporations Code” means the Corporations Code of the State of California, as amended.

“Current Company SEC Reports” means the Company’s annual report on Form 10-K for the fiscal year ended November 30, 2008, the Company’s definitive proxy statement for the 2009 annual meeting of the Company Shareholders and the Company’s quarterly report on Form 10-Q for the fiscal quarter ended February 28, 2009.

“Designated Employees” has the meaning set forth in Section 5.5.

“Disbursing Agent” has the meaning set forth in Section 2.3(a).

“Disclosure Letter” has the meaning set forth in the preamble to Article III.

“Dissenting Common Shares” has the meaning set forth in Section 2.2(e).

“Effective Time” has the meaning set forth in Section 2.1(b).

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other employee benefit plan, program or arrangement, including, without limitation, any equity compensation, phantom, bonus, profit sharing, severance, employment, or offer letter, program or arrangement.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“End Date” means September 30, 2009.

“Environmental, Health and Safety Requirements” means all Laws concerning public health and safety, worker health and safety and pollution or protection of the environment, including those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

“Environmental Permit” means any permit, approval, identification number, license and other authorization required under any applicable Environmental, Health and Safety Requirement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is a member of: (a) a “controlled group of corporations,” as defined in Section 414(b) of the Code; (b) a group of entities under “common control,” as defined in Section 414(c) of the Code; or (c) an “affiliated service group,” as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” has the meaning set forth in Section 8.2(b).

“FDA” means the U.S. Food and Drug Administration.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, whether foreign or domestic and whether national, supranational, federal, tribal, provincial, state, regional, local or municipal.

“Hazardous Material” means petroleum and its products and derivatives including gasoline and diesel fuel, radioactive materials, asbestos and asbestos-containing materials, pesticides, radon, urea formaldehyde, lead and lead-containing materials, polychlorinated biphenyls and any other chemicals, materials, substances or wastes in any amount or concentration which are regulated pursuant to or the basis for liability pursuant to any Environmental, Health and Safety Requirements or defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “pollutant,” “regulated substance,” “solid waste,” “contaminant” or words of similar import under any applicable Environmental, Health and Safety Requirements.

“Insurance Policies” has the meaning set forth in Section 3.20.

“Intellectual Property” shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; Internet domain names and web addresses and applications and registrations therefor; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction that limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not, in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; databases and data collections and all rights therein; moral and economic rights of authors and inventors, however denominated; any similar intellectual property or proprietary rights anywhere in the world; and all tangible embodiments of the foregoing.

“Knowledge of the Company” means the knowledge the Company’s executive officers have or would have with respect to any fact, circumstance, event or other matter in question after reasonable inquiry, including reasonable inquiry of the senior employees of the Company and its Subsidiaries, and managing directors (Geschäftsführers) of the Subsidiaries, who have administrative or operational responsibility for the matter in question.

“Law” means applicable, statutes, common laws, rules, ordinances, regulations, codes, licensing requirements, orders, judgments, injunctions, writs, decrees, licenses, governmental guidelines or interpretations having the force of law, permits, rules and bylaws, in each case, of a Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property that is used in the business of the Company or any of its Subsidiaries as of the Agreement Date.

“Leases” means all leases, subleases, licenses, concessions and other Contracts, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such asset.

“Material Adverse Effect on the Company” means any change, circumstance, condition, state of facts, event or effect, (each, an “Effect”) (whether or not foreseeable and regardless of whether or not such Effect is inconsistent with the representations or warranties made by the Company in this Agreement) that is or is reasonably likely to be, individually or in the aggregate, materially adverse in relation to the near-term or longer-term condition (financial or otherwise), assets (including intangible assets), liabilities, business, operations or results of operations of the Company and its Subsidiaries taken as a whole, except to the extent that any such Effect is caused by: (i) any change in general economic conditions, whether locally, nationally or internationally (provided that such change does not affect the Company disproportionately as compared to companies operating in the same industry in which the Company operates); (ii) any change in financing, banking or securities markets generally (provided that such change does not affect the Company disproportionately as compared to companies operating in the same industry in which the Company operates); (iii) any change in developments, trends or conditions related to the medical device industry generally (provided that such change does not affect the Company disproportionately as compared to companies operating in the same industry in which the Company operates); (iv) any change in political conditions, or any act of civil unrest, war or terrorism (provided that such change does not affect the Company disproportionately as compared to companies operating in the same industry in which the Company operates); (v) any change in Law or GAAP after the Agreement Date; (vi) any change in the market price or trading volume of the Company’s capital stock (provided that such exclusion shall not apply to any underlying Effect that may have caused such change in trading prices or volumes); (vii) any failure of the Company to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (provided that such exclusion shall not apply to any underlying Effect that may have caused such failure); or (viii) the execution or announcement of this Agreement or the announcement or consummation of the Merger.

“Material Contracts” has the meaning set forth in Section 3.9(d).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.2(c).

“Merger Shares” has the meaning set forth in Section 2.2(c).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Common Stock” means the common stock of Merger Sub.

“Offeree” has the meaning set forth in Section 5.5.

“Offeree Documents” has the meaning set forth in Section 5.5.

“Option Consideration” has the meaning set forth in Section 2.4(a).

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries.

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock” means the common stock of Parent.

“Permits” has the meaning set forth in Section 3.17.

“Permitted Liens” means: (i) liens for taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics’, materialmen’s or other liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; or (iii) any other liens, encumbrances, security interests, easements, rights-of-way, encroachments, restrictions, conditions and other encumbrances that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business consistent with past practice and that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate.

“Person” means any individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.

“Products” has the meaning set forth in Section 3.17.

“Recommendation” has the meaning set forth in Section 5.2(b).

“Repurchase Price” has the meaning set forth in Section 2.2(d).

“Required Contractual Consents” has the meaning set forth in Section 3.4.

“Required Governmental Approvals” has the meaning set forth in Section 3.3.

“Requisite Shareholder Vote” has the meaning set forth in Section 3.2(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subordinated Notes” has the meaning set forth in Section 3.5(a).

“Subsidiary” means any corporation, association, business entity, partnership, limited liability company or other Person of which the Company, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person, or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Superior Proposal” has the meaning set forth in Section 5.4(d)(iv).

“Surviving Corporation” has the meaning set forth in the Recitals.

“Tax” (including “Taxes”) means: (i) all federal, state, local, foreign and other taxes (including withholding taxes), fees and other governmental charges of any kind or nature whatsoever, together with any interest and any penalties, additions or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, joint and several liability for being a member of an affiliated, consolidated, combined, unitary or other group for any period, or otherwise by operation of law; and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to pay or indemnify any other Person.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.

“Termination Fee” has the meaning set forth in Section 8.2(a).

“Transitional Employee” has the meaning set forth in the Recitals.

“Transitional Employment Agreement” has the meaning set forth in the Recitals.

“Voting Agreement” has the meaning set forth in the Recitals.

Section 1.2 Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” unless the context expressly provides otherwise. All references herein to Articles, Sections, paragraphs, subparagraphs, clauses, Exhibits or Schedules shall be deemed references to Articles, Sections, paragraphs, subparagraphs or clauses of or Exhibits or Schedules to this Agreement, unless the context requires otherwise. Unless otherwise expressly defined, terms defined in this Agreement have the same meanings when used in any Exhibit or Schedule hereto, including the Disclosure Letter. Unless otherwise specified, the words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole (including the Schedules and Exhibits) and not to any particular provision of this Agreement.

ARTICLE II

THE MERGER

Section 2.1 The Merger.

(a) At the Effective Time, in accordance with the Corporations Code and upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into the Company, at which time the separate existence of Merger Sub shall cease and the Company shall survive the Merger as a wholly-owned subsidiary of Parent.

(b) As soon as reasonably practicable after the satisfaction or valid waiver of all conditions to the Merger set forth in Article VII, the Company and Merger Sub shall file a certificate of merger (the “Certificate of Merger”) meeting the requirements of the Corporations Code with the Secretary of State of the State of California. The Merger shall become effective at such time as the Certificate of Merger is endorsed by the Secretary of State of the State of California, or at such later time as the Company and Merger Sub may agree and specify in the Certificate of Merger (such time as the Merger becomes effective, the “Effective Time”).

(c) The Merger shall have the effects set forth in the applicable provisions of the Corporations Code. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all rights and property of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts and liabilities of each of the Company and Merger Sub shall become the debts and liabilities of the Surviving Corporation.

(d) The closing of the Merger (the “Closing”) shall take place (i) at the offices of the Company located in San Diego, California, as soon as reasonably practicable (but in any event, no later than the second Business Day) after the day on which the last condition to the Merger set forth in Article VII is satisfied or validly waived (other than those conditions that by their nature cannot be satisfied until the Closing Date, but subject to the satisfaction or valid waiver of such conditions) or (ii) at such other place and time or on such other date as the Company and Merger Sub may agree in writing (the actual date of the Closing, the “Closing Date”).

(e) The articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended as set forth on Exhibit A, and, as so amended, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof and as provided by applicable Law.

(f) The bylaws of the Company in effect at the Effective Time shall be amended to read the same as the bylaws of the Merger Sub in effect immediately prior to the Effective Time, and shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof and as provided by applicable Law.

(g) From and after the Effective Time, (i) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

Section 2.2 Conversion of Securities. At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of the Common Stock:

(a) Each Common Share held by the Company in any form or otherwise owned by Parent, Merger Sub or any Subsidiary immediately prior to the Effective Time, if any, shall be canceled and retired and shall cease to exist, and no payment or distribution shall be made or delivered with respect thereto.

(b) Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(c) Each Common Share issued and outstanding immediately prior to the Effective Time (other than Common Shares to be canceled pursuant to Section 2.2(a), Company Restricted Shares and Dissenting Common Shares), automatically shall be canceled and converted into the right to receive the Cash Consideration Per Share, without interest, payable to the holder thereof upon surrender of the stock certificate formerly representing such Common Share in the manner provided in Section 2.3. Such Common Shares (including Company Restricted Shares), other than those canceled pursuant to Section 2.2(a), sometimes are referred to herein as the “Merger Shares.” The amount that is to be paid pursuant to this Section 2.2(c) and Section 2.2(d) below is sometimes referred to herein as the “Merger Consideration.”

(d) Each unvested restricted Common Share issued and outstanding immediately prior to the Effective Time (“Company Restricted Shares”), automatically shall be canceled and converted into the right to receive the Cash Consideration Per Share, without interest, payable to the holder thereof upon surrender of the stock certificate formerly representing such Common Share in the manner provided in Section 2.3, provided that such Cash Consideration Per Share payable with respect to such Company Restricted Shares shall be subject to the same vesting schedule as such Company Restricted Shares are subject to such that the holder of the Company Restricted Shares shall become vested in Cash Consideration Per Share at the same times and under the same conditions as applicable to such Company Restricted Shares. Parent or Merger Sub shall retain such unvested consideration and shall pay it to the former holder of such Company Restricted Shares promptly after such holder vests therein. At the Effective Time, all outstanding rights to repurchase Company Restricted Shares that the Company may hold or similar restrictions in the Company’s favor immediately prior to the Effective Time (all such rights, the “Repurchase Rights”) shall be assigned to Parent in the Merger, without any action required on the part of any Person, and shall thereafter be exercisable by Parent upon the same terms and subject to the same conditions that were in effect immediately prior to the Effective Time, except that the Repurchase Rights may be exercised by Parent by (x) retaining the Merger Consideration into which such Company Restricted Shares have been converted and (y) paying to the former holder thereof the repurchase price in effect immediately prior to the Effective Time for such Company Restricted Shares that were converted into that Merger Consideration. No Merger Consideration to be received in exchange for Company Restricted Shares, or the right thereto, may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by any Person, other than Parent, or be taken or reached by any legal or equitable process in satisfaction of any liability of such Person, prior to the distribution to such Person of such Merger Consideration following the vesting thereof, in accordance with this Agreement.

(e) Notwithstanding any provision of this Agreement to the contrary, if required by the Corporations Code, but only to the extent required thereby, Common Shares that are issued and outstanding immediately prior to the Effective Time (other than Common Shares to be canceled pursuant to Section 2.2(a)) and that are held by holders of such Common Shares who have not approved of the adoption of this Agreement and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Sections 1300 et seq. of the Corporations Code (the “Dissenting Common Shares”) shall not be convertible into the right to receive the Merger Consideration, and holders of such Dissenting Common Shares shall be entitled to receive payment of the appraised value of such Dissenting Common Shares in accordance with the provisions of Section 1300 et seq. of the Corporations Code unless and until any such holder fails to perfect or effectively withdraws or loses such holder’s rights to appraisal and payment under the Corporations Code. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Common Shares shall thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration. At the Effective Time, any holder of Dissenting Common Shares shall cease to have any rights with respect thereto, except the rights provided in Section 1300 et seq. of the Corporations Code and as provided in the previous sentence. The Company shall give Parent (i) notice of any demands received by the Company for appraisals of Common Shares within twenty-four (24) hours of such receipt and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisals of Common Shares or settle any such demands.

(f) If, between the Agreement Date and the Effective Time, the number of outstanding Common Shares is changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like, other than pursuant to the Merger (in each case, as approved by Parent and Merger Sub pursuant to Section 5.1), the amount of Cash Consideration Per Share shall be correspondingly adjusted.

(g) The Company Options shall be treated as provided in Section 2.4.

Section 2.3 Payment of Cash for Merger Shares.

(a) Prior to the Closing Date, Parent shall designate a bank or trust company that is reasonably satisfactory to the Company, that is organized and doing business under the Laws of the United States or any state thereof, to serve as the disbursing agent for the Merger Consideration and the Option Consideration (the “Disbursing Agent”). As promptly as practicable after the Effective Time (but no later than five (5) Business Days after the Effective Time), Parent shall cause to be deposited with the Disbursing Agent cash in an aggregate amount sufficient to pay the Merger Consideration in respect of all Merger Shares outstanding immediately prior to the Effective Time plus any cash necessary to pay the Option Consideration for canceled Company Options pursuant to Section 2.4(a). Pending distribution of the cash deposited with the Disbursing Agent, such cash shall be held in trust for the benefit of the holders of Merger Shares and such Company Options and shall not be used for any other purposes; provided, however, that Parent may direct the Disbursing Agent to invest such cash in obligations of (or guaranteed by) the United States so long as no such investments have maturities that could prevent or delay payments to be made pursuant to Section 2.3(b), and any interest and other income resulting from such investment shall be paid to Parent, upon demand.

(b) As promptly as practicable after the Effective Time (but no later than five (5) Business Days after the Effective Time), the Surviving Corporation shall send, or cause the Disbursing Agent to send, to each record holder of Merger Shares as of immediately prior to the Effective Time a letter of transmittal and instructions for exchanging their Merger Shares for the Merger Consideration payable therefor. The letter of transmittal shall be in customary form and shall specify that delivery of Merger Shares will be effected, and risk of loss and title will pass, only upon delivery of the stock certificates representing the Merger Shares to the Disbursing Agent. Upon surrender of such stock certificate or certificates to the Disbursing Agent, together with a properly completed and duly executed letter of transmittal and any other documentation that the Disbursing Agent may reasonably require, the record holder thereof shall be entitled to receive (and Parent shall cause the Disbursing Agent to pay) the Merger Consideration payable in exchange therefor less any amounts required to be withheld for Tax. Until so surrendered and exchanged, each such stock certificate shall, after the Effective Time, be deemed to represent only the right to receive the Merger Consideration, and no cash shall be paid to the holder of such outstanding certificate in respect thereof until such surrender and exchange.

(c) If payment is to be made to a Person other than the registered holder of the Merger Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Disbursing Agent any applicable stock transfer taxes required as a result of such payment to a Person other than the registered holder of such Merger Shares or establish to the satisfaction of the Disbursing Agent that such stock transfer taxes have been paid or are not payable.

(d) After the Effective Time, there shall be no further transfers on the stock transfer books of the Surviving Corporation of the Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing Merger Shares are presented to the Surviving Corporation, such shares shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(e) If any cash deposited with the Disbursing Agent remains unclaimed 180 days after the Effective Time, such cash shall be returned to the Surviving Corporation upon demand and any holder who has not surrendered Merger Shares certificates for the Merger Consideration prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of Merger Shares for an amount with respect to the Merger Shares paid to a public official pursuant to any applicable unclaimed property Laws.

(f) No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for Common Shares.

(g) From and after the Effective Time, the holders of Common Shares (other than Dissenting Common Shares) outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Shares, other than the right to receive the Merger Consideration as provided in this Agreement.

(h) In the event that any Merger Share certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Merger Share certificate to be lost, stolen or destroyed, in addition to the posting by such holder of a bond in such amount as the Surviving Corporation shall determine is reasonably required (if any) as indemnity against any claim that may be made against the Surviving Corporation with respect to such Merger Share certificate, the Disbursing Agent shall issue in exchange for such lost, stolen or destroyed Merger Share certificate the proper amount of the Merger Consideration.

(i) Parent, Surviving Corporation and the Disbursing Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable hereunder any amounts required to be deducted and withheld under any applicable Tax Law. To the extent any amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder from whose Merger Consideration the amounts were so deducted and withheld.

Section 2.4 Treatment of Company Options; Rule 16b-3.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of a Company Option, each outstanding Company Option shall become fully vested, be canceled and extinguished, and the holder thereof shall be entitled to receive (and Parent shall cause the Disbursing Agent to pay) an amount in cash equal to the excess (if any) of (i) the product of (A) the number of Common Shares subject to such Company Option (assuming full vesting of such Company Options) and (B) the Cash Consideration Per Share over (ii) the aggregate exercise price of such Company Option, without interest and less any amounts required to be deducted and withheld under any applicable Law (the “Option Consideration”). As promptly as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Disbursing Agent to pay, from funds deposited by or at the direction of Parent, such amount with respect to cancelled Company Options in accordance with Section 2.3(a). Parent and the Surviving Corporation shall be entitled to deduct and withhold from any amounts to be paid hereunder in respect of Company Options any amounts required to be deducted and withheld under any applicable Tax Law. To the extent any amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holders of the Company Options from whose payments in respect of Company Options the amounts were so deducted and withheld. All unexercised Company Options as of the Effective Time that have a per share exercise price equal to or exceeding the Merger Consideration per share shall be canceled and retired and shall cease to exist, and no payment or distribution shall be made or delivered with respect thereto.

(b) All Company Option Plans shall terminate as of the Effective Time and the provisions in any Company Option Plans or any other plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt such resolutions and shall take such action as is necessary to ensure that following the Effective Time no holder of a Company Option or any participant in any Company Option Plans or any other plan shall have any right to acquire any capital stock of the Company, the Surviving Corporation or any of their Subsidiaries, or any interest in respect of any capital stock of the Company, the Surviving Corporation or any of their Subsidiaries.

(c) Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Common Stock (including, in each case, derivative securities) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 2.5 Payoff of the Subordinated Notes. At the Effective Time, Parent or Merger Sub shall prepay in full all of the Company’s Subordinated Notes in accordance with the terms thereof, and such Subordinated Notes shall thereupon be cancelled.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding numbered or lettered sections or subsections of the Disclosure Letter delivered to Parent and Merger Sub by the Company concurrently with entering into this Agreement (the “Disclosure Letter”) referencing a representation or warranty herein (each of which exceptions, in order to be effective, shall clearly indicate the section and, if applicable, the subsection of this Article III to which it relates (unless and only to the extent the applicability to other representations and warranties is reasonably apparent from the actual text of the disclosed exception), and each of which exceptions shall also be deemed to be representations and warranties made by the Company under this Article III), the Company hereby represents and warrants to Parent and Merger Sub that:

Section 3.1 Corporate Existence and Power; Subsidiaries.

(a) Each of the Company and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Each of the Company and its Subsidiaries has all corporate powers and authority required to own, lease and operate its respective properties and other assets and to carry on its business as now conducted. The Company has all corporate powers and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder.

(b) Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(c) The Company has made available to Parent and Merger Sub true and complete copies of the currently effective articles of incorporation and bylaws or similar organizational and governing documents of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of its articles of incorporation or bylaws or similar organizational and governing documents. The Company has made available to Parent and Merger Sub true and complete copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof as of the date of this Agreement) of all meetings of the Company Shareholders, the Company Board and each committee of the Company Board held since January 1, 2006, other than the minutes of the meeting of the Company Board convened in order to evaluate the Merger and the other transactions contemplated by this Agreement and any issues related thereto.

(d) Section 3.1 of the Disclosure Letter lists all of the Subsidiaries of the Company. All the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any stock, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, and neither the Company nor any of its Subsidiaries is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 3.2 Corporate Authorization.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to perform its obligations under this Agreement subject only to obtaining the Requisite Shareholder Vote. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly, validly and unanimously authorized by the Company Board, except for one (1) director of the Company Board who was recused from such authorization. The only Company Shareholder approval or authorization required to approve this Agreement and effect the Merger is the approval of the holders of Common Shares as required by the Corporations Code (the “Requisite Shareholder Vote”).

(b) This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except: (i) as rights to indemnity hereunder may be limited by federal or state securities Laws or the public policies embodied therein; (ii) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally; and (iii) as the remedy of specific performance and other forms of injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c) On or prior to the Agreement Date, the Company Board has adopted resolutions (i) adopting this Agreement and declaring the Merger and the other transactions contemplated by this Agreement advisable and in the best interests of the Company and the Company Shareholders and (ii) resolving to recommend that the Company Shareholders approve this Agreement. All such resolutions are in full force and effect and none have been amended or superseded.

(d) Cain Brothers & Company, LLC (the “Company Financial Advisor”) has delivered to the Company Board its opinion to the effect that, as of the date such opinion was delivered, and subject to the qualifications, limitations and assumptions set forth therein, the Cash Consideration Per Share is fair, from a financial point of view, to the holders of Common Shares (the “Company Fairness Opinion”). The Company has been authorized by the Company Financial Advisor to permit the inclusion in full of the Company Fairness Opinion in the Company Proxy Statement. The Company Fairness Opinion has not been withdrawn, revoked or modified.

(e) As of the Agreement date, there is no action required to be taken by the Company or the Company Board to exempt this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby from, and this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby are exempt from, the requirements of, any and all Antitakeover Laws.

Section 3.3 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement by the Company require no action by, or by the Company or any Subsidiary in respect of, or notice, report or other filing by the Company or any Subsidiary with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained from, any Governmental Authority other than: (i) the filing of the Certificate of Merger; (ii) compliance with any applicable requirements of any Laws specified in Section 3.3 of the Disclosure Letter (the “Required Governmental Approvals”); (iii) compliance with the applicable requirements of the Exchange Act; (iv) compliance with the applicable requirements of the Securities Act; (v) compliance with any applicable foreign or state securities or Blue Sky Laws; and (vi) such other items or filings, which if not taken or made, (A) would not, individually or in the aggregate, be reasonably expected to be material to the Company or the applicable Subsidiary and (B) would not reasonably be expected to adversely affect in any material respect, or materially hinder or delay, the consummation of the Merger or the Company’s ability to observe and perform its obligations hereunder.

Section 3.4 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) contravene or conflict with the organizational or governing documents of the Company or any of its Subsidiaries; (ii) assuming compliance with the matters referenced in Section 3.3 and the receipt of the Requisite Shareholder Vote, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; or (iii) except for those instances for which consents are required as set forth in Section 3.4 of the Disclosure Letter (the “Required Contractual Consents”), constitute or result in, with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations, the loss of a benefit under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any Contract binding upon the Company or any of its Subsidiaries; except, in the case of clauses (ii) and (iii) above, which (A) would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company and (B) would not be reasonably expected to materially hinder or delay the consummation of the Merger or the Company’s ability to observe and perform its obligations hereunder.

Section 3.5 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 14,285,714 authorized Common Shares, of which 7,396,370 Common Shares are issued and outstanding and (ii) 2,571,429 authorized shares of preferred stock, of which no shares are outstanding. There are outstanding Company Options to purchase an aggregate of

427,194 Common Shares, all of which were issued under one of the two Company Option Plans. Each Company Option that is intended to qualify as an “incentive stock option” under Code Section 422 so qualifies, and the exercise price of each other Company Option is no less than the fair market value of a Common Share on the date of grant of such Company Option. The Company has made available to Parent and Merger Sub true and complete copies of all Company Option Plans and the forms of all agreements evidencing outstanding equity or equity based awards thereunder. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. Section 3.5(a) of the Disclosure Letter sets forth a list of all outstanding Company Options and other stock-related awards, including grants of Company Restricted Shares, including the names of the holders thereof and, to the extent applicable thereto, the exercise price or purchase price thereof, the governing Company Option Plan with respect thereto and the expiration date thereof. The Company has $5.25 million of subordinated convertible debt securities outstanding (the “Subordinated Notes”). Such Subordinated Notes bear interest at an annual rate of 8.0%, are convertible into Common Stock at a price of $8.05 per share and are scheduled to be repaid on April 11, 2011.

(b) Except as set forth in Section 3.5(a), and except for changes since the Agreement Date resulting from the exercise of Company Options outstanding on such date or the vesting of Company Restricted Shares outstanding on such date, there are no outstanding, and there have not been reserved for issuance, any: (i) shares of capital stock or other voting securities of the Company; (ii) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of the Company or its Subsidiaries; (iii) Company Options or other rights or options to acquire from the Company or its Subsidiaries, or obligations of the Company or its Subsidiaries to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of the Company or such Subsidiary, as the case may be; or (iv) equity equivalent interests in the ownership or earnings of the Company of its Subsidiaries or other similar rights (the items in clauses (i) through (iv), collectively, “Company Securities”). There are no outstanding obligations of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no preemptive or other similar rights giving any Person a right to subscribe for or acquire, any equity or voting securities of the Company or any of its Subsidiaries. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which any of such entities is bound (or that is otherwise on file with the Company) relating to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any shares of capital stock or other equity or voting (other than the Voting Agreements) interests of the Company or any of its Subsidiaries, or preemptive rights with respect thereto.

(c) No bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which holders of capital stock of the Company may vote are issued or outstanding.

(d) Each Company Shareholder that is executing a Voting Agreement concurrent with the execution of this Agreement holds that number of shares of Common Stock as is set forth beside such Company Shareholder’s name on Exhibit B-1.

Section 3.6 SEC Reports and Financial Statements.

(a) The Company has timely filed with or otherwise furnished to the SEC all forms, reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act since November 30, 2006. No Subsidiary of the Company is required to file with or furnish to the SEC any such forms, reports, schedules or other documents. As of their respective filing dates, each of the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, complied, and all documents required to be filed by the Company with the SEC after the Agreement Date will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable. As of their respective dates (or, if amended, as of the date of such amendment), none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The audited consolidated financial statements and unaudited consolidated interim financial statements included or incorporated by reference in the Company SEC Reports (including any related notes and schedules) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof, and the results of their operations and their cash flows for the periods set forth therein, and in each case were prepared in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and subject, where appropriate, to normal year-end adjustments that would not be material in amount or effect).

(c) As of the Agreement Date, the Company in good faith estimates that at the end of its second fiscal quarter of 2009, it will have (A) cash (excluding restricted cash and net of issued but uncleared checks and drafts) and cash equivalents (as such terms are defined under U.S. GAAP) totaling no less than $4,100,000, and (B) revenues for the second fiscal quarter of 2009 (recognized in accordance with GAAP and consistent with past practices) totaling no less than $5,600,000.

(d) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ Stock Market.

(e) The Company and its Subsidiaries have implemented and maintained a system of internal accounting controls and financial reporting (as required by Rule 13a-15(a) under the Exchange Act) that are designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) to the Knowledge of the Company, any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A true, correct and complete summary of any such disclosures made by management to the Company’s outside auditors and audit committee is set forth in Section 3.6(e) of the Disclosure Letter.

(f) There are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Reports. To the Knowledge of the Company, none of the Company SEC Reports is subject to ongoing review or outstanding SEC comment or investigation.

(g) Since November 30, 2006, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director or executive officer of the Company or any of its Subsidiaries has received any complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board, any committee thereof, or to any director or executive officer of the Company.

Section 3.7 Disclosure Documents. The proxy statement (the “Company Proxy Statement”) to be filed by the Company with the SEC in connection with seeking the adoption and approval of this Agreement by the Company Shareholders will not, at the date it is first mailed to Company Shareholders (in the case of the Company Proxy Statement) or at the time of the Company Shareholders Meeting (other than as to information supplied by Parent and Merger Sub for inclusion in the Company Proxy Statement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Company Proxy Statement and all related SEC filings to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto as of the date of such filing. No representation is made by the Company with respect to statements made in the Company Proxy Statement based on information supplied, or required to be supplied, by Parent and Merger Sub or their Affiliates specifically for inclusion therein.

Section 3.8 No Undisclosed Liabilities. Except as set forth on Section 3.8 of the Disclosure Letter or the Balance Sheet, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due, accrued, fixed or otherwise), and there is no existing fact, condition or circumstance which could reasonably be expected to result in such liabilities or obligations, except liabilities or obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice (but excluding any incurrence of Indebtedness).

Section 3.9 Material Contracts. Section 3.9 of the Disclosure Letter lists:

(a) all Contracts applicable to the Company or any of its Subsidiaries or any of their respective properties or assets that are reasonably expected to require the payment (whether by or to the Company or any of its Subsidiaries) of $200,000 or more in the aggregate or payments in any twelve-month period aggregating $100,000 or more;

(b) all Contracts calling for the purchase of products or services of the Company or any of its Subsidiaries that generate or are reasonably expected to generate $100,000 or more of annualized revenues;

(c) all Contracts pursuant to which any Person has a right to market, distribute, resell or sublicense any product or service of the Company or its Subsidiaries that generate or are reasonably expected to generate $75,000 or more of annualized revenues;

(d) except for non-exclusive rights to distribute software products of the Company and its Subsidiaries and non-exclusive licenses to use trademarks of the Company or a Subsidiary granted by the Company or a Subsidiary to a distributor of products of the Company and its Subsidiaries, all Contracts pursuant to which the Company or its Subsidiaries have (A) granted any Person any right or interest in any Intellectual Property owned or licensed by the Company or its Subsidiaries, (B) agreed to any restriction on the right of the Company or its Subsidiaries to use or enforce any such Intellectual Property or (C) agreed to encumber, transfer or sell rights in or with respect to any such Intellectual Property;

(e) (other than end-user licenses to generally commercially available software that have an individual acquisition cost of $50,000 or less, all Contracts pursuant to which the Company or any of its Subsidiaries acquired or are authorized to exercise rights in any Intellectual Property owned by a third party;

(f) all Contracts providing for the development of any Intellectual Property, independently or jointly, by or for the Company or any of its Subsidiaries, including, but not limited to, any proof-of-concept, collaboration, development or co-development agreement but excluding all Contracts entered into by the Company and its Subsidiaries in the ordinary course of business with employees or consultants pursuant to which the Company or its Subsidiaries secured unencumbered and unrestricted exclusive ownership of all Intellectual Property developed under the Contract and the employee or consultant retained no rights or licenses with respect thereto;

(g) all Contracts to license or authorize any third party to manufacture any products of the Company or any of its Subsidiaries and all Contracts pursuant to which the Company purchases components included in the products of the Company or any of its Subsidiaries;

(h) all Contracts between the Company and any of its Subsidiaries, on the one hand, and any Company Shareholder or an Affiliate of a Company Shareholder, on the other hand;

(i) all Contracts applicable to the Company or any of its Subsidiaries or any of their respective properties or assets that contain covenants that, following the consummation of the Merger, would reasonably be expected to restrict the ability of the Surviving Corporation to compete or operate in any business or with any Person or in any field, industry or geographic area, or to sell, supply or distribute any service or product or to otherwise operate or expand its current businesses, or that restricts the rights of the Company and its Subsidiaries (or, following the consummation of the transactions contemplated by this Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third Person “most favored nation” status or any type of special discount rights, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights;

(j) all Contracts which are “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) to be performed after the date of this Agreement and have not been filed or incorporated by reference in the Company SEC Reports;

(k) all Contracts which require a consent to or otherwise contain a provision relating to a “change of control”; and

(l) all Contracts applicable to the Company or any of its Subsidiaries that relate to the formation, creation, operation, management or control of a joint venture, partnership, limited liability or other similar agreement or arrangement (the Contracts described in clauses (a) through (l) being collectively referred to herein as the “Material Contracts”).

Each of the Material Contracts is in full force and effect and enforceable against the Company and its Subsidiaries, as applicable, and, to the Knowledge of the Company, against the other party or parties thereto, in each case in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). None of the Company or any of its Subsidiaries has received any written notice of cancellation or termination of any of the Material Contracts. With respect to any Material Contract which by its terms will terminate as of a certain date unless renewed or unless an option to extend such Material Contract is exercised, neither the Company nor any of its Subsidiaries has received any written notice that any such Material Contract will not be so renewed or that any such extension option will not be exercised. There exists no event of default or occurrence, condition or act on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Company, on the part of the other parties to the Material Contracts, that constitutes or would constitute (with notice, lapse of time or both) a material breach of or material default under any of the Material Contracts. Since November 30, 2006, no event has occurred that would be required to be reported as a “Certain Relationship” or “Transaction with a Related Person” pursuant to Statement of Financial Accounting Standards No. 57 or Item 404 of Regulation S-K promulgated by the SEC.

Section 3.10 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice.

(b) Without limiting the generality of the foregoing Section 3.10(a), since the Balance Sheet Date, there has not been:

(i) any: (A) incurrence of, or guarantee with respect to, or provision of credit support for, any indebtedness for borrowed money by the Company or any of its Subsidiaries, other than pursuant to the Company’s or any of its Subsidiaries’ existing credit facilities in the ordinary course of business consistent with past practice; (B) event of default or default under the Company’s or any of its Subsidiaries’ existing credit facilities or outstanding loans; or (C) creation or assumption by the Company or any of its Subsidiaries of any material Lien on any material asset, other than Permitted Liens;

(ii) events, changes, effects, developments, conditions or occurrences that, individually or in the aggregate, constitute a Company Material Adverse Effect;

(iii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly owned Subsidiary to the Company or to any wholly owned Subsidiary);

(iv) any redemption, repurchase or other acquisition of any shares of capital stock of the Company or of any of its Subsidiaries;

(v) any material change in any method of financial accounting or financial accounting principle or practice used by the Company or any of its Subsidiaries, other than such changes required by Law or a change in GAAP;

(vi) any (A) deferred compensation, severance or similar agreement entered into or amended by the Company or any of its Subsidiaries and any employee; (B) increase in or acceleration in the vesting or payment of the compensation or benefits payable or to become payable to any director, officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries; (C) any increase in the coverage or benefits available under any vacation pay, company awards, salary continuation or disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any of the directors or officers of the Company or any of its Subsidiaries or generally applicable to all or any category of the Company’s or any of its Subsidiaries’ employees; (D) grant of equity or equity-based awards that may be settled in Common Shares or any other equity securities of the Company or any of its Subsidiaries or the value of which is linked directly or indirectly, in whole or in part, to the price or value of any Common Shares or other equity securities of the Company or any of its Subsidiaries; (E) change in the terms of any outstanding Company Option; or (F) establishment or adoption of any new arrangement that would be an Employee Benefit Plan or would terminate or materially amend any existing Employee Benefit Plan (other than changes necessary to comply with applicable Law or the Company’s obligations under this Agreement);

(vii) any loan, advance or capital contribution made by the Company or any of its Subsidiaries to, or investment in, any Person other than loans, advances or capital contributions made to a Subsidiary; or

(viii) any agreement to take or permit any actions specified in this Section 3.10(b), except for this Agreement.

Section 3.11 Litigation. There is no Claim pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or their respective assets or properties before any arbitrator, arbitration provider or Governmental Authority. None of the Company, any of its Subsidiaries, any officer or director of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other employee of the Company or any of its Subsidiaries has been permanently or temporarily enjoined by any Law from engaging in or continuing any conduct or practice in connection with the business or assets of the Company or any of its Subsidiaries.

Section 3.12 Intellectual Property.

(a) The Company or its Subsidiaries own exclusively, free and clear of any Liens, all Intellectual Property that is used in and necessary to the conduct of the businesses of the Company and its Subsidiaries, other than Intellectual Property owned by a third party that is licensed to the Company or a Subsidiary pursuant to a valid and existing written license agreement to which the Company or one of its Subsidiaries is a party and used by the Company or such Subsidiary within the scope of such license, and all of such rights shall survive unchanged by the consummation of the transactions contemplated by this Agreement.

(b) Section 3.12(b) of the Disclosure Letter sets forth a true, correct and complete list as of the Agreement Date of all Company Registered Intellectual Property, including the owner(s) of each such item of Company Registered Intellectual Property and the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made. Each item of Company Registered Intellectual Property is subsisting or, to the Knowledge of the Company, valid (or in the case of applications, applied for), all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s or its Subsidiaries’ ownership interests therein. None of the Company Registered Intellectual Property is currently involved in any interference, inventorship dispute, reissue, reexamination, opposition proceeding, or cancellation proceeding, and neither the Company nor its Subsidiaries has received any written notice from any Person regarding any such proceeding, and to the Knowledge of the Company, there is no threatened proceeding of this nature and there is no substantial basis for a proceeding of this nature. Neither the Company nor any of its Subsidiaries has entered into any Contract granting any person the right to control the prosecution of any of the Company Registered Intellectual Property.

(c) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any liability for infringement or misappropriation of the Intellectual Property of any third party or for unfair competition or unfair trade practices under the laws of any jurisdiction. To the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any products or services of the Company and its Subsidiaries and (ii) the Company’s or its Subsidiaries’ use of any product, device or process used in the business of the Company or its Subsidiaries, has not, does not and will not infringe or misappropriate the Intellectual Property of any third party and does not constitute unfair competition or unfair trade practices under the laws of any jurisdiction.

(d) To the Knowledge of the Company, no Person is challenging, infringing on, misappropriating or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has brought any action, suit or proceeding for infringement or misappropriation of any Intellectual Property owned or licensed by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into any Contract granting any Person the right to bring infringement, or misappropriation actions with respect to, or otherwise to enforce rights with respect to, any Intellectual Property owned by and/or exclusively licensed to the Company or its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries has been sued in any Claim or received any written notice of any pending or threatened Claim which involves a claim of infringement or misappropriation of any Intellectual Property of any third party.

(f) Each of the Company and its Subsidiaries has taken reasonable steps in accordance with standard industry practices to protect its rights in its Intellectual Property and maintain the confidentiality of all information of the Company or its Subsidiaries that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, including safeguarding any such information that is accessible through computer systems or networks.

(g) The Company and its Subsidiaries have secured from all Persons who independently or jointly contributed to the conception, reduction to practice, creation or development of any Intellectual Property for the Company or its Subsidiaries and/or any Company Registered Intellectual Property unencumbered and unrestricted exclusive ownership of, all such third party’s Intellectual Property in such contribution that the Company or its Subsidiaries do not already own by operation of law and such third party has not retained any rights or licenses with respect thereto. Without limiting the foregoing, each current or former consultant or employee of the Company and its Subsidiaries has entered into the Company’s or the applicable Subsidiary’s current form of Proprietary Information and Invention Agreement or a similar customary agreement. The Company and its Subsidiaries have exercised all rights pursuant to the German Act on Employee’s Inventions (Arbeitnehmererfindungsgesetz) and similar statutes and complied with all obligations under these statutes.

(h) The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss or modification of, or give rise to any right of any third party to terminate or modify any of the Company’s or any Subsidiaries’ rights or obligations under any agreement governing any Intellectual Property which is owned by or is licensed to the Company or any of its Subsidiaries.

(i) All products sold, licensed, leased or delivered by the Company or its Subsidiaries to customers and all services provided by or through the Company or its Subsidiaries to customers on or prior to the Closing Date conform to applicable contractual commitments, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), and conform in all material respects to packaging, advertising and marketing materials and to applicable product or service specifications or documentation. The Company and its Subsidiaries have no liability for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Balance Sheet.

(j) No (i) government funding; (ii) facilities of a university, college, other educational institution or research center; or (iii) funding from any Person (other than funds received in consideration for the Company Securities) was used in the development of the Intellectual Property owned or purported to be owned by the Company or its Subsidiaries.

(k) Neither the Company nor its Subsidiaries nor any other Person then acting on its or their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code included in products of the Company or its Subsidiaries. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or its Subsidiaries or any Person then acting on their behalf to any Person of any such source code.

(l) None of the Company or any of its Subsidiaries has (i) incorporated open source software or materials into, or combined open source software or materials with, Intellectual Property owned or licensed by the Company or its Subsidiaries or products of the Company or its Subsidiaries; (ii) distributed open source software or materials in conjunction with any such Intellectual Property or products; or (iii) used open source software or materials, in such a way that, with respect to (i), (ii), or (iii), imposes any copyleft obligations on any Intellectual Property owned by the Company or its Subsidiaries. As used above, “copyleft obligations” are obligations or considerations that require that other software incorporated into, derived from or distributed with such open source software or materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge.

(m) The Company and its Subsidiaries have complied with all applicable Laws and their respective internal privacy policies relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected by the Company or its Subsidiaries or by third parties having authorized access to the records of the Company or its Subsidiaries. The execution, delivery and performance of this Agreement, will comply with all applicable Laws relating to privacy and with the Company’s and its Subsidiaries’ privacy policies. Neither the Company nor any of its Subsidiaries have received a complaint regarding the Company’s or its Subsidiaries’ collection, use or disclosure of personally identifiable information.

Section 3.13 Taxes.

(a) Within the times and in the manner prescribed by Law, each of the Company and its Subsidiaries has properly prepared and timely filed all income and material Tax Returns required by Law, has timely paid all Taxes due and payable (whether or not shown on any Tax Return) and has timely withheld and deposited all Taxes required to be withheld and deposited. All such Tax Returns filed by the Company and its Subsidiaries are true, correct and complete and include all statements and other information required to avoid penalties or additions to Tax. The Company and its Subsidiaries have complied with all Law relating to Taxes. There is no dispute or claim concerning any material Tax liability of the Company or any of its Subsidiaries claimed or raised by any authority in writing. The Company has made available to Parent and Merger Sub all federal and material state and local Tax Returns with respect to periods commencing on or after January 1, 2004. Neither the Company nor any of its Subsidiaries has (A) been a party to a “reportable transaction” (as such term is defined in Treasury Regulations issued under the Code), (B) been a party to a “listed transaction” (as such term is defined in Treasury Regulations issued under the Code) or (C) filed with respect to any item a disclosure statement pursuant to Section 6662 of the Code or any comparable disclosure under state, local or foreign Tax statutes.

(b) Neither the Company nor any of its Subsidiaries: (A) is a party to or bound by any closing agreement, offer in compromise or any other agreement with any Tax authority or any Tax indemnity agreement, Tax sharing agreement or other agreement whereby amounts due thereunder are determined with reference to Taxes, taxable income, taxable losses, deductions, credits or other Tax-related items or items used to determine the amount of any such Taxes, taxable income, taxable losses, deductions, credits or other Tax-related items, in each case, of any Person that is currently in effect; (B) has requested in writing a ruling or other advice or guidance from any Governmental Authority with respect to Taxes; (C) has present or contingent liabilities for Taxes, other than Taxes that either have been (1) incurred in the ordinary course of business thereof and reflected as a liability on the Balance Sheet or (2) incurred in the ordinary course of business with respect to taxable periods or portions of taxable periods following the Balance Sheet Date in amounts consistent with prior years (adjusted for changes in ordinary course operating results and ordinary course changes in assets) and for which adequate reserves have been established and separately reflected in the financial records of the Company; (D) has distributed stock of another Person or had its stock distributed by another Person, in a transaction that was purported or intended to be governed, in whole or in part, by Code Section 355 or Code Section 361; or (E) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Code Section 1502 or the Treasury Regulations issued thereunder (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(c) The Company (i) is not a United States real property holding corporation within the meaning of Code Section 897(c)(2) and (ii) has not been such a corporation at any time during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(d) The amount of the net operating loss, capital loss and general business credit carryforwards of the Company, and the expiration dates relating thereto, are as set forth on Section 3.13 of the Disclosure Letter. No net operating loss, capital loss and general business credit carryforwards or other tax attributes of the Company are currently subject to any limitation under Code Section 382.

(e) No examination, audit or inquiry is currently being conducted by any Governmental Authority which could result in a liability for Taxes due from the Company or from any of its Subsidiaries.

(f) The Company and its Subsidiaries are not required to include any amount in taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any prepaid amount received on or prior to the Closing Date.

(g) The acquisition of the Company and its Subsidiaries will not be a factor causing any payments to be made by the Company or any Subsidiary to be nondeductible (in whole or in part) pursuant to Section 280G or

Section 162(m) of the Code, and none of the Company and its Subsidiaries is a party to any agreement or understanding that could require it to pay any amount that would not be deductible under either such section.

Section 3.14 Real Property and Other Assets. Section 3.14 of the Disclosure Letter sets forth the address of each parcel of Owned Real Property. Section 3.14 of the Disclosure Letter sets forth the address of each parcel of Leased Real Property and a true and complete list of all Leases for each such parcel of Leased Real Property. The Company has made available to Parent a correct and complete copy of each such Lease. The Company or one of its Subsidiaries: (i) has good title (or with respect to real property located in Germany is registered as owner in the applicable land register) to all the properties and assets reflected in the latest audited balance sheet included in the Company SEC Reports as being owned by the Company or one of its Subsidiaries or acquired after the date thereof that are material to the business of the Company and its Subsidiaries (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business and except for defects in title that are immaterial), free and clear of all Liens, except (A) statutory liens securing payments not yet due, or (B) such Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties; and (ii) is the lessee of all Leased Real Property reflected in the latest audited financial statements included in the Company SEC Reports or acquired after the date thereof that are material to the business of the Company and its Subsidiaries (except for Leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business) and is in possession of the properties purported to be leased thereunder, and each such Lease is valid without default thereunder by the lessee or, to the Knowledge of the Company, the lessor. The Owned Real Property and the Leased Real Property can be used by the Company or one of its Subsidiaries (as applicable) for its business operations without any material restrictions and is not subject to any liabilities related to a Governmental Authority.

Section 3.15 Employees. A complete list of all employees, officers and consultants of the Company and its Subsidiaries and their current title (or job description), current annual base compensation, current annual target bonus, date of hire, and work location is set forth on Section 3.15 of the Disclosure Letter. Neither the Company nor any of its Subsidiaries has any collective bargaining agreements with any of the Company Employees. There is no labor union organization activity pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries. No Company Employee has been granted the right to (i) continued employment by the Company or any of its Subsidiaries or (ii) any material compensation following termination of employment with the Company or any of its Subsidiaries. Except as disclosed in Section 3.15 of the Disclosure Letter (a) there has been no, nor is there pending or, to the Knowledge of the Company, threatened, work stoppage, slowdown, lockout, labor strike, material arbitrations or other material labor disputes against the Company or any of its Subsidiaries, (b) there has been no, nor is there pending or, to the Knowledge of the Company, threatened, unfair labor practice charges, grievances or complaints against the Company or any of its Subsidiaries, (c) neither the Company nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees, (d) the Company and each of its Subsidiaries are in compliance with all Laws respecting labor and employment, including, but not limited to, terms and conditions of employment, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, employment discrimination, disability rights or benefits, equal opportunity, affirmative action, employee benefits, severance payments, labor relations, employee leave issues and unemployment insurance and related matters, (e) there are no complaints, charges or claims against the Company or any of its Subsidiaries pending with or, to the Knowledge of the Company, threatened by any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment of any employees by the Company and or any of its Subsidiaries, other than those occurring in the ordinary course of business, such as claims for workers’ compensation or unemployment benefits, (f) the Company and each of its Subsidiaries have withheld all amounts required by Law to be withheld from the wages, salaries, and other payments to employees, and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing, (g) neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice) and (h) to the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is in any respect in violation of any term of any employment contract, non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others. All individuals who are performing or have performed consulting or other services for the Company or any of its Subsidiaries are or were correctly classified in all material respects by the Company or such Subsidiary as either “independent contractors” or “employees” as the case may be and, with respect to those currently performing services, will, at the Closing Date, qualify for such classification. Neither the Company nor any of its Subsidiaries has any material liabilities under the Worker Adjustment and Retraining Act of 1998, as amended as a result of any action taken by the Company (other than at the written direction of Parent or as a result of any of the transactions contemplated by this Agreement). The Company has delivered to Parent true, correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statement with the appropriate Internal Revenue Service Center, that are in the Company’s (or any Subsidiary’s) possession or subject to the Company’s (or any Subsidiary’s) control with respect to any unvested Company Restricted Shares or other property issued by the Company to any of its (or any Subsidiary’s) employees, non-employee directors, consultants or other service providers.

Section 3.16 Employee Benefits.

(a) Section 3.16 of the Disclosure Letter sets forth each Employee Benefit Plan that the Company or any of its Subsidiaries maintains or to which the Company, any ERISA Affiliate or Subsidiary contributes or sponsors. Each Employee Benefit Plan has been established, maintained and operated in material compliance with the terms of such Employee Benefit Plan and the applicable requirements of ERISA, the Code, and applicable Law. All employer contributions and employee salary reduction contributions that are due have been made to each such Employee Benefit Plan that is an Employee Pension Benefit Plan. All premiums or other payments that are due have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan. Each Employee Benefit Plan, including any material amendments thereto, that is capable of approval by, or registration or qualification for special tax status with, the appropriate taxation, social security or supervisory authorities in the relevant country, state, territory or the like has received such approval (or there remains a period of time in which to obtain such approval retroactive to the date of any material amendment that has not previously received such approval) and no event has occurred which would be reasonably likely to result in the revocation of such approval or the imposition of material sanctions by such authorities. Without in any way limiting the foregoing sentence, each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a determination letter from the Internal Revenue Service (or may rely on an opinion letter issued by the Internal Revenue Service with respect to a standardized prototype plan adopted in accordance with the requirements for such reliance) to the effect that it meets the requirements of Code Section 401(a). No action, suit, claim, hearing, arbitration or other proceeding has been brought, or to the Knowledge of the Company is threatened, against or with respect to any Employee Benefit Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor, and no event has occurred and there currently exists no condition or set of circumstances in connection with which the Company would reasonably be expected to be subject to any material liability, other than routine claims for benefits. No Employee Benefit Plan provides benefits, including health benefits (whether or not insured), with respect to employees or former employees of the Company or any of its Subsidiaries after retirement or other termination of service (other than coverage mandated by Law or benefits).

(b) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any material payment or benefit becoming due or payable, or required to be provided, to any current or former employee, director, independent contractor or consultant, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation. No amount paid or payable by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, whether alone or in combination with another event, will be an “excess parachute payment” within the meaning of Code Section 280G or Code Section 4999 or will not be deductible by the Company by reason of Code Section 280G. Section 3.16(b) of the Disclosure Letter lists each Person who the Company reasonably believes is, with respect to the Company, any Subsidiary and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder). No payments will be made by the Company pursuant to any Employee Benefit Plan that would not be deductible by the Company under Code Section 162(m).

(c) Each Employee Benefit Plan that provides for deferred compensation (as defined under Code Section 409A) satisfies the applicable requirements of Code Section 409A and the regulations promulgated thereunder, and has, since January 1, 2005, been operated in good faith compliance with Code Section 409A.

(d) In accordance with applicable Law, each Employee Benefit Plan can be amended or terminated at any time, without consent from any other party and without liability other than for benefits accrued as of the date of such amendment or termination.

Section 3.17 Regulatory Compliance.

(a) With respect to each of the products of the Company and its Subsidiaries and, to the extent applicable, products under development by the Company and its Subsidiaries (the “Products”), (i) the Company and its Subsidiaries have obtained all approvals, clearances, licenses, registrations or other similar authorizations of, from or required by Governmental Authorities under Law to permit any distribution, sales or marketing activities by the Company and its Subsidiaries or their sublicensees or distributors (the “Activities to Date”), or for the ownership of the material assets, with respect to such Product (the “Permits”) and (ii) the Company and its Subsidiaries are in compliance with all terms and conditions of each Permit and with all requirements pertaining to the Activities to Date with respect to each Product that is not required to be the subject of a Permit. The Permits are listed in Section 3.17 of the Disclosure Letter. The Company is the sole and exclusive owner of the Permits and has not granted any right of reference with respect thereto. The Company has complied in all material respects with all applicable Laws in connection with the preparation and submission of each Permit to the applicable Governmental Authority. No Permit has been limited, suspended, modified or revoked and the Company has no knowledge or reason to believe that the FDA, a Notified Body, or any other Governmental Authority is considering such action.

(b) Each Product (and component thereof) is being or has been developed, manufactured, tested, distributed and marketed, and all manufacturing, testing, research and other scientific operations of the Company and its Subsidiaries have been conducted, in compliance with all applicable requirements under all applicable Laws, including those relating to investigational use, premarket clearance or approval, registration and listing, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping and filing of required reports. In addition, the Company, its Subsidiaries and, to the Knowledge of the Company, the Company Partners are in material compliance with all other applicable requirements imposed by any Governmental Authority and all other applicable Laws. Without limiting the foregoing, the Company and its Subsidiaries are now, and at all times in the past has been, in material compliance with the FDA’s Quality System Regulation (21 C.F.R. Part 820). The Company’s last FDA inspection was on May 20, 2002, and the Company has provided Parent with a correct and complete copy of the Form 483 Inspectional Observation Report, if any, prepared by the FDA in connection with such inspection.

(c) Neither the Company nor its Subsidiaries has received any other FDA Form 483, or any notice of adverse finding, warning letters, untitled letters or other correspondence or notice from the FDA, or other Governmental Authority (i) alleging or asserting noncompliance with any applicable Laws, Recognized

Standards, or permits or (ii) contesting any clearance or approval of, the uses of or the labeling or promotion of any Product. The Company has no knowledge or reason to believe that the FDA or any other Governmental Authority is considering any such action under (i) or (ii) above.

(d) All material reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other Governmental Authority by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any Person providing services to or for the benefit of the Company or that manufactures, develops, packages, processes, labels, tests or distributes any Product or any component thereof pursuant to a development, commercialization, manufacturing, supply, testing or other collaboration arrangement with the Company (each, a “Company Partner”) have been so filed, maintained or furnished and all such reports, documents, claims and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing. None of the Company, any of its Subsidiaries or any of their respective officers, employees or agents, or to the Knowledge of the Company, any Company Partner, has made any untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Authority or failed to disclose a fact required to be disclosed to the FDA or other Governmental Authority with respect to the Products or the Activities to Date. Except for the Permits, there are no permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions, operating certificates or orders issued or granted by a Governmental Authority necessary to conduct the businesses of the Company or its Subsidiaries as presently conducted.

(e) Neither the Company nor any of its Subsidiaries has, in connection with any Product, either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any Product. Neither the Company nor any of its Subsidiaries is aware of any facts which are reasonably likely to cause any of the following in connection with any Product: (i) the recall, market withdrawal or replacement of any Product; (ii) a change in the marketing classification or a material change in the labeling of any Product, (iii) a termination or suspension of the marketing of any Product, (iv) any adverse events, safety or efficacy concerns not already disclosed that could have an impact on the ability to market any Product, or (v) a regulatory filing.

(f) There are no claims pending nor, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries with respect to the quality of or absence of defects in any Product, nor to the Knowledge of the Company are there any facts relating to the quality of or absence of defects in any Product which, if known by a potential claimant or any Governmental Authority, could reasonably be expected to give rise to a claim or proceeding. The Company has not received any written notice that the FDA or other Governmental Authority has commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any Product or withdrawn advertising or sales promotion materials or commenced, or threatened to initiate, any action to enjoin the distribution of any Product or the production at any facility at which any Product is manufactured, tested, processed, packaged or held for sale.

(g) Neither the Company nor any of its Subsidiaries is debarred under any applicable Law or otherwise excluded from or restricted in any manner from participation in, any government program, and to the Knowledge of the Company, does not employ or use the services of any Person that is or, during the time when such Person was employed by or providing services to the Company or any of its Subsidiaries, was debarred or otherwise excluded or restricted. Neither the Company nor any of its Subsidiaries is subject to any pending or, to the Knowledge of the Company, threatened, investigation by: (i) the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” regulations set forth in 56 Fed. Reg. 46191 (September 10, 1991); (ii) Department of Health and Human Services Officer of Inspector General or Department of Justice pursuant to the Federal Anti-Kickback Statute (42 U.S.C. Section 1320a-7(b)) or the Federal False Claims Act (31 U.S.C. Section 3729 et seq.); or (iii) any equivalent Law. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, (A) any officer or employee of the Company or its Subsidiaries, (B) any authorized agent of the Company or its Subsidiaries, or (C) any principal investigator or sub-investigator of any clinical investigation sponsored by the Company or its Subsidiaries has, in the case of each of (A) through (C) on account of actions taken for or on behalf of the Company, been convicted of any crime under 21 U.S.C. Section 335a(a) or any similar Law or under 21 U.S.C. Section 335a(b) or any similar Law.

Section 3.18 Compliance with Laws. The Company and each of its Subsidiaries is, and at all times since the Balance Sheet Date has been, in material compliance with all Laws applicable to the Company and each such Subsidiary, as well as their respective businesses and activities. No investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, and, as of the Agreement Date, none of the Company, any of its Subsidiaries or any officer, director or employee of the Company or any of its Subsidiaries has received notice that it has violated any Law during the last one (1) year. Neither the Company nor any of its Subsidiaries (nor, to the Knowledge of the Company, any of their respective directors, executives, representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 3.19 Environmental, Health and Safety Matters.

(a) The Company and its Subsidiaries are in compliance with all Environmental, Health and Safety Requirements and, to the Knowledge of the Company, any past non-compliance by the Company and its Subsidiaries with Environmental, Health and Safety Requirements has been resolved.

(b) (i) Each of the Company and its Subsidiaries has obtained, maintained and complied with all Environmental Permits necessary for the conduct and operation of its business as currently operated, and neither the Company nor any Subsidiary has received any notice that any such Environmental Permit is not in full force and effect; and (ii) no such Environmental Permit is or will be subject to review, revision, cancellation, withdrawal, revocation, restriction or other modification or prior consent by any Governmental Authority as a result of the consummation of the transactions contemplated by this Agreement.

(c) None of the Company or any of its Subsidiaries has received any notice of any violation of or liability under any Environmental, Health and Safety Requirement.

(d) There are no pending or, to the Knowledge of the Company, threatened, civil, criminal or administrative Claims pursuant to Environmental, Health and Safety Requirements or with respect to Hazardous Materials against the Company or any of its Subsidiaries or, to the Knowledge of the Company, related to the Owned Real Property, the Leased Real Property or any other facility previously owned or operated by the Company or any of its Subsidiaries.

(e) Since the Company’s possession of the Owned Real Property or the Leased Real Property and, to the Knowledge of the Company, prior to its possession thereof, there has been no presence of underground improvements, including but not limited to treatment or storage tanks at or presence or release of any Hazardous Materials on, at, or from the Owned Real Property or the Leased Real Property or any other facility operated by the Company or any of its Subsidiaries, except (i) in compliance with applicable Environmental, Health and Safety Requirements and (ii) in a manner or in quantities or locations that would not require any investigation, cleanup or remediation of soil or groundwater under applicable Environmental, Health and Safety Requirements; and neither the Company nor any of its Subsidiaries has received notice with respect to such presence or release.

(f) Neither (i) the Company nor any Subsidiary, (ii) any predecessors of the Company or any Subsidiary nor (iii) any entity previously owned by the Company or any Subsidiary, has transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material at or to any off-site location.

(g) To the Knowledge of the Company, there are no other facts, activities, circumstances or conditions that have resulted in or would be reasonably expected to result in, the Company incurring a liability or obligation, pursuant to any applicable Environmental, Health and Safety Requirements.

(h) To the Knowledge of the Company, the business operations as they are currently conducted and proposed to be conducted on the Owned Real Property and on the Leased Real Property of the Company and its Subsidiaries are not and will not be materially limited by any Governmental Authority, including, but not limited to, any limitation imposed under the Federal Nature Conservation Law of Germany (Bundesnaturschutzgesetz).

Section 3.20 Insurance. Each of the Company and its Subsidiaries maintains insurance policies (the “Insurance Policies”) against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) each Insurance Policy is in full force and effect and all premiums due thereon have been paid in full, (ii) each of the Company and its Subsidiaries has complied with the provisions of each Insurance Policy under which it is the insured party and neither the Company nor any of its Subsidiaries is in breach or default, and none of them has taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (iii) to the Knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. No written notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby.

Section 3.21 Finders’ Fees. Other than Cain Brothers & Company, LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries or Affiliates and that might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement (other than based on arrangements made by Parent or Merger Sub or any of their respective Affiliates).

Section 3.22 Medicare Reimbursement Guarantees. Section 3.22 of the Disclosure Letter accurately lists each Contract or other arrangement under which the Company or a Subsidiary has agreed to (A) provide a refund or assume liability for the remaining scheduled lease payments (if equipment was leased), (B) accept the return of any product of the Company or a Subsidiary or (C) terminate the agreement for the lease of any such product in the event that Medicare rescinds reimbursement coverage for ICG (defined as removal of a nationally-covered indication listed on section 50-54 of the Medicare coding manual). To the Knowledge of the Company, the assumptions underlying the analysis set forth in Section 3.22 of the Disclosure Letter are reasonable in view of the circumstances in which made.

Section 3.23 No Other Information. The Company acknowledges that Parent and Merger Sub make no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement.

Section 3.24 Disclosure. The statements in this Article III and the Disclosure Letter are accurate and complete and do not include any untrue statement of a material fact and do not omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which the Company is aware that has not been disclosed to Parent or Merger Sub and which the Company reasonably expects will have a Material Adverse Effect on the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

Section 4.1 Corporate Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Washington. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California. Each of Parent and Merger Sub has all corporate powers and authority required to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder.

Section 4.2 Corporate Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary Parent and Merger Sub corporate and shareholder action. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due and valid execution and delivery by the Company, constitutes a valid and binding agreement of Parent and Merger Sub, respectively, enforceable against Parent and Merger Sub, except: (i) as rights to indemnity hereunder may be limited by federal or state securities Laws or the public policies embodied therein; (ii) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally; and (iii) as the remedy of specific performance and other forms of injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3 Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement by Parent and Merger Sub require no action by Parent or Merger Sub, or action by Parent or Merger Sub in respect of, or filing by Parent or Merger Sub with, any Governmental Authority other than: (i) the filing of the Certificate of Merger; (ii) compliance with the Required Governmental Approvals; (iii) compliance with the applicable requirements of the Exchange Act; (iv) compliance with the applicable requirements of the Securities Act; (v) compliance with any applicable foreign or state securities or Blue Sky Laws; and (vi) such other items or filings, which if not taken or made, would not reasonably be expected to adversely affect in any material respect, or materially delay, the consummation of the Merger or Parent’s or Merger Sub’s ability to observe and perform its respective obligations hereunder.

Section 4.4 Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not: (i) contravene or conflict with the organizational or governing documents of Parent or Merger Sub; (ii) assuming compliance with the items specified in Section 4.3, contravene or conflict with or constitute a violation of any provision of Law binding upon or applicable to Parent or Merger Sub; or (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or Merger Sub, or to a loss of any material benefit to which Parent or Merger Sub is entitled, under any agreement, contract or other instrument applicable to or binding upon Parent or Merger Sub.

Section 4.5 Disclosure Documents. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion in the Company Proxy Statement will, at the date it is first mailed to Company Shareholders or at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that this representation and warranty shall not apply to any information so provided by Parent or Merger Sub that subsequently changes or becomes incomplete or incorrect to the extent (i) such changes or failure to be complete or correct are promptly disclosed to the Company and (ii) Parent and Merger Sub reasonably cooperate with the Company in preparing, filing or disseminating updated information to the extent required by Law.

Section 4.6 Ownership of Common Shares. Neither Parent nor Merger Sub, nor any of their respective Affiliates, owns (beneficially or of record) any Common Shares or any option, warrant or other right to acquire any Common Shares.

Section 4.7 Financing. Parent: (i) has, and at the Closing will have, sufficient internal cash (taking into account the proceeds from any unfunded, but committed financing that will be received prior to the Closing Date) in an aggregate amount sufficient to pay the Merger Consideration and Option Consideration payable as required by this Agreement and to make all other necessary payments in connection with the Merger; (ii) has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder; and (iii) has not, and as of the Closing shall not have, incurred any obligation, commitment, restriction or liability of any kind that would impair or adversely affect such resources and capabilities, including after giving effect to any obligation, commitment, restriction or liability of any kind with respect to this Agreement. Immediately after giving effect to the transactions contemplated hereby, Parent will not: (x) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liabilities, including on its existing debts, as they mature); (y) have unreasonably small capital with which to engage in its business; or (z) have incurred debts beyond its ability to pay as they become due.

Section 4.8 No Other Information. Parent and Merger Sub acknowledge that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement.

ARTICLE V

COVENANTS OF THE COMPANY

Section 5.1 Conduct of the Company and Subsidiaries. Except for matters set forth in Section 5.1 of the Disclosure Letter or as otherwise specifically provided in this Agreement, without the prior written consent of Parent and Merger Sub (which consent shall not be unreasonably withheld, conditioned or delayed), from the Agreement Date until the Effective Time, the Company shall, and shall cause its Subsidiaries to, conduct their respective businesses in the ordinary course of business consistent with past practice, and the Company shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to: (i) preserve intact their respective present business organizations and capital structures; (ii) maintain in effect all material Permits that are required for them to carry on their respective businesses; (iii) keep available the services of their present officers and key employees; and (iv) maintain their current material relationships with suppliers and distributors, as well as other Persons with which they have significant business relationships. Without limiting the generality of the foregoing, and except for matters set forth in Section 5.1 of the Disclosure Letter or as specifically provided by this Agreement, without the prior written consent of Parent and Merger Sub (which consent shall not be unreasonably withheld, conditioned or delayed), from the Agreement Date until the Effective Time, the Company shall not, and shall not permit its Subsidiaries to:

(a) propose or adopt any change in its organizational or governing documents;

(b) merge or consolidate with any Person;

(c) directly or indirectly acquire (by way of merger, consolidation, purchase, investment, loan, capital contribution or any other manner) any (i) business entity or (ii) a material amount of assets;

(d) sell, lease, exclusively license or otherwise dispose of a material amount of assets (other than the sale of inventory in the ordinary course of business consistent with past practice) or any material product lines;

(e) other than in connection with intercompany transactions, incur any third-party indebtedness for borrowed money or guarantee such indebtedness of another Person, except for borrowings under the Company’s and its Subsidiaries’ existing credit facilities;

(f) make any loans, advances or capital contributions to, or investments in, any other Person, except advances to employees for expenses in the ordinary course of business consistent with past practice;

(g) issue, sell, grant or transfer any shares of capital stock or other equity or voting interests of the Company or any of its Subsidiaries (other than pursuant to the exercise of Company Options outstanding on the Agreement Date or the vesting of Company Restricted Shares outstanding on the Agreement Date), or any securities convertible or exchangeable into or exercisable for any such capital stock or other equity or voting interests;

(h) pledge, subject to any Lien or otherwise encumber shares of capital stock or other equity or voting interests of the Company or any of its Subsidiaries;

(i) issue, sell, grant or transfer any debt securities, options, warrants, calls or other rights to acquire debt securities of the Company or any of its Subsidiaries, or guarantee any debt securities issued by another Person;

(j) mortgage or pledge any of its material assets, tangible or intangible, or create any material Lien thereupon (other than Permitted Liens);

(k) invest any cash that is not needed to pay current operating expenses in anything other than obligations of or guaranteed by the United States;

(l) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or other property) in respect of its capital stock or other equity interests;

(m) reclassify, split, combine or redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other equity or voting interests, or any securities convertible or exchangeable into or exercisable for any such capital stock or other equity or voting interests;

(n) enter into any Contract outside of the ordinary course of business consistent with past practice that would be material to the Company and its Subsidiaries taken as a whole, or that imposes any sort of non-competition obligation or other restriction on the business of the Company or a Subsidiary;

(o) amend, modify or waive in any material respect any existing Material Contract, except in the ordinary course of business consistent with past practice;

(p) fail to maintain the rights associated with any Intellectual Property used in or necessary for the conduct of its business as currently conducted;

(q) other than in the ordinary course of business consistent with past practice or as required by applicable Law: (i) make, change or rescind any express or deemed material election relating to Taxes; (ii) take any position or adopt any tax accounting method that is inconsistent with methods used in preparing or filing Tax Returns for similar Taxes in prior periods, other than with respect to such items that, in the aggregate, are not material or such actions that are required by Law; (iii) settle or compromise any material Tax liability for an amount in excess of the amount currently reserved in the books and records of the Company for such Tax liability; (iv) enter into any closing or other agreement with respect to any material Tax liability with any Tax authority for an amount in excess of the amount currently reserved in the books and records of the Company for such Tax liability; (v) file or cause to be filed any material amended Tax Return; (vi) file or cause to be filed a material claim for refund of Taxes previously paid; (vii) agree to an extension of a statute of limitations with respect to the assessment or determination of material Taxes; (viii) grant any power of attorney with respect to material Taxes; or (ix) change any annual Tax accounting period of the Company or any of its Subsidiaries;

(r) make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may have been required by a change in GAAP or Law (including Regulation S-X of the Exchange Act) and after consulting with the Company’s outside accountants;

(s) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(t) enter into any new line of business;

(u) initiate, pay, discharge, settle, or satisfy any Claims, other than in the ordinary course of business consistent with past practice;

(v) alter the corporate structure of ownership of any Subsidiary, through merger, liquidation, reorganization, restructuring or otherwise;

(w) enter into or amend any employment Contract or severance arrangement, increase in any manner the compensation or fringe benefits of any of its employees, directors or consultants (other than pursuant to Section 5.7 hereof or immaterial increases to non-officer employees in the ordinary course of business consistent with past practice), or enter into any commitment to pay pension, retirement or severance benefits to any employees, directors or consultants;

(x) take any action (or omit to take any action) if such action (or omission) would reasonably be expected to result in any of the conditions to the Merger in Article VII not being satisfied;

(y) exercise any option to extend the term of that certain Commercial Multi-Tenant Lease – Modified Net, dated as of June 20, 1997, as amended from time to time, by and between AGBRI Nancy Ridge, LLC and the Company, relating to the Company’s corporate headquarters located at 6175 Nancy Ridge Drive, Suite 300, San Diego, California 92121;

(z) release Mr. Olaf Solbrig from the restrictions on self-dealing (Section 181 of the German Civil Code) as managing director of CardioDynamics Management GmbH or otherwise permit any Company Subsidiary to enter into any transaction with Mr. Solbrig except as expressly contemplated by this Agreement; or

(aa) authorize, agree or commit to do any of the foregoing.

Section 5.2 Stockholding Meeting; Proxy Material.

(a) As soon as reasonably practicable following the Agreement Date, the Company shall duly call and hold a meeting of Company Shareholders (the “Company Shareholder Meeting”) for the purpose of obtaining the approval of this Agreement and the Merger by Company Shareholders in accordance with applicable Law. In connection with the Company Shareholder Meeting, the Company shall: (i) as promptly as reasonably practicable (but in any event within fifteen (15) Business Days after the Agreement Date) prepare and file with the SEC the Company Proxy Statement relating to the Merger and the other transactions contemplated hereby; (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filing and provide copies of such comments to Parent and Merger Sub within twenty-four (24) hours of receipt; (iii) as promptly as reasonably practicable prepare and file (after Parent and Merger Sub have had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law; (iv) use all reasonable efforts to have cleared by the SEC, and thereafter mail to Company Shareholders as promptly as reasonably practicable (but in any event within five (5) Business Days of clearance by the SEC), the Company Proxy Statement and all other customary proxy or other materials for meetings such as the Company Shareholder Meeting; (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to Company Shareholders any supplement or amendment to the Company Proxy Statement if any event shall occur which requires such action at any time prior to the Company Shareholder Meeting; and (vi) otherwise use all reasonable efforts to comply with all requirements of Law applicable to the Company Shareholder Meeting and the Merger. Parent and Merger Sub shall cooperate with the Company in connection with the preparation and filing of the Company Proxy

Statement, including furnishing the Company upon request with any and all information as may be required to be set forth in the Company Proxy Statement under the Exchange Act. The Company shall provide Parent and Merger Sub a reasonable opportunity to review and comment upon the Company Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC.

(b) The Company shall take all action necessary to call and hold the Company Shareholder Meeting as promptly as practicable after the Company Proxy Statement is cleared by the SEC (but in any event, the Company Shareholder Meeting shall be held within twenty-five (25) Business Days after the date the Company Proxy Statement is first mailed to stockholders). Subject to Section 5.4, the Company Proxy Statement shall contain the unanimous recommendation of the Company Board (except for one (1) director of the Company Board who was recused from such recommendation) that the Company Shareholders adopt this Agreement and the Merger (the “Recommendation”) and the Company shall take all reasonable lawful action to solicit the adoption and approval of this Agreement by the Company Shareholders, and to obtain the Requisite Shareholder Vote. Without limiting the generality of the foregoing, the Company’s obligations pursuant to this Section 5.2(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Company Acquisition Proposal or the occurrence of any change to the Recommendation.

Section 5.3 Access to Information. Subject to applicable Law and the Confidentiality Agreement, from the Agreement Date until the Effective Time, the Company shall provide, and shall cause its Subsidiaries and its and their respective representatives to provide, Parent and Merger Sub and their respective authorized representatives, during normal business hours and upon reasonable advance notice, with (i) such access to the offices, properties, books and records of the Company and its Subsidiaries (so long as such access does not unreasonably interfere with the operations of the Company or its Subsidiaries) as Parent or Merger Sub reasonably may request and (ii) all documents that Parent or Merger Sub reasonably may request. Notwithstanding the foregoing, Parent, Merger Sub and their representatives shall not have access to any books, records and other information the disclosure of which would, in the Company’s good faith opinion after consultation with legal counsel, result in the loss of attorney-client privilege with respect to such books, records and other information.

Section 5.4 Solicitation.

(a) Subject to Section 5.4(b), from the Agreement Date until the Effective Time, the Company shall not, and shall cause its Subsidiaries’ and its and its Subsidiaries’ respective officers, directors, employees, agents, advisors, affiliates and other representatives (such Persons, together with the Subsidiaries of the Company, collectively, the “Company Representatives”) not to, directly or indirectly (i) initiate, solicit, facilitate or encourage (including by way of providing information) the making, submission or announcement of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any Company Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with, assist or participate in any such inquiries, proposals, offers, discussions or negotiations or (ii) approve, endorse, recommend or enter into (or publicly propose to approve, endorse, recommend or enter into) any Company Acquisition Agreement or any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the Merger or to breach its obligations under this Agreement. On the Agreement Date, the Company shall immediately cease and cause to be terminated any existing solicitations, encouragements, discussions or negotiations with any Persons previously conducted by the Company or any Company Representatives with respect to any Company Acquisition Proposal and shall request to be returned or destroyed immediately all information provided by or on behalf of the Company or any Company Representative to such Person.

(b) Notwithstanding anything to the contrary contained in Section 5.4(a), if at any time prior to obtaining the Requisite Shareholder Vote, (i) the Company has complied with all of its obligations under this Section 5.4, (ii) the Company has received a written Company Acquisition Proposal that the Company Board believes in good faith to be bona fide and (iii) the Company Board determines in good faith (after consultation with its independent financial advisor and outside counsel) that (A) such Company Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal and (B) the failure to take the actions described in the immediately following clauses (aa) and (bb) of this sentence would be inconsistent with its fiduciary duties under applicable Law, then the Company may (aa) furnish information with respect to the Company and its Subsidiaries to the Person making such Company Acquisition Proposal and (bb) participate in discussions or negotiations with the Person making such Company Acquisition Proposal regarding such Company Acquisition Proposal; provided, however; that: (x) the Company shall not, and shall cause the Company Representatives not to, disclose any non-public information to such Person without first entering into an Acceptable Confidentiality Agreement; (y) contemporaneously with disclosing such non-public information to such Person pursuant to the foregoing clause (aa), the Company shall provide to Parent and Merger Sub all information concerning the Company or its Subsidiaries which is provided or otherwise made available to such Person, to the extent the same has not been previously made available to Parent and Merger Sub; and (z) the Company shall (1) notify Parent and Merger Sub in the event it receives such a Company Acquisition Proposal, including the material terms and conditions thereof and the identity of such Person, such notification to be no more than one Business Day after receipt and at least one Business Day before the Company or any Company Representative furnishes any information to such Person or participates in any discussions or negotiations with such Person and (2) keep Parent and Merger Sub informed on a current basis as to the status and any significant or material developments concerning the same (but in no event later than one Business Day after the occurrence thereof), including furnishing copies of all significant or material inquiries or correspondence sent or received by any Person relating thereto. In addition, the Company shall notify Parent and Merger Sub within one Business Day of receipt of any of the following: (xx) any written indication by any Person that could reasonably be expected to result in a Company Acquisition Proposal, (yy) any request for non-public information relating to the Company or any Subsidiary, and (zz) any inquiry or request for discussions or negotiations regarding a Company Acquisition Proposal. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person that prohibits the Company or such Subsidiary from complying with the terms of this Agreement. The Company shall not, and shall cause its Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries, to fully enforce the provisions of any such agreement; provided, however, that the Company Board may permit a proposal to be made under a standstill agreement if it determines in good faith, after consultation with outside counsel, that the Company’s failure to do so would be inconsistent with the fiduciary duties of the Company Board to the Company Shareholders under applicable Law. Nothing contained in this Agreement shall prohibit the Company or the Company Board from taking and disclosing to the Company Shareholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any other disclosure required by applicable Law.

(c) The Company Board shall not directly or indirectly (i) withhold or withdraw (or qualify, modify or amend in a manner adverse to Parent or Merger Sub), or publicly propose or resolve to withhold or withdraw (or qualify, modify or amend in a manner adverse to Parent or Merger Sub), the Recommendation; (ii) recommend, adopt or approve, or propose or resolve publicly to recommend, adopt or approve, any Company Acquisition Proposal or any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the Merger or to breach its obligations under this Agreement; (iii) fail to expressly publicly reaffirm its Recommendation within three (3) Business Days after written request by Parent (or if such request is delivered less than three (3) Business Days prior to the Company Shareholder Meeting, within at least one (1) Business Day prior to the Company Shareholder Meeting) (any action described in the foregoing clauses (i), (ii) or (iii) being an “Adverse Recommendation Change”); provided, however, that the Company shall not be prohibited from terminating this Agreement and entering into a Superior Proposal in accordance with Section 8.1(d)(ii). Notwithstanding the foregoing, at any time prior to obtaining the Requisite Shareholder Vote, the Company Board may make an Adverse Recommendation Change if the Company Board determines in good faith (after consultation with its independent financial advisor and outside counsel) that a Company Acquisition Proposal constitutes a Superior Proposal; provided that (A) the Company shall have provided prior written notice to Parent of the Company Board’s intention to make an Adverse Recommendation Change at least five (5) Business Days in advance thereof, (B) the Company shall provide Parent with the opportunity to submit an amended written proposal or to make a new written proposal to the Company Board and shall negotiate in good faith with Parent (to the extent Parent so requests in writing) to make such adjustments to the terms and conditions of this Agreement in such a manner that a Company Acquisition Proposal no longer constitutes a Superior Proposal, and to prevent such Adverse Recommendation Change, and (C) the Company Board shall have determined in good faith (after consultation with its independent financial advisor and outside counsel and after considering any such amended or new written proposal) that the failure to make such Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law.

(d) As used in this Agreement, the following terms have their respective meanings:

(i) “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

(ii) “Company Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, share exchange agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to any Company Acquisition Proposal.

(iii) “Company Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons (other than Parent, Merger Sub or their respective Affiliates in connection with this Agreement) relating to any direct or indirect: (x) acquisition, purchase or license of (1) twenty percent (20%) or more of the assets of the Company and its Subsidiaries, taken as a whole, (2) twenty percent (20%) or more of any class of the outstanding Company Securities, or (3) businesses constituting twenty percent (20%) or more of the net sales of the Company as of the Balance Sheet Date; (y) tender offer or exchange offer that, if consummated, would result in any Person or group of Persons beneficially owning twenty percent (20%) or more of any class of the outstanding Company Securities; or (z) merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Subsidiary or Subsidiaries of the Company.

(iv) “Superior Proposal” means an unsolicited, bona fide written Company Acquisition Proposal (with all percentages included in the definition of “Company Acquisition Proposal” increased to 100% for purposes of this definition) which the Company Board in good faith determines (after consultation with the Company’s independent financial advisor and outside counsel and based on all appropriate legal, financial, regulatory and other considerations): (i) is on terms that are more favorable to the Company Shareholders from a financial point of view than this Agreement (after giving effect to any modifications (if any) that Parent may make after receiving notice pursuant to Section 5.4), (ii) is reasonably likely to be consummated if accepted by the Company and (iii) provides for consideration consisting exclusively of cash and/or publicly-traded equity securities and financing, to the extent required by the Person making the proposal, that is fully committed and non-contingent.

Section 5.5 Employees.

The Company shall cooperate and work with Parent to help Parent identify employees of Company to whom Parent may elect to offer continued employment with Parent or any of its subsidiaries (including the Surviving Company). With respect to each employee of the Company who receives an offer of employment from Parent or any of its subsidiaries (including the Surviving Company) (each, an “Offeree”), the Company shall assist Parent with its efforts to enter into an offer letter for employment with Parent together with Parent’s standard employee invention assignment and confidentiality agreement to become effective upon the Closing (the “Offeree Documents”) with such employee as soon as practicable after the Agreement Date and in any event prior to the Closing Date. The Company will use all commercially reasonable efforts to retain the employment of each Offeree and each Transitional Employee and to secure their continued employment after the Closing by Parent or any of its subsidiaries (including the Surviving Company), and the Company will promptly notify Parent if it becomes aware that any such employee intends to leave the employ of the Company. Notwithstanding any of the foregoing, (a) neither Parent nor any of its subsidiaries (including the Surviving Company) shall have any obligation to make an offer of employment to any employee of the Company and (b) neither the Company nor any of its subsidiaries shall be required to expend any funds, make any payments, deliver any other consideration or make any other accommodation not otherwise required under any existing contractual agreement with any such employee. With respect to matters described in this Section 5.5, the Company will consult with Parent (and will consider in good faith the advice of Parent) prior to sending any notices or other communication materials to its employees. Effective immediately prior to the Closing, the Company shall use commercially reasonable efforts to terminate the employment of each employee of the Company who has not received (or who has received and has declined) an offer of continued employment with Parent or any of its subsidiaries (including the Surviving Company) prior to the Closing Date, and, if and to the extent requested by Parent in a timely manner, any employee who has received such an offer but has not accepted such offer prior to the Closing Date (all such employees described in this sentence, the “Designated Employees”), in each case subject to applicable Law in the case of any such employees that reside outside of the United States. Unless otherwise agreed in writing by Parent, the Company shall cause the relationships of all independent contractors, consultants and/or advisory board members with the Company and each Subsidiary to be terminated at or prior to the Closing.

Section 5.6 Compliance with Antitakeover Law.

The Company shall (i) take all actions necessary to ensure that no Antitakeover Law is applicable or becomes operative with respect to this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby and (ii) if any Antitakeover Law is applicable or becomes operative with respect to this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby, take all actions necessary to ensure that this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such Antitakeover Law on this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby.

Section 5.7 Self-Dealing Restriction.

The Company, without undue delay after signing of this Agreement, shall take all action necessary (including, without limitation, the passage of a shareholder resolution) to provide that Mr. Olaf Solbrig shall no longer be released from the restrictions on self-dealing (Section 181 of the German Civil Code) as managing director of the Company’s German Subsidiary CardioDynamics Management GmbH.

Section 5.8 Acceleration of Equity Awards.

Prior to the Effective Time, the Company Board and/or its compensation committee, as administrator of the 2004 Stock Incentive Plan, as amended and restated, will take such action as is deemed necessary or desirable to accelerate in full the vesting of (a) all outstanding unvested Company Options and (b) all outstanding unvested Company Restricted Shares (other than Company Restricted Shares held by the Persons set forth on Schedule 7.2(g)). At the Effective Time, (i) all Company Options (including those subject to acceleration) shall be treated as provided in Section 2.4, (ii) all Company Restricted Shares subject to acceleration pursuant to this Section 5.8 shall be treated as provided in Section 2.2(c), and all Company Restricted Shares not subject to acceleration shall be treated as provided in Section 2.2(d).

ARTICLE VI

COVENANTS OF THE PARTIES

Section 6.1 Commercially Reasonable Efforts. From the Agreement Date until the Effective Time, each of the parties shall use commercially reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable (including satisfaction, but not waiver, of the Closing conditions set forth in Article VII). Without limiting the generality of the foregoing, if any anti-takeover statute is or becomes applicable to the Merger or the other transactions contemplated hereby, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, and shall otherwise act to eliminate or minimize the effects of such statute on such transactions.

Section 6.2 Notices and Consents. From the Agreement Date until the Effective Time, the Company and its Subsidiaries shall give any notices to third parties in connection with, and shall use commercially reasonable efforts to obtain, the Required Contractual Consents. From the Agreement Date until the Effective Time, each of the parties shall give any notices to or make any filings with, and use commercially reasonable efforts to obtain any authorizations, consents or approvals of, Governmental Authorities in connection with the transactions contemplated by this Agreement.

Section 6.3 Public Announcements. So long as this Agreement is in effect, the parties shall consult with each other before issuing any press release or making any public statement with respect to this Agreement, the Merger or the other transactions contemplated hereby and, except for any press release or public statement as may be required by applicable Law or any stock exchange listing agreement, shall not issue any such press release or make any such public statement without the consent of the other parties (not to be unreasonably delayed, conditioned or withheld).

Section 6.4 Notices of Certain Events. From the Agreement Date until the Effective Time, each of the parties shall promptly notify the other party of:

(a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect;

(b) any failure of such party to comply with or satisfy, or the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause the failure by such party to comply with or satisfy, any covenant, condition or agreement of such party contained in this Agreement;

(c) the receipt by such party of any notice or other communication from any Person alleging that the consent of such Person, which consent is or could reasonably be expected to be material to the Company and its Subsidiaries or the operation of their businesses, is or may be required in connection with the Merger or the other transactions contemplated by this Agreement;

(d) the receipt by such party of any notice or other communication from any Governmental Authority in connection with the Merger or the other transactions contemplated by this Agreement; and

(e) its learning of any Claim against or affecting such party (i) that, if they were pending on the Agreement Date, would have been required to be disclosed pursuant to this Agreement, or (ii) relating to the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 6.5 Confidentiality Agreement. The parties acknowledge the Confidentiality Agreement, which agreement shall be deemed incorporated herein as if it were set forth in its entirety, and the Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the earlier of (i) the Effective Time or (ii) the expiration of the Confidentiality Agreement according to its terms; provided, however, if (x) a

Company Acquisition Proposal has been publicly made by any other Person, (y) the Company releases any other Person from a standstill obligation or (z) there has been an Adverse Recommendation Change, Section 5 of the Letter Agreement, dated as of February 16, 2009, by and between Parent and the Company, shall become immediately null and void, and neither Parent or Merger Sub, nor any of their respective Affiliates or “Representatives” (as defined in such agreement) shall be bound thereby.

Section 6.6 Indemnification of Directors and Officers. After the Effective Time, Parent shall (i) to the full extent permitted by Law, perform the obligations of the Company in effect as of the Agreement Date under indemnification agreements with directors and officers of the Company and (ii) cause the Surviving Corporation to maintain for a period of six (6) years after the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company (provided that the Surviving Corporation (or any successor) may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time (provided, however, that in no event shall the Surviving Corporation (or any successor) be required to expend in any calendar year an amount in excess of 150% of the annual premiums currently paid by the Company for such insurance, in which event the Surviving Corporation (or any successor) shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount).

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or valid waiver in writing by Parent and the Company of the following conditions:

(a) This Agreement having been approved by the Requisite Shareholder Vote at or prior to the Effective Time.

(b) No Law being in effect at the Effective Time that prohibits, restrains or renders illegal the consummation of the Merger.

Section 7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or valid waiver in writing by Parent of the following further conditions:

(a) The Company having performed in all material respects all of its obligations hereunder that are required to be performed by it at or prior to the Effective Time.

(b) The representations and warranties of the Company set forth in Article III that are qualified by materiality or Material Adverse Effect on the Company shall be true and correct in all respects as of the Agreement Date and as of the Closing Date as if made on the Closing Date, and the representations and warranties of the Company set forth in Article III that are not qualified by materiality or Material Adverse Effect on the Company shall be true and correct in all material respects as of the Agreement Date and as of the Closing Date as if made on the Closing Date; provided, however, that representations made as of a specific date need only be true and correct (in all respects or in all material respects, as applicable) as of such specific date. In addition, the representations and warranties of the Company set forth in Sections 3.1(a), 3.2 and 3.5 shall be true and correct in all respects (other than inaccuracies that are immaterial in the aggregate), as of the Closing Date as if made on the Closing Date.

(c) Parent and Merger Sub receiving a certificate signed by an executive officer of the Company attesting to the matters addressed by Section 7.2(a) and Section 7.2(b).

(d) Since the Agreement Date, there shall not have occurred any change, circumstance, condition, state of facts, event or effect that constitutes a Material Adverse Effect on the Company that is continuing. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an executive officer of the Company.

(e) The Company shall not have received notice from Company Shareholders holding in the aggregate more than 5% of the total number of Common Shares outstanding as of immediately prior to the Closing that such Company Shareholders intend to exercise appraisal rights with respect to such Common Shares in accordance with Section 1300 et seq. of the Corporations Code.

(f) That certain Stock Repurchase Agreement, dated as of June 9, 2009, by and among CardioDynamics Management, GmbH, Olaf Solbrig and Peter Schneider shall remain in full force and effect and no action shall have been taken by any party thereto to amend or waive any of the terms and conditions thereof, or to terminate such agreement.

(g) (a) Subject to the discontinuation of employment due to death or disability of no more than two (2) of the Transitional Employees, each of the Transitional Employees of the Company listed on Schedule 7.2(g) attached hereto shall have remained continuously employed with Company from the Agreement Date through the Closing and shall have signed the Transitional Employment Agreement, and no action shall have been taken by any such individual to rescind any such Transitional Employment Agreement; (b) no fewer than 80% of the Offerees who have been offered continuing employment by way of Offeree Documents that do not require the Offeree to relocate and contain terms no less favorable than those in effect immediately prior to the Agreement Date shall have remained continuously employed with Company from the Agreement Date through the Closing and shall have signed their respective Offeree Documents, and no action shall have been taken by any such individual to rescind any such document; and (c) effective no later than immediately prior to the Closing, the employment of each of the Designated Employees and if and to the extent requested by Parent in a timely manner pursuant to Section 5.5 hereof, each other employee who has declined Parent’s offer of continued employment, shall have been terminated effective no later than immediately prior to the Closing.

Section 7.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction or valid waiver in writing by the Company of the following further conditions:

(a) Parent and Merger Sub having performed in all material respects all of their respective obligations hereunder required to be performed by them at or prior to the Effective Time.

(b) The representations and warranties of Parent and Merger Sub set forth in Article IV that are qualified by materiality shall be true and correct in all respects as of Agreement Date and as of the Closing Date as if made on the Closing Date, and the representations and warranties of Parent and Merger Sub set forth in Article IV that are not qualified by materiality shall be true and correct in all material respects as of the Agreement Date and as of the Closing Date as if made on the Closing Date; provided, however, that representations made as of a specific date need only be true and correct (in all respects or in all material respects, as applicable) as of such specific date.

(c) The Company having received a certificate signed by an executive officer of each of Parent and Merger Sub attesting to the matters addressed by Section 7.3(a) and Section 7.3(b).

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any prior approval of this Agreement by the Company Shareholders):

(a) By mutual written consent of the Company, on the one hand, and Parent and Merger Sub, on the other hand.

(b) By either the Company, on the one hand, or Merger Sub and Parent, on the other hand, if:

(i) the Merger has not been consummated by the End Date; provided, however, no party shall have such right to terminate this Agreement if such party is in material breach of this Agreement;

(ii) there shall be any final and nonappealable Law that makes consummation of the Merger illegal or otherwise prohibited; provided, however, no party shall have such right to terminate this Agreement unless, prior to such termination, such party shall have used its reasonable efforts to oppose any such Law or to have such Law vacated or made inapplicable to the Merger; or

(iii) at the Company Shareholder Meeting or any adjournment thereof at which this Agreement has been voted upon, the Company Shareholders fail to approve this Agreement by the Requisite Shareholder Vote.

(c) By Parent or Merger Sub if:

(i) a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement has occurred that would, or would be reasonably expected to, cause any of the conditions set forth in Section 7.2 not to be satisfied and which is not cured within the earlier of the End Date and ten (10) days following written notice from Parent to the Company, or which by its nature or timing cannot be cured within such time period; provided, however, that neither Parent nor Merger Sub is then in material breach of this Agreement;

(ii) the Company Board makes an Adverse Recommendation Change or the Company Board approves adopts or recommends a resolution to make an Adverse Recommendation Change or authorizes or agrees to do so; the Company Board otherwise withholds, withdraws, qualifies, modifies or amends the Recommendation in a manner adverse to Parent or Merger Sub; or the Company Board fails publicly to reaffirm its Recommendation of the Merger within three (3) Business Days following a request from Parent that it do so in accordance with Section 5.4 (it being understood that taking no position with respect to the acceptance of such Company Acquisition Proposal shall constitute a failure to reaffirm the Recommendation); or

(iii) (A) the Company Board approves, adopts or recommends a Company Acquisition Proposal; (B) the Company enters into any Company Acquisition Agreement; (C) the Company approves or recommends that the Company Shareholders tender their Company Securities in any tender or exchange offer or the Company fails to send the Company Shareholders, within three (3) Business Days after the commencement of such tender or exchange offer, a statement that the Company and the Company Board recommend rejection of such tender or exchange offer; (D) the Company publicly announces its intention to take any of the actions in the foregoing clauses (A)-(C); (E) any Person or group of Persons (within the meaning of Section 13(d) of the Exchange Act) acquires beneficial ownership of more than twenty percent (20%) of the outstanding Company Securities; or (F) the Company breaches its obligation to hold a Company Shareholder Meeting as set forth in Section 5.2.

(d) By the Company if:

(i) a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement has occurred that would, or would be reasonably expected to, cause any of the conditions set forth in Section 7.3 not to be satisfied and which is not cured within the earlier of the End Date and ten (10) days following written notice from the Company to Parent and Merger Sub, or which by its nature or timing cannot be cured within such time period; provided, however, that the Company is not then in material breach of this Agreement; or

(ii) at any time prior to obtaining the Requisite Shareholder Vote, upon the Company Board resolving to terminate this Agreement in order to enter into a Superior Proposal; provided, however, that (i) the Company may not terminate this Agreement pursuant to this clause (ii) unless: (A) the Company has complied with all of its obligations under Section 5.4; and (B) the Company has paid to Parent the Termination Fee and all other amounts owed to Parent pursuant to Section 8.2.

The party desiring to terminate this Agreement pursuant to Section 8.1(b) through (d) shall give written notice of such termination to the other party in accordance with Section 9.1.

Section 8.2 Termination Fee.

(a) Notwithstanding any other provision of this Agreement, if this Agreement is terminated pursuant to Section 8.1(b)(iii), Section 8.1(c)(ii), Section 8.1(c)(iii) or Section 8.1(d)(ii), then the Company shall (i) immediately (or in the case of Section 8.1(d)(ii), prior to or concurrently with such termination) pay to Parent a break-up fee of Seven Hundred Fifty Thousand Dollars ($750,000.00) in cash (the “Termination Fee”) and (ii) reimburse in cash the Expenses of Parent and Merger Sub (which reimbursement shall in no event exceed Seven Hundred Fifty Thousand Dollars ($750,000.00) in the aggregate and shall be payable to Parent within two (2) Business Days following the date of such termination, or such earlier time as may be specified in Section 8.1(d)(ii)).

(b) If this Agreement is terminated by Parent pursuant to Section 8.1(c)(i), then the Company shall pay, or reimburse Parent and Merger Sub, in cash within two (2) Business Days of submission of one or more statements therefor, accompanied by reasonable supporting documentation, for the amount of all out-of-pocket costs, fees and expenses reasonably incurred by any of them or on their behalf arising out of, in connection with, or related to this Agreement, the Merger and the consummation of all transactions contemplated by this Agreement (including filing fees, fees and expenses of printers, accountants, financial advisors, attorneys, consultants and appraisers, or any Person providing or proposing to provide any portion of the Financing, as well as commitment and other fees, charges and expenses of any such Person) (the “Expenses”); provided, that the Company’s aggregate payments and reimbursements pursuant to this Section 8.2(b) shall in no event exceed Seven Hundred Fifty Thousand Dollars ($750,000.00).

(c) If (i) this Agreement is terminated by any party pursuant to Section 8.1(b)(i) or by Parent or Merger Sub pursuant to Section 8.1(c)(i), (ii) a Company Acquisition Proposal shall have been made directly to the Company Shareholders, otherwise publicly disclosed or communicated to senior management of the Company or the Company Board and not withdrawn prior to the time of such termination, and (iii) within twelve (12) months after the date of such termination, the Company enters into or submits to the Company Shareholders for adoption an agreement calling for a transaction in respect of any Company Acquisition Proposal, or a transaction in respect of any Company Acquisition Proposal is consummated (which, in each case, need not be the same Company Acquisition Proposal that shall have been made, publicly disclosed or communicated prior to the termination), within five (5) Business Days after the consummation of any such transaction, the Company shall pay to Parent in cash the Termination Fee and the Expenses (less any amount of Expenses previously paid to Parent pursuant to Section 8.2(b) above).

(d) Notwithstanding anything to the contrary contained in this Agreement, Parent’s right to terminate this Agreement and receive, as applicable, the payment of the Termination Fee pursuant to Section 8.2(a) and the amounts payable pursuant to Section 8.2(b) shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective Affiliates, stockholders, partners, members, directors, officers or agents, with respect to a termination pursuant to Section 8.1(b)(iii), Section 8.1(c)(ii),

Section 8.1(c)(iii) or Section 8.1(d)(ii). Upon the payment of the Termination Fee and the Expenses pursuant to Section 8.2(a), the Expenses pursuant to Section 8.2(b) or the Termination Fee and the Expenses pursuant to Section 8.2(c), none of the Company and its Subsidiaries or any of their respective Affiliates, stockholders, partners, members, directors, officers or agents shall have any further liability or obligation as a result of a termination pursuant to Section 8.1(b)(iii), Section 8.1(c)(ii), Section 8.1(c)(iii) or Section 8.1(d)(ii).

Section 8.3 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates, except Section 6.5, Section 8.2, Section 8.3, Section 9.1, Section 9.4, Section 9.6 and Section 9.11 shall survive the termination hereof, and (b) nothing herein shall relieve any party from any further liability for any willful or intentional breach of any representation or warranty of such party contained herein or any breach of any covenant or agreement of such party contained herein. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms. Except as provided for in Section 8.2(d), payments made pursuant to Section 8.2 (Termination Fee) shall be in addition to any other rights, remedies and relief of the parties hereto or with respect to the subject matter of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Notices. All notices, requests and other communications to any part hereunder shall be in writing (including facsimile or similar writing) and shall be given:

if to Parent or Merger Sub, to:

SONOSITE, INC.

21919 30th Drive SE

Bothell, WA 98021

Attention: Kathy Surace-Smith,

VP, General Counsel and Corporate Secretary

Fax: (425) 984-1386

and

CANADA ACQUISITION CORP.

21919 30th Drive SE

Bothell, WA 98021

Attention: Kathy Surace-Smith,

VP, General Counsel and Corporate Secretary

Fax: (425) 984-1386

with a copy (which shall not constitute notice) to:

FENWICK & WEST LLP

1191 Second Avenue

10th Floor

Seattle, WA 98101

Attention: Alan C. Smith

Fax: (206) 389-4511

if to the Company, to:

CARDIODYNAMICS INTERNATIONAL CORPORATION

6175 Nancy Ridge Drive, Suite 300

San Diego, CA 92121

Attention: Michael K. Perry

Fax: (858) 623-8415

with a copy (which shall not constitute notice) to:

PILLSBURY WINTHROP SHAW PITTMAN LLP

501 W. Broadway, Suite 1100

San Diego, California 92101-3575

Attention: David R. Snyder

Fax: (619) 236-1995

or such other address or facsimile number as such party may hereafter specify by notice to the other parties. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the facsimile number specified above and electronic confirmation of transmission is received, or (ii) if given by any other means, when delivered at the address specified in this Section 9.1.

Section 9.2 Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall survive until (but not beyond) the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the parties that by its terms contemplates performance in whole or in part after the Effective Time.

Section 9.3 Amendments; No Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time only by amendment or waiver in writing and signed (i) in the case of an amendment to this Agreement, by the Company (approved by the Company Board), Parent and Merger Sub, or (ii) in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after the approval of this Agreement by the Company Shareholders, any proposed amendment that by Law requires further approval by the Company Shareholders shall not be effective without such further shareholder approval.

(b) At any time prior to the Effective Time, the Company, on the one hand, and Parent and Merger Sub, on the other hand, may (but shall have no obligation to or to consider), with respect to the other party(ies), (i) extend the time for the performance of any of the obligations or other acts of such party(ies) and (ii) waive any inaccuracies in the representations and warranties of such party(ies) contained herein or in any document delivered pursuant hereto.

(c) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any other rights or remedies herein provided or available at Law or in equity.

Section 9.4 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, except as otherwise specified in Section 8.2(b).

Section 9.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided, however, that that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties. Any purported assignment in violation of these provisions shall be null and void ab initio.

Section 9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the conflicts or choice of law principles of such state.

Section 9.7 Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective only when actually signed by each party and each party has received counterparts hereof signed by all of the other parties. No provision of this Agreement is intended to or shall confer upon any Person other than the parties any rights or remedies hereunder or with respect hereto, except with respect to the matters provided in Section 2.3, Section 2.4 and Section 6.6.

Section 9.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any Law or due to any public policy, then all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, then the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.9 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder, in addition to any other rights or remedies available hereunder or at law or in equity.

Section 9.10 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral or written prior or contemporaneous agreements and understandings among the parties with respect to its subject matter.

Section 9.11 Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in either the federal or state courts of competent jurisdiction of the State of Washington in King County, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding in any of those courts or that any suit, action or proceeding which is brought in any of those courts has been brought in an inconvenient forum. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the named courts.

Section 9.12 Authorship. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

Section 9.13 Remedies.

Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

THE COMPANY:
CARDIODYNAMICS INTERNATIONAL CORPORATION a California corporation

By:	/s/ Michael K. Perry
Name:	Michael K. Perry
Title:	Chief Executive Officer

PARENT:

SONOSITE, INC. a Washington corporation

By:	/s/ Michael J. Schuh
Name:	Michael J. Schuh
Title:	Vice President and Chief Financial Officer

MERGER SUB:

CANADA ACQUISITION CORP. a California corporation

By:	/s/ Michael J. Schuh
Name:	Michael J. Schuh
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

CARDIODYNAMICS INTERNATIONAL CORPORATION

ARTICLE I

The name of the corporation is CardioDynamics International Corporation.

ARTICLE II

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. Unless applicable law otherwise provides, any amendment, repeal or modification of this Article III shall not adversely affect any right of any director under this Article III that existed at or prior to the time of such amendment, repeal or modification.

ARTICLE IV

The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits on such excess indemnification set forth in Section 204 of the California Corporations Code. Unless applicable law otherwise provides, any amendment, repeal or modification of any provision of this Article IV shall not adversely affect any contract or other right to indemnification of any agent of the corporation that existed at or prior to the time of such amendment, repeal or modification.

ARTICLE V

The corporation is authorized to issue only one class of shares of stock, which shall be designated “Common Stock” and which shall have no par value. The total number of shares of Common Stock the corporation is authorized to issue is One Thousand (1,000) shares.

EXHIBIT B-1

LIST OF SIGNATORIES TO VOTING AGREEMENT

Name of Shareholder	Number of Shares
James C. Gilstrap	357,274
Robert W. Keith	9,285
Steve P. Loomis	59,071
Richard O. Martin, Ph.D.	25,642
B. Lynne Parshall	21,000
Michael K. Perry	136,314
Rhonda F. Rhyne	85,110
Jay A. Warren	10,142
Total	703,838

EXHIBIT B-2

VOTING AGREEMENT AND IRREVOCABLE PROXY

This VOTING AGREEMENT AND IRREVOCABLE PROXY (this “Agreement”) is entered into as of June 9, 2009, by and between SonoSite, Inc., a Washington corporation (“Parent”), and the undersigned shareholder (“Shareholder”) of CardioDynamics International Corporation, a California corporation (the “Company”). Terms not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

A. WHEREAS, the execution and delivery of this Agreement by Shareholder is a material inducement to the willingness of Parent to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Parent, Canada Acquisition Corp., a California corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which Merger Sub will merge with and into the Company (the “Merger”), and the Company will survive the Merger and become a wholly owned subsidiary of Parent.

B. WHEREAS, Shareholder understands and acknowledges that the Company, Merger Sub and Parent are entitled to rely on (i) the truth and accuracy of Shareholder’s representations contained herein and (ii) Shareholder’s performance of the obligations set forth herein.

NOW, THEREFORE, in consideration of the promises and the covenants and agreements set forth in the Merger Agreement and in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Restrictions on Shares.

(a) Shareholder shall not, directly or indirectly, transfer (except as may be specifically required by court order or by operation of law), grant an option with respect to, sell, exchange, pledge or otherwise dispose of, reduce its economic risk in, or encumber, the Shares (as defined in Section 4 below) or any New Shares (as defined in Section 1(d) below), or make any offer or enter into any agreement or binding arrangement or commitment providing for any of the foregoing, at any time prior to the Expiration Time (as defined below in this Section 1(a)); provided, however, that nothing contained herein will be deemed to restrict the ability of Shareholder to exercise, prior to the end of the Expiration Time, any Company Options held by Shareholder; provided, further, that Shareholder may transfer or otherwise dispose of Shares and New Shares (1) to any member of Shareholder’s immediate family, (2) to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family for estate planning purposes, (3) to a charitable organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or (4) in connection with or for the purpose of personal tax planning; provided, however, that any transfer referred to in the foregoing clauses (1) through (4) and the introductory language thereto shall be permitted only if, as a precondition to such transfer, the transferee agrees to be bound by the terms and conditions of this Agreement and, if requested by Parent, to execute a Proxy (as defined in Section 3 below pursuant to, and in accordance with, the terms of Shareholder’s 10b5-1 plan or arrangement with the Company, if any, as in effect as of the date of this Agreement). As used in this Agreement, the term “Expiration Time” shall mean the earlier of (i) the Effective Time, (ii) the date and time of the valid termination of the Merger Agreement in accordance with its terms, and (iii) such date and time designated by Parent in a written notice to Shareholder.

(b) Except pursuant to the terms of this Agreement, Shareholder shall not, directly or indirectly, grant any proxies or powers of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust, or enter into a voting agreement or similar arrangement or commitment with respect to any of the Shares or make any public announcement that is in any manner inconsistent with Section 2 hereof.

(c) Except as otherwise provided herein, Shareholder shall not, in its capacity as a shareholder of the Company, directly or indirectly, take any action that would make any representation or warranty contained herein untrue or incorrect or be reasonably expected to have the effect of impairing the ability of Shareholder to perform its obligations under this Agreement or preventing or delaying the consummation of any of the transactions contemplated hereby.

(d) Any shares of Common Shares (including Company Restricted Shares) or other securities of the Company that Shareholder purchases or with respect to which Shareholder otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) after the date of this Agreement and prior to the Expiration Time, including by reason of any stock split, stock dividend, reclassification, recapitalization or other similar transaction or pursuant to the exercise of options or warrants to purchase Shares (collectively, the “New Shares”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

2. Agreement to Vote Shares.

(a) Prior to the Expiration Time, at every meeting of the shareholders of the Company called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent or resolution of the shareholders of the Company with respect to any of the following matters, Shareholder shall vote, to the extent not voted by the person(s) appointed under the Proxy (as defined in Section 3 below), the Shares and any New Shares in favor of approval of the Merger, the adoption of the Merger Agreement and the Certificate of Merger and any matter that could reasonably be expected to facilitate the Merger, and against any Company Acquisition Proposal (as defined in Section 5.4(d)(iii) of the Merger Agreement) and any other matter that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement.

(b) Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict Shareholder from acting in Shareholder’s capacity as a director of the Company, including in the exercise of such Shareholder’s fiduciary duties with respect to a Superior Proposal in compliance with the terms of the Merger Agreement, to the extent applicable, it being understood that this Agreement shall apply to Shareholder solely in Shareholder’s capacity as a shareholder of the Company.

3. Irrevocable Proxy. Concurrently with the execution and delivery of this Agreement, Shareholder shall deliver to Parent a duly executed proxy in the form attached hereto as Exhibit A (the “Proxy”), which proxy is coupled with an interest sufficient in law to support an irrevocable proxy, and, until the Expiration Time, shall be irrevocable to the fullest extent permitted by law, with respect to each and every meeting of shareholders of the Company or action or approval by written resolution or consent of shareholders of the Company with respect to the matters contemplated by Section 2 covering the total number of Shares and New Shares in respect of which Shareholder is entitled to vote at any such meeting or in connection with any such written consent. Upon the execution of this Agreement by Shareholder, (i) Shareholder hereby revokes any and all prior proxies (other than the Proxy) given by Shareholder with respect to the subject matter contemplated by Section 2, and (ii) Shareholder shall not grant any subsequent proxies with respect to such subject matter, or enter into any agreement or understanding with any Person to vote or give instructions with respect to the Shares and New Shares in any manner inconsistent with the terms of Section 2, until after the Expiration Time.

4. Representations, Warranties and Covenants of Shareholder. Shareholder hereby represents, warrants and covenants to Parent as follows:

(a) Shareholder is the beneficial or record owner of, or exercises voting power over, that number of shares of Common Shares (including Company Restricted Shares, as applicable) set forth on the signature page hereto (all such shares owned beneficially or of record by Shareholder, or over which Shareholder exercises voting power, on the date hereof, collectively, the “Shares”). The Shares constitute Shareholder’s entire interest in the outstanding Common Shares and Shareholder is not the beneficial or record holder of, and does not exercise voting power over, any other outstanding shares of capital stock of the Company. No person not a signatory to this Agreement has a beneficial interest in or a right to acquire or vote any of the Shares (other than, if Shareholder is a partnership or a limited liability company, the rights and interest of persons and entities that own partnership interests or units in Shareholder under the partnership agreement or operating agreement governing Shareholder and applicable partnership law or limited liability company law, or if the Shareholder is a married individual and resides in a state with community property laws, the community property interest of his or her spouse to the extent applicable under such community property laws). The Shares are and will be at all times up until the Expiration Time free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, co-sale rights, agreements, limitations on Shareholder’s voting rights, charges and other encumbrances of any nature that would adversely affect the Merger or the exercise or fulfillment of the rights and obligations of Shareholder under this Agreement or of the parties to this Agreement. Shareholder’s principal residence or place of business is set forth on the signature page hereto.

(b) Shareholder is the legal and beneficial owner of the number of options, warrants and other rights to acquire, directly or indirectly, shares of Common Shares set forth on the signature page hereto (collectively, the “Company Options and Other Rights”). The Company Options and Other Rights are and will be at all times up until the Expiration Time free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, co-sale rights, agreements, limitations on Shareholder’s voting rights, charges and other encumbrances of any nature that would adversely affect the Merger or the exercise or fulfillment of the rights and obligations of the Company under the Merger Agreement or of the parties to this Agreement.

(c) If Shareholder is a corporation, limited partnership or limited liability company, Shareholder is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or constituted.

(d) Shareholder has all requisite power, capacity and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Shareholder and the consummation by Shareholder of the transactions contemplated hereby have been duly authorized by all necessary action, if any, on the part of Shareholder (or its board of directors or similar governing body, as applicable), and no other actions or proceedings on the part of the Shareholder are necessary to authorize the execution and delivery by the Shareholder of this Agreement and the consummation by the Shareholder of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Shareholder and, assuming the due authorization, execution and delivery of this Agreement by Parent, constitutes a valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity.

(e) The execution and delivery of this Agreement does not, and the performance by Shareholder of its agreements and obligations hereunder will not, conflict with, result in a breach or violation of or default under (with or without notice or lapse of time or both), or require notice to or the consent of any person under, any provisions of the organizational documents of Shareholder (if applicable), or any agreement, commitment, law, rule, regulation, judgment, order or decree to which Shareholder is a party or by which Shareholder is, or any of its assets are, bound, except for such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, prevent or delay consummation of the Merger and the transactions contemplated by the Merger Agreement and this Agreement or otherwise prevent or delay Shareholder from performing his, her or its obligations under this Agreement.

(f) Shareholder makes no agreement or understanding herein as a director or officer of the Company. Shareholder’s execution of this Agreement is solely in Shareholder’s capacity as a record holder or beneficial owner, as applicable, of Shares, and nothing herein shall limit or affect any actions taken in Shareholder’s capacity as an officer or director of the Company. Without limiting the generality or effect of the foregoing, if the Shareholder is a director of the Company, nothing herein shall prevent the Shareholder from taking any action solely in such Shareholder’s capacity as a director of the Company in the exercise of such director’s fiduciary duties with respect to a Superior Proposal in compliance with the terms of the Merger Agreement, and none of such actions taken in accordance with the provisions of this Section 4(f) or in accordance with the provisions of the Merger Agreement shall be deemed to constitute a breach of this Agreement.

5. Consent and Waiver. Shareholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement or instrument to which Shareholder is a party or subject or in respect of any rights Shareholder may have in connection with the Merger or the other transactions provided for in the Merger Agreement (whether such rights exist under the articles of incorporation or bylaws of the Company, any Contract to which the Company is a party or by which it is, or any of its assets are, bound under statutory or common law or otherwise). Without limiting the generality or effect of the foregoing, Shareholder hereby waives any and all rights to contest or object to the execution and delivery of the Merger Agreement, the Company Board’s actions in approving and recommending the Merger, the consummation of the Merger and the other transactions provided for in the Merger Agreement, or to seek damages or other legal or equitable relief in connection therewith. From and after the Effective Time, Shareholder’s right to receive consideration on the terms and subject to the conditions set forth in the Merger Agreement shall constitute Shareholder’s sole and exclusive right against the Company and/or Parent in respect of Shareholder’s ownership of the Shares or status as a Shareholder of the Company or any agreement or instrument with the Company pertaining to the Shares or Shareholder’s status as a Shareholder of the Company.

6. Confidentiality. Shareholder shall hold any information regarding this Agreement and the Merger in strict confidence and shall not divulge any such information to any third person until the Parent has publicly disclosed the Merger. Neither the Shareholder, nor any of its affiliates (other than the Company, whose actions shall be governed by the Merger Agreement), shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Merger, the Merger Agreement or the other transactions contemplated hereby or thereby without the prior written consent of the Parent, except as may be required by applicable law or by any listing agreement with, or the policies of, the NASDAQ Stock Market in which circumstance such announcing party shall make reasonable efforts to consult with the Parent to the extent practicable.

7. Dissenters’ Rights. Shareholder agrees not to exercise any dissenters’ rights that Shareholder may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with the Merger.

8. Miscellaneous.

(a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on (i) the date of delivery, if delivered personally or by commercial delivery service, or (ii) on the date of confirmation of receipt (or the next Business Day, if the date of confirmation of receipt is not a Business Day), if sent via facsimile (with confirmation of receipt), to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(i)	if to Parent, to:

SONOSITE, INC.

21919 30th Drive SE

Bothell, WA 98021

Attention: Kathy Surace-Smith,

VP, General Counsel and Corporate Secretary

Fax: (425) 984-1386

with a copy (which shall not constitute notice) to:

FENWICK & WEST LLP

1191 Second Avenue

10th Floor

Seattle, WA 98101

Attention: Alan C. Smith

Fax: (206) 389-4511

(ii)	if to Shareholder, to the address set forth for the Shareholder on the signature page hereof.

(b) Interpretation. When a reference is made in this Agreement to sections or exhibits, such reference shall be to a section of or an exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first above written. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

(c) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein or in the Proxy. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation of this Agreement or the Proxy, Parent shall have the right to enforce such covenants and agreements and the Proxy by specific performance, injunctive relief or by any other means available to Parent at law or in equity and Shareholder hereby waives any and all defenses that could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

(d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties hereto; it being understood that all parties need not sign the same counterpart.

(e) Entire Agreement; Nonassignability; Parties in Interest; Death or Incapacity. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto (including, without limitation, the Proxy) (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) are not intended to confer, and shall not be construed as conferring, upon any person other than the parties hereto any rights or remedies hereunder. Except as provided in Section 1(a), neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Shareholder without the prior written consent of Parent, and any such assignment or delegation that is not consented to shall be null and void. This Agreement, together with any rights, interests or obligations of Parent hereunder, may be assigned or delegated in whole or in part by Parent to any affiliate of Parent without the consent of or any action by Shareholder upon notice by Parent to Shareholder as herein provided. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns (including, without limitation, any person to whom any Shares or New Shares are sold, transferred or assigned). All authority conferred herein shall survive the death or incapacity of the Shareholder and in the event of Shareholder’s death or incapacity, any obligation of the Shareholder hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the Shareholder.

(f) Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(g) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of either the federal or state courts of competent jurisdiction of the State of Washington in King County, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action, suit or proceeding shall be heard and determined in such federal or state courts of competent jurisdiction of the State of Washington in King County. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 8(a) or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.

(i) Termination. This Agreement shall terminate and shall have no further force or effect from and after the Expiration Time, and thereafter there shall be no liability or obligation on the part of the Shareholder, provided, that no such termination shall relieve any party from liability for any breach of this Agreement prior to such termination.

(j) Amendment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by the party against which the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right hereunder.

(k) Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

(l) Additional Documents, Etc. Shareholder shall execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent, to carry out the purpose and intent of this Agreement. Without limiting the generality or effect of the foregoing or any other obligation of Shareholder hereunder, Shareholder hereby authorizes Parent to deliver a copy of this Agreement to the Company and hereby agrees that each of the Company and Parent may rely upon such delivery as conclusively evidencing the consents, waivers and terminations of Shareholder referred to in Section 5, in each case for purposes of all agreements and instruments to which such elections, consents, waivers and/or terminations are applicable or relevant.

(m) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be executed as of the date first above written.

SONOSITE, INC.

By:
Name:	Michael J. Schuh
Title:	Vice President and Chief Financial Officer

SHAREHOLDER:

(Print Name of Shareholder)

(Signature)

(Print name and title if signing on behalf of an entity)

(Print Address)

(Print Address)

(Print Telephone Number)

Shares and Company Options and Other Rights beneficially owned on the date hereof:

             shares of Common Stock

             shares of Company Options

[SIGNATURE PAGE TO VOTING AGREEMENT]

EXHIBIT A

IRREVOCABLE PROXY

TO VOTE STOCK OF

CARDIODYNAMICS INTERNATIONAL CORPORATION

The undersigned shareholder (“Shareholder”) of CardioDynamics International Corporation, a California corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by applicable law) appoints Michael J. Schuh and Kathy Surace-Smith, the Chief Financial Officer and General Counsel, respectively, of SonoSite, Inc., a Washington corporation (“Parent”), and each of them, or any other designee of Parent, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the fullest extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Irrevocable Proxy. The Shares beneficially owned by the undersigned shareholder of the Company as of the date of this Irrevocable Proxy are listed on the final page of this Irrevocable Proxy. Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies (other than this Irrevocable Proxy) given by the undersigned with respect to the subject matter contemplated by this Irrevocable Proxy are hereby revoked with respect to such subject matter and the undersigned agrees not to grant any subsequent proxies with respect to such subject matter or enter into any agreement or understanding with any Person (as defined in the Merger Agreement (as defined below)) to vote or give instructions with respect to such subject matter in any manner inconsistent with the terms of this Irrevocable Proxy until after the Expiration Time (as defined below).

Until the Expiration Time, this Irrevocable Proxy is irrevocable (to the fullest extent permitted by applicable law), is coupled with an interest sufficient in law to support an irrevocable proxy, is granted pursuant to that certain Voting Agreement dated as of even date herewith by and between Parent and the undersigned, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Parent, Canada Acquisition Corp., a California corporation and wholly-owned subsidiary of Parent (“Merger Sub”) and the Company, pursuant to which Merger Sub will merge with and into the Company (the “Merger”), and the Company will survive the Merger and become a wholly-owned subsidiary of Parent. As used herein, the term “Expiration Time” shall mean the earlier of (i) the Effective Time, (ii) the date and time of the valid termination of the Merger Agreement in accordance with its terms, and (iii) such date and time designated by Parent in a written notice to Shareholder.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Time, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares at every annual, special or adjourned meeting of the shareholders of the Company and in every written consent in lieu of such meeting as follows: in favor of approval of the Merger, the adoption of the Merger Agreement and the Certificate of Merger and any matter that could reasonably be expected to facilitate the Merger, and against any Company Acquisition Proposal (as defined in Section 5.4(d)(iii) of the Merger Agreement) and any other matter that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement.

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned shareholder may vote the Shares on all other matters.

All authority herein conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

[Signature Page Follows]

This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable. This Irrevocable Proxy may not be amended or otherwise modified without the prior written consent of Parent. This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Time.

Dated:

(Print Name of Shareholder)

(Signature of Shareholder)

(Print name and title if signing on behalf of an entity)

Shares beneficially owned on the date hereof:

shares of Company Common Stock

Appendix B

June 8, 2009

The Board of Directors

CardioDynamics International Corporation

6175 Nancy Ridge Drive

San Diego, CA 92121

Members of the Board:

We understand that SonoSite, Inc., a Washington corporation, and a newly-formed subsidiary (collectively, “SonoSite” or “Purchaser”) and CardioDynamics International Corporation, a California corporation (“CardioDynamics” or the “Company”), propose to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which, subject to the terms and conditions of the Agreement, the SonoSite subsidiary will be merged with and into CardioDynamics and CardioDynamics will become a wholly-owned subsidiary of SonoSite (the “Transaction”).

Pursuant to the Agreement, we understand that at the Effective Time (as defined in the Agreement), each outstanding share of common stock of CardioDynamics (subject to customary exceptions specified in the Agreement) automatically shall be canceled and converted into the right to receive $1.35 in cash per share (the “Cash Consideration Per Share”). Outstanding options to purchase shares of the Company’s common stock will be converted into the right to receive cash based on terms specified in the Agreement.

We have served as the Company’s exclusive financial advisor in connection with the Transaction. As contemplated by our engagement letter with the Company dated January 12, 2006 and subsequent addenda dated April 11, 2007 and May 21, 2009, you have asked us whether, in our opinion, the Cash Consideration Per Share is fair to the Company’s shareholders from a financial point of view.

For purposes of this opinion we have, among other things:

1.	Reviewed a draft of the Agreement dated as of June 8, 2009 (including the draft disclosure schedules related thereto) and participated in certain negotiations with SonoSite;

2.	Reviewed certain financial, business and other information about the Company that was publicly available or provided to Cain Brothers by the Company;

3.	Reviewed certain internal financial and operating information, including financial forecasts and projections for the Company that were provided to Cain Brothers by the Company, taking into account (a) the Company’s historical and current fiscal year financial performance, and (b) the Company’s three-year forecasts based on potential future operation of the Company as an independent entity;

4.	Held discussions with the Company’s management regarding the Company’s future prospects and financial outlook and the operating plans of CardioDynamics including, without limitation, the risks and uncertainties of the Company continuing to pursue an independent strategy;

The Board of Directors

CardioDynamics International Corporation

June 8, 2009

5.	Reviewed the historical market prices and trading activity for shares of the common stock of the Company;

6.	Reviewed publicly available financial data, stock market performance data and trading multiples of companies that we deemed to be relevant;

7.	Compared the proposed financial terms of the Transaction with the financial terms of certain other mergers and acquisitions that we deemed to be relevant;

8.	Reviewed the premiums paid by acquirers in certain other mergers and acquisitions that we deemed to be relevant;

9.	Performed discounted cash flow analyses;

10.	Solicited interest from certain prospective candidates to a strategic transaction involving the Company, selected by the Company in consultation with us, and analyzed their responses; and

11.	Reviewed such other financial studies, performed such other analyses and investigations and took into account such other matters as we deemed appropriate including, without limitation, our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have assumed and relied with your consent on the accuracy and completeness of all information reviewed by us, and we have relied upon the assurances of the Company’s management that it is not aware of any facts that would make such information inaccurate or misleading. We have not assumed any responsibility for verifying and have not independently verified such information or undertaken an independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such valuation or appraisal. We express no opinion as to the liquidation value of any entity or as to the tax or other consequences of the Transaction. We are not legal, tax or accounting advisors and have relied upon the Company and its legal, tax and accounting advisors to make their own assessment of all legal, tax and accounting matters relating to the Company and the Transaction.

With respect to the financial projections supplied to us, we have assumed upon advice of the Company that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of senior management of the Company of its future competitive, operating and regulatory environments and related financial performance of the Company, and we have further assumed that such projections will be realized in the amounts and in the time periods currently estimated. We have discussed such projections and estimates, and the assumptions on which they were based, with the Company’s senior management but we assume no responsibility for and express no view as to such projections or estimates or the assumptions on which they were based. In addition, we have assumed that the historical financial statements of the Company reviewed by us have been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied.

In arriving at our opinion, we did not attribute any particular weight to any analysis or factor considered by us, but instead made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, we believe that our analyses must be considered as a whole and that selecting portions of our

The Board of Directors

CardioDynamics International Corporation

June 8, 2009

analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

We have not reviewed the books and records of the Company or conducted a physical inspection of the properties or facilities of the Company, nor have we assumed any responsibility for any such review or inspection. We have assumed that the executed version of the Agreement will not differ in any material respect from the last draft we reviewed, and that the Transaction will be consummated on the terms set forth therein, without waiver or modification of any material terms. We have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, and that each party will perform all of the covenants and agreements required to be performed by it under the Agreement.

Our opinion is necessarily based on economic, market and other conditions and circumstances as they exist and can be evaluated on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise, reaffirm or withdraw this opinion or to otherwise comment upon events occurring after the date hereof.

This opinion does not constitute a recommendation to any director or stockholder of the Company as to how any such director or stockholder should vote on or otherwise act with respect to the Transaction. This opinion does not address the relative merits of the Transaction and any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Transaction or the decision of the Board of Directors of the Company to proceed with the Transaction. We have assumed that in conducting the process leading up to the Agreement, the Board of Directors of the Company has complied with its fiduciary duties and that the decision of the Board of Directors to enter negotiations and execute the Agreement with the Purchaser was based on the exercise of appropriate business judgment.

Cain Brothers’ Commitment and Valuation Committee has approved the issuance of this opinion. Our opinion addresses only the fairness from a financial point of view of the Cash Consideration Per Share that may be received by shareholders of the Company and we do not express any views on any other terms or conditions of the Transaction. Nor do we express any opinion about the fairness of the amount or nature of any compensation to any officers, directors or employees of the Company, or class of such persons, relative to the Cash Consideration Per Share or otherwise.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Agreement and, except for inclusion of this letter in its entirety in a proxy statement of the Company relating to the Transaction, may not be used, summarized, excerpted from or quoted for any purpose without our prior written consent.

In rendering this opinion, we have not been engaged to act as an agent or fiduciary of the Company, the shareholders or creditors of the Company or any other third party. We have acted as financial advisor to the Company in connection with the Transaction and we will receive a fee for such services, a portion of which will be paid upon delivery of this opinion and a substantial portion of which is contingent upon the successful

The Board of Directors

CardioDynamics International Corporation

June 8, 2009

consummation of the Transaction. In addition, the Company has agreed to reimburse us for our expenses, including fees and disbursements of our legal counsel, and to indemnify us for certain liabilities that may arise out of this engagement (including rendering this opinion). We have provided other financial advisory services to the Company for which we have been compensated, including financial advisory services in connection with the divestiture of Vermed, Inc. in 2007.

On the basis of, and subject to the foregoing, including the various qualifications, assumptions and limitations set forth herein, we are of the opinion that, as of the date hereof, the Cash Consideration Per Share is fair to the Company’s shareholders from a financial point of view.

Very truly yours,

CAIN BROTHERS & COMPANY, LLC
By:	/s/ Robert J. Fraiman
Robert J. Fraiman, Jr.
Managing Director

Appendix C

Chapter 13, California General Corporation Law (Dissenters’ Rights)

CALIFORNIA CORPORATIONS CODE SECTION 1300-1313

1300. (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the Nasdaq Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

1301. (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause(A) or (B) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what that shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

1302. Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303. (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304. (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305. (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306. To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307. Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308. Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309. Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following: (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees. (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles. (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder. (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

1310. If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311. This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312. (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

1313. A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

CARDIODYNAMICS INTERNATIONAL CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James C. Gilstrap and Michael K. Perry, jointly and severally, as proxies, with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the special meeting of shareholders of CardioDynamics International Corporation to be held on [                 ], [                 ], 2009 or any postponement or adjournment thereof, as specified on the reverse side, and to vote in their discretion on such other business as may properly come before the special meeting and any postponement or adjournment thereof.

(Continued and to be signed on the reverse side)

Preliminary Proxy – Subject to Completion

SPECIAL MEETING OF SHAREHOLDERS OF

CARDIODYNAMICS INTERNATIONAL CORPORATION

[                 ], 2009

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be Held on [                 ], 2009:

Our proxy statement is available at the following website address:

http://phx.corporate-ir.net/phoenix.zhtml?c=86923&p=proxy

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

The Board of Directors (other than Dr. Martin who was recused) recommends a vote “FOR” Proposals 1 and 2.

To vote in accordance with the Board of Directors recommendations just sign below, no boxes need to be checked.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR

VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.	To approve the Agreement and Plan of Merger, dated as of June 9, 2009, entered into by and among CardioDynamics International Corporation, SonoSite, Inc. and Canada Acquisition Corp.

☐	FOR
☐	AGAINST
☐	ABSTAIN

2.	To approve the postponement or adjournment of the special meeting, if necessary, to solicit additional proxies.

☐	FOR
☐	AGAINST
☐	ABSTAIN

Unless otherwise specified by the undersigned, this proxy will be voted “FOR” Proposals 1 and 2 and will be voted by the proxy holders at their discretion as to any other matters properly transacted at the special meeting or any postponement or adjournment thereof.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING  ☐

To change the address on your account, please mark the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.